EXHIBIT 2.1
Execution Version

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT
by and among
ARCOSA MS9, LLC
as the Buyer,
ARCOSA, INC.
as the Buyer Parent
and
STAVOLA HOLDING CORPORATION and
STAVOLA HOLDINGS PENNSYLVANIA, LLC
collectively as the Equity Sellers,
STAVOLA TRUCKING COMPANY, INC.,
STAVOLA MANAGEMENT COMPANY, INC. and
STAVOLA REALTY COMPANY
collectively as the Asset Sellers,
and
CERTAIN DIRECT AND INDIRECT EQUITY OWNERS OF THE SELLERS
SET FORTH ON ANNEX A HERETO,
collectively as the Founders,
and
STAVOLA HOLDING CORPORATION,
as the Sellers’ Representative

Dated as of August 1, 2024

TABLE OF CONTENTS
Page
Article 1. SALE AND PURCHASE OF PURCHASED INTERESTS    2
1.1 Agreement to Sell and Purchase; Excluded Assets; Assumed Liabilities;
Non-assignable Asset    2
1.2 Purchase Price    4
1.3 Adjustments to Closing Date Cash Purchase Price    5
1.4 Withholding    9
1.5 No Liability for Direct Payments; Holdback by Sellers’ Representative    9
1.6 Purchase Price Allocation    10
Article 2. CLOSING    11
2.1 Time and Place    11
2.2 Closing Deliverables of the Sellers    11
2.3 Closing Deliverables of the Buyer    14
Article 3. REPRESENTATIONS AND WARRANTIES OF THE EQUITY SELLERS
WITH RESPECT TO THE COMPANIES AND OF THE ASSET SELLERS
WITH RESPECT TO THE PURCHASED ASSETS    16
3.1 Organization; Authority; Binding Effect    16
3.2 Subsidiaries    17
3.3 Capitalization    17
3.4 Non-Contravention    18
3.5 Governmental Consents    18
3.6 Financial Statements    18
3.7 Taxes    19
3.8 Absence of Certain Changes    22
3.9 Litigation, Etc.    26
3.10 Conformity to Law; Permits    26
3.11 Certain Business Practices    27
3.12 Real Property Matters    27
3.13 Environmental Matters    29
3.14 Title to Property    31
3.15 Insurance    31
3.16 Contracts    32
3.17 Government Contracts    35
3.18 Employee Benefit Plans    36
i

3.19 Intellectual Property    39
3.20 IT Systems and Data Matters    40
3.21 Indebtedness    41
3.22 Employees; Labor Relations    41
3.23 Brokers    45
3.24 Affiliate Transactions    45
3.25 Customers    45
3.26 Suppliers    45
3.27 Inventory    45
3.28 Accounts Receivable    46
3.29 No Undisclosed Liabilities    46
3.30 Bank Accounts, Signing Authority, Powers of Attorney    46
3.31 Warranties    46
3.32 Reserves    47
3.33 Trucks and Trailers; Regulatory Compliance    48
3.34 Surety Bonds    49
3.35 NO ADDITIONAL REPRESENTATIONS    49
Article 4. REPRESENTATION AND WARRANTIES OF THE SELLERS AND THE     FOUNDERS WITH RESPECT TO THE SELLERS AND THE FOUNDERS    49
4.1 Authority; Binding Effect    49
4.2 Title to Purchased Interests and Purchased Assets; Liens; Etc.    51
4.3 Non-Contravention    51
4.4 Governmental Consents    51
4.5 Litigation, Etc.    51
4.6 Brokers    52
4.7 Antitrust Matters    52
Article 5. REPRESENTATIONS AND WARRANTIES OF THE BUYER    52
5.1 Organization    52
5.2 Corporate Approval; Binding Effect    53
5.3 Non-Contravention    53
5.4 Governmental Consents     53
5.5 Litigation, Etc.    53
5.6 Brokers    53
5.7 Independent Investigation    53
5.8 Financial Capability    54
5.9 Solvency    54

5.10 Purchase for Investment    54
5.11 Antitrust Matters    55
5.12 NO ADDITIONAL REPRESENTATIONS    55
Article 6. CERTAIN COVENANTS    55
6.1 Conduct of the Business Prior to Closing    55
6.2 Access to Information    59
6.3 Confidential Information    60
6.4 Tax Matters    61
6.5 Employee Matters    63
6.6 Restrictive Covenants    66
6.7 Consents, Filings and Conditions to Closing    68
6.8 D&O Provisions    69
6.9 Access to Books and Records    70
6.10 Additional Real Estate Matters    70
6.11 Restructuring    71
6.12 Bulk Sales Laws    72
6.13 Financing Cooperation; Financial Statements Assistance    72
6.14 Industrial Site Recovery Act    77
6.15 Stavola Name    79
6.16 Release    80
6.17 Wrong Pocket    81
6.18 Insurance    81
6.19 Vehicle Liens    82
Article 7. CONDITIONS TO CLOSING    82
7.1 Conditions to Obligations of the Buyer, the Sellers and the Founders    82
7.2 Conditions to Obligations of the Buyer    82
7.3 Conditions to Obligations of the Sellers and the Founders    83
Article 8. TERMINATION    84
8.1 Termination    84
8.2 Effect of Termination    85
Article 9. SURVIVAL; INDEMNIFICATION; REPRESENTATION AND WARRANTY INSURANCE    87
9.1 Survival    87
9.2 Indemnification by the Sellers    87
9.3 Indemnification by the Buyer    88
9.4 Procedure and Limitations    88

9.5 RWI Policy    91
Article 10. CERTAIN DEFINITIONS    92
Article 11.GENERAL    112
11.1 Expenses    112
11.2 Notices    112
11.3 Entire Agreement    113
11.4 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    114
11.5 Specific Performance    114
11.6 Assigns    115
11.7 Further Assurances    115
11.8 No Implied Rights    115
11.9 Counterparts    115
11.10 Public Statements or Releases    116
11.11 Waiver    116
11.12 Interpretation; Schedules    116
11.13 Sellers’ Representative    117
11.14 Waiver of Conflicts    120
11.15 Debt Financing Sources    121
11.16 Buyer Parent Guarantor     123

SCHEDULES

1.1(e)	Non-assignable Assets
1.5	Pro Rata Interests
2.2(c)	Required Consents
2.2(k)	Resignations
2.2(q)(ii)	Original Leases of Real Property Signed by Stavola Realty Company, Rosano Howell Land LLC and SCMI Properties LLC, as applicable
3.1	Foreign Qualifications
3.2	Subsidiaries
3.3	Capitalization; Title to Purchased Interests
3.4	Non-Contravention
3.5	Governmental Consents
3.6	Financial Statements
3.7	Taxes
3.8	Absence of Certain Changes
3.9	Litigation, etc.

3.10	Conformity to Law; Permits
3.11	Certain Business Practices
3.12(a)	Owned Real Property
3.12(b)	Leased Real Property; Transferred Real Property Leases
3.13(a)	Scheduled Real Property
3.13(b)	Notices of Violations of Environmental Laws
3.13(c)	Compliance with Environmental Laws
3.13(d)	Environmental Permits
3.13(e)	Environmental Notices
3.13(f)	Hazardous Substances
3.13(g)	Indemnity Under Environmental Laws
3.13(h)	Clean Up Responsibility
3.14(a)	Title to and Liens on Personal Property
3.14(b)	Schedule of Personal Property
3.15	Insurance
3.16(a)	Material Contracts
3.16(c)	Enlarged Obligations of Material Contracts
3.18(a)	Employee Benefit Plans
3.18(b)	Benefit Plan Contingent Liability
3.18(c)	Benefit Plan Compliance
3.18(d)	Benefit Plan Parachute Payments
3.18(h)	ACA Compliance
3.19(a)	Intellectual Property Assets
3.19(b)	Ownership of Intellectual Property
3.19(c)	Intellectual Property Distribution
3.20(a)	Sufficiency of Business Systems
3.21	Indebtedness
3.22	Employees; Labor Relations
3.24	Affiliate Transactions
3.25	Customers
3.26	Suppliers
3.28	Accounts Receivable
3.29	No Undisclosed Liabilities
3.30	Bank Accounts, Signing Authority, Powers of Attorney
3.31(b)	Warranties
3.32(f)	Water Rights
3.33	Trucks and Trailers; Regulatory Compliance
3.34	Surety Bonds
4.2	Equity Seller’s Purchase Interests
4.3	Non-Contravention
4.4	Governmental Consents
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6.1(b)	Conduct of Business Prior to Closing
6.5(a)	Offer Employees
6.6(b)	Restrictive Covenants
6.6(c)	Employees
6.10	Real Property Transfer Tax Allocations
6.11	Restructuring
9.2(a)(iv)	Certain Indemnifiable Matters
10(a)	Assumed Liabilities
10(b)	Excluded Assets
10(c)	Excluded Liabilities
10(d)	Permitted Liens
10(e)	SMC, STC and SRC Assets
11.7(b)	Further Assurances

ANNEX A – Owners; Founders
ANNEX B – Fees and Expenses
ANNEX C – Additional Real Estate Matters

EXHIBIT A – Assignment and Assumption Agreement
EXHIBIT B – Bill of Sale
EXHIBIT C – Purchased Interests Assignment Agreement
EXHIBIT D – Bargain and Sale Deed
EXHIBIT E – Capital Expenditure Budget
EXHIBIT F – Binder Agreement
EXHIBIT G – Applicable Accounting Principles and Net Working Capital Illustration
EXHIBIT H – Option Agreement

EXHIBIT I – Lease Agreement

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of August 1, 2024, by and among (i) ARCOSA MS9, LLC, a Delaware limited liability company (the “Buyer”), (ii) STAVOLA HOLDING CORPORATION, a New Jersey corporation (“Stavola NJ”), (iii) STAVOLA HOLDINGS PENNSYLVANIA, LLC, a Delaware limited liability company (“Stavola PA” and, together with Stavola NJ, the “Equity Sellers”), (iv) STAVOLA TRUCKING COMPANY, INC., a New Jersey corporation (“STC”), (v) STAVOLA MANAGEMENT COMPANY, INC., a New Jersey corporation (“SMC”), (vi) STAVOLA REALTY COMPANY, a New Jersey general partnership (“SRC” and, together with STC and SMC, the “Asset Sellers” and, together with the Equity Sellers, the “Sellers”), (vii) Stavola NJ, solely in its capacity as representative for the Sellers and the Owners (the “Sellers’ Representative”), (viii) solely for purposes of Section 1.5, Article 4, Section 6.3(b), Section 6.6, Section 6.11, Section 6.15, Section 6.16, Article 7, Section 9.2(b), Section 11.5, Section 11.13 and, as necessary to give effect to these enumerated provisions, Article 10 and Article 11, certain of the DIRECT AND INDIRECT EQUITY OWNERS OF THE SELLERS SET FORTH ON Annex A hereto (each, a “Founder” and collectively, the “Founders”), and (ix) solely for purposes of Section 6.3(a) and Section 11.16, and, as necessary to give effect to these enumerated provisions, Article 10 and Article 11, ARCOSA, INC., a Delaware corporation (the “Buyer Parent”). The Buyer, each Seller and each Founder is referred to herein individually as a “Party” and collectively as the “Parties”. Unless otherwise set forth herein, capitalized terms used herein shall have the meanings assigned to such terms in Article 10.
WHEREAS, the Stavola NJ Owners collectively own all of the issued and outstanding equity of Stavola NJ;
WHEREAS, the Stavola PA Owners collectively own all of the issued and outstanding equity of Stavola PA;
WHEREAS, after the date hereof but prior to the Closing Date, the Sellers and the Owners shall cause the Restructuring to be undertaken and completed;
WHEREAS, after giving effect to the Restructuring, Stavola NJ will directly or indirectly own all of the issued and outstanding equity interests (the “NJ Purchased Interests”) in the entities set forth on Schedule 3.3 hereto (the “Stavola NJ Companies”);
WHEREAS, after giving effect to the Restructuring, Stavola PA will directly or indirectly own all of the issued and outstanding membership interests (the “PA Purchased Interests” and, together with the NJ Purchased Interests, the “Purchased Interests”) in the entities set forth on Schedule 3.3 hereto (the “Stavola PA Companies” and, together with the Stavola NJ Companies, the “Companies”);
WHEREAS, the STC Owners collectively own all of the issued and outstanding stock of STC, which, among other things, owns the STC Assets;
WHEREAS, the SMC Owners collectively own all of the issued and outstanding stock of SMC, which, among other things, owns the SMC Assets;

WHEREAS, the SRC Owners collectively own all of the issued and outstanding partnership interests of SRC, which, among other things, owns the SRC Assets (the STC Assets, the SMC Assets and the SRC Assets being referred to herein collectively as the “Purchased Assets”);
WHEREAS, (i) the Equity Sellers desire to sell the Purchased Interests to the Buyer, (ii) the Asset Sellers desire to sell the Purchased Assets to the Buyer (subject to the Asset Sellers’ retention of the Excluded Liabilities) and (iii) the Buyer desires to purchase all of the Purchased Interests and Purchased Assets from the Equity Sellers and Asset Sellers, and assume the Assumed Liabilities, upon the terms and subject to the conditions contained in this Agreement; and
WHEREAS, the Buyer Parent, directly or indirectly, owns all of the issued and outstanding membership interests of the Buyer.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties agree as follows:
Article 1.
SALE AND PURCHASE OF PURCHASED INTERESTS
1.1Agreement to Sell and Purchase; Excluded Assets; Assumed Liabilities; Non-assignable Assets.
(a)Subject to the terms and conditions set forth in this Agreement, (a) Stavola NJ shall sell, transfer, assign and deliver to the Buyer, free and clear of any Liens (other than Liens under applicable securities Laws), and the Buyer shall purchase from Stavola NJ, at the Closing, all rights, title and interests in and to the NJ Purchased Interests, (b) Stavola PA shall sell, transfer, assign and deliver to the Buyer, free and clear of any Liens (other than Liens under applicable securities Laws), and the Buyer shall purchase from Stavola PA, at the Closing, all rights, title and interests in and to the PA Purchased Interests, (c) STC shall sell, transfer, assign and deliver to the Buyer, free and clear of any Liens (other than Permitted Liens), all rights, title and interests in and to the STC Assets, and the Buyer shall purchase from STC, at the Closing, all rights, title and interests in and to the STC Assets, (d) SMC shall sell, transfer, assign and deliver to the Buyer, free and clear of any Liens (other than Permitted Liens), all rights, title and interests in and to the SMC Assets, and the Buyer shall purchase from SMC, at the Closing, all rights, title and interests in and to the SMC Assets, and (e) SRC shall sell, transfer, assign and deliver to the Buyer, free and clear of any Liens (other than Permitted Liens), all rights, title and interests in and to the SRC Assets, and the Buyer shall purchase from SRC, at the Closing, all rights, title and interests in and to the SRC Assets.
(b)Anything to the contrary herein notwithstanding, the Buyer acknowledges and agrees that it is not purchasing, nor has any expectation to receive, pursuant to this Agreement or any of the transactions contemplated hereby any rights, title or interests in any Excluded Asset.
(c)At the Closing, the Buyer shall assume the Assumed Liabilities, and agree to pay, discharge, satisfy and perform when due, all of the Assumed Liabilities. The Buyer will execute and deliver (i) an assignment and assumption agreement, the form of which is set forth hereto as Exhibit A (the “Assignment and Assumption Agreement”), (ii) a bill of sale, the form of which is set forth hereto as Exhibit B (the “Bill of Sale”), (iii) a purchased interest assignment agreement, the form of which is set forth hereto as Exhibit C (the “Purchased Interest Assignment Agreement”), and such other agreements and instruments as the Sellers’ Representative may reasonably request to further evidence such assumption of the Assumed Liabilities, and agreement to pay, discharge, satisfy and perform when due, all of the Assumed Liabilities.
(d)The Buyer shall not assume or be obligated to pay, perform or otherwise discharge any Excluded Liability, and the Asset Sellers agree that they shall remain liable to pay, discharge, satisfy and perform all of the Excluded Liabilities, as and when due, and shall not have any expectation to receive, pursuant to this Agreement or any of the transactions contemplated hereby, any recourse from the Buyer or its Affiliates (including, after Closing, the Companies) for such Excluded Liabilities. In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “Assumed Liabilities” and “Excluded Liabilities,” the explicit inclusion of an item on any Schedule referred to in either definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such liability from the applicable definition.
(e)Nothing in this Agreement shall constitute an assignment or transfer of any Purchased Asset, (i) which by its terms or applicable Law is not assignable or transferable without the consent of a third party that is not a party to this Agreement (or an Affiliate of a Party to this Agreement) or a Governmental Authority or (ii) that is cancelable by a third party or Governmental Authority in the event of an assignment or transfer (“Non-assignable Asset”), unless and until such consent shall have been obtained. A list of Non-assignable Assets is set forth on Schedule 1.1(e) hereto. Following the Closing, at the applicable Asset Seller’s sole cost and expense, until the date that is twenty-four (24) months after the Closing Date, such Asset Seller and the Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent for each Non-assignable Asset. Notwithstanding such cooperation and commercially reasonable efforts, in the event consents to the assignment or transfer thereof cannot be obtained, and to the extent permitted by applicable Law, the Parties will cooperate, at the applicable Asset Seller’s sole cost and expense, in any Lawful and economically feasible arrangement pursuant to which Buyer shall have the benefit of such Non-assignable Asset(s) as if it had been assigned to Buyer and bear the burden and obligations of such Non-Assignable Asset as if it had been assumed by Buyer. To the extent the Parties cannot agree on such an arrangement, such Non-assignable Asset(s) shall be held, as of and from the Closing, by the applicable Asset Seller in trust for the Buyer, at the applicable Asset Seller’s sole cost and expense, and the covenants and obligations thereunder shall be performed by the Buyer, at the Buyer’s sole cost and expense, and all benefits and obligations existing thereunder shall be for the Buyer’s account. The applicable Asset Seller shall take or cause to be taken at such Asset Seller’s expense such actions as the Buyer may reasonably request so as to provide the Buyer with the benefits of the Non-assignable Asset(s) and to effect collection of money or other consideration that becomes due and payable under the Non-assignable Asset(s), and such Asset Seller shall promptly pay over to the Buyer all money or other consideration received by it or any of its Affiliates in respect of all Non-assignable Asset(s). As of and from the Closing, the applicable Asset Seller authorizes the Buyer, to the extent permitted by applicable Law and the terms of the Non-assignable Asset(s), to perform all the obligations and receive all the benefits of such Asset Seller under the Non-assignable Asset(s), and the Buyer agrees to be solely responsible for any breach of warranty for goods or services provided by the Buyer thereunder or any related repurchase, indemnity or service obligations owed to the third-party contract party under any such Non-

assignable Asset(s) arising out of the Buyer’s performance thereof. If the applicable consent is obtained following the Closing, then the Parties shall promptly enter into an assignment and assumption agreement or other appropriate transfer documentation for such Non-assignable Asset, in substantially the form of the Assignment and Assumption Agreement, to the extent relevant, and thereafter such Non-assignable Asset(s) shall be deemed to be a “Purchased Asset” for all purposes under this Agreement. The Buyer agrees that no representation, warranty or covenant of a Seller or Owner contained in this Agreement or in any Ancillary Document shall be breached or deemed breached, and except as otherwise expressly contemplated in this Agreement, no condition to the Buyer’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of the failure to obtain any such Consent or any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain such Consent.
1.2Purchase Price.
(a)Subject to the terms and conditions of this Agreement, the aggregate consideration for the purchase of the Purchased Interests and the Purchased Assets shall equal the Purchase Price (which shall be adjusted in accordance with Section 1.3), and the assumption of the Assumed Liabilities. For purposes of calculating the Estimated Purchase Price, at least five (5) Business Days prior to the Closing Date, the Sellers’ Representative has delivered to the Buyer a statement (A) certifying that the Initial Closing Statement was prepared based on the records of the Companies and in accordance with this Agreement and (B) setting forth (in reasonable detail) a good faith calculation of the (1) Estimated Net Working Capital, (2) Estimated Net Cash, (3) Estimated Indebtedness, and (4) Estimated Transaction Expenses and, on the basis of the foregoing, a calculation of the Estimated Purchase Price, after deducting the amount of any Tax Escrow that is required to be withheld by the Buyer to cover a Deficiency under Section 6.10 (the “Initial Closing Statement”). Estimated Net Working Capital, Estimated Net Cash and Estimated Indebtedness shall be calculated in accordance with (x) the terms and conditions of this Agreement, (y) to the extent consistent with the foregoing clause (x), GAAP, consistently applied and (z) to the extent consistent with the foregoing clauses (x) and (y), the accounting methods, practices, principles, policies and procedures, and classifications that were used in the preparation of the Financial Statements as of March 31, 2024, in each case above, subject to any policies set forth on Exhibit G (the accounting principles as described in this sentence, the “Applicable Accounting Principles”). The Buyer shall have the opportunity to review and comment on the Initial Closing Statement, and the Buyer and the Sellers’ Representative will work together in good faith to resolve any questions, comments or disputes related thereto; provided, however, that in the event any such question, comment or dispute remains unresolved as of the Closing, the estimates set forth in the Initial Closing Statement shall be the applicable amounts set forth in the Initial Closing Statement provided by the Sellers’ Representative pursuant to this Section 1.2(a), adjusted to resolve any manifest error and otherwise for any questions, comments or disputes raised by the Buyer with which the Sellers’ Representative agrees, in its sole discretion, pursuant to this sentence.
(b)At the Closing, the Buyer shall pay to the Sellers’ Representative, by wire transfer of immediately available funds to the bank account previously designated by the Sellers’ Representative for further distribution to (i) the Asset Sellers, an aggregate amount equal to (A) the Asset Seller Consideration, minus (B) any Tax Escrow required under Section 6.10, and (ii) the

Equity Sellers, in accordance with their respective Pro Rata Interest, an aggregate amount equal to (A) the Estimated Purchase Price, minus (B) the Adjustment Escrow Amount, minus (C) the Indemnity Escrow Amount, minus (D) the Asset Seller Consideration, minus (E) any Tax Escrow required under Section 6.10.
(c)Concurrent with the Initial Closing Statement, the Sellers’ Representative shall deliver to the Buyer (i) the Certificate of Indebtedness, and (ii) the Certificate of Transaction Expenses.
(d)The Parties acknowledge that prior to the date hereof, the Parties made the HSR Filing, and that the Buyer has paid the cost of any filing fees in connection with the HSR Filing.
(e)The Adjustment Escrow Amount shall be deposited in an interest-bearing account (the “Adjustment Escrow Account”) with PNC Bank, National Association (the “Escrow Agent”), pursuant to the terms of an escrow agreement among, and mutually agreed by, the Buyer, the Sellers’ Representative and the Escrow Agent (the “Escrow Agreement”). The Adjustment Escrow Amount shall be paid out pursuant to Section 1.3(c) and Section 1.3(d). The fees of the Escrow Agent relating to the Adjustment Escrow Account shall be paid by the Buyer.
(f)The Indemnity Escrow Amount shall be deposited in an interest-bearing account (the “Indemnity Escrow Account”) with the Escrow Agent, pursuant to the terms of the Escrow Agreement. The Indemnity Escrow Amount shall be paid out pursuant to Section 9.2(b). The fees of the Escrow Agent relating to the Indemnity Escrow Account shall be paid by the Buyer.
1.3Adjustments to Closing Date Cash Purchase Price.
(a)As promptly as practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth (in reasonable detail) a good faith calculation (together with reasonably detailed supporting information) of (i) the Closing Net Working Capital, (ii) the Closing Net Cash Amount, (iii) the Closing Indebtedness and (iv) the Transaction Expenses, and on the basis of the foregoing, a calculation of the Purchase Price, after giving effect to any portion of the Tax Escrow that was released to the Sellers’ Representative under Section 6.10 (the “Final Closing Statement”). As promptly as practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date, the Buyer shall also prepare and deliver to the Sellers’ Representative a statement setting forth (in reasonable detail) a good faith calculation (together with reasonably detailed supporting information) of the Buyer’s calculation of the Aggregate Capital Expenditures (the “CapEx Closing Statement”). All components of the Final Closing Statement shall be calculated in accordance with the defined terms set forth in this Agreement and the Applicable Accounting Principles. Each Asset Seller shall give the Buyer reasonable access, during normal business hours, to any relevant information under such Asset Seller’s control that is not under the control or otherwise available to the Buyer or the Companies that is necessary for the Buyer’s preparation of the Final Closing Statement and reasonably requested by the Buyer. From and after the delivery of the Final Closing Statement, upon reasonable advance notice from the Sellers, the Buyer shall provide the Sellers’ Representative and its Representatives, during normal business hours, with reasonable access to, and the right to make copies at the Sellers’ Representative’s expense of, the records (including work papers, schedules and calculations) that are under the control of the Buyer or its Affiliate, subject to Section 6.3(b) hereof, and the employees of the Companies. The Buyer shall direct the employees and Representatives of the Buyer and its Affiliates (including, after Closing, the Companies) to cooperate in a timely manner and in all reasonable respects with the Sellers’ Representative and its Representatives in connection with its review of such work papers and other documents and information relating to the calculations in the Final Closing Statement and the CapEx Closing Statement as the Sellers’ Representative and its Representatives shall reasonably request. When the Buyer delivers the Final Closing Statement and the CapEx Closing Statement, as applicable, the Buyer shall also deliver to the Sellers’ Representative a certificate signed by the Vice President of Finance and Business Development of the Buyer (or if such position is not then filled or the individual serving in such position is unavailable to sign, another employee of the Buyer serving in a comparable position) (i) certifying that the Final Closing Statement or the CapEx Closing Statement, as applicable, was prepared based on the records of the Companies and other information then available and in accordance with this Agreement and (ii) containing (A) the Buyer’s good faith calculation (the “Buyer’s Proposed Calculations”) of the Closing Net Working Capital, the Closing Net Cash Amount, the Closing Indebtedness, and Transaction Expenses or (B) the Aggregate Capital Expenditures, as applicable.
(b)If, within thirty (30) days after their receipt of the Final Closing Statement, the Sellers’ Representative disputes any aspect of the Final Closing Statement or any of the Buyer’s Proposed Calculations, the Sellers’ Representative shall, on or prior to such thirtieth (30th) day, deliver to the Buyer a written notice setting forth such dispute in reasonable detail (the “Dispute Notice”) together with Sellers’ Representative’s proposed alternative calculations (the “Sellers’ Proposed Calculations”) of the Closing Net Working Capital, the Closing Net Cash Amount, the Closing Indebtedness, and the Transaction Expenses. If the Sellers’ Representative does not deliver a Dispute Notice and the Sellers’ Proposed Calculations to the Buyer on or prior to such thirtieth (30th) day after its receipt of the Final Closing Statement, the Final Closing Statement delivered by the Buyer pursuant to Section 1.3(a) shall be final and binding on the Parties; provided that, if the Sellers’ Representative (acting in good faith) notifies the Buyer in writing, prior to such thirtieth (30th) day, that the Sellers’ Representative is unable to do so as a result of the Buyer’s failure to provide requested access to records and/or employees in a timely manner, the Sellers’ Representative will have ten (10) Business Days following the date on which Buyer makes such requested access (subject to the terms and conditions set forth in Section 1.3(a)) available to the Sellers’ Representative, after which time, if the Sellers’ Representative has not delivered a Dispute Notice and the Sellers’ Proposed Calculations to the Buyer, the Final Closing Statement delivered by the Buyer pursuant to Section 1.3(a) shall be final and binding on the Parties. If the Sellers’ Representative timely delivers a Dispute Notice and the Sellers’ Proposed Calculations to the Buyer pursuant to the foregoing sentence, the Buyer and the Sellers’ Representative shall negotiate in good faith to resolve any further disagreements within thirty (30) days after the Buyer’s receipt of the Dispute Notice and the Sellers’ Proposed Calculations. Any disputed items resolved in writing between the Buyer and the Sellers’ Representative within such thirty (30)-day period shall be final and binding with respect to such items. If the Buyer and the Sellers’ Representative have not resolved all such disputed items by the end of such thirty (30)-day period, the Sellers’ Representative and the Buyer shall submit in writing for resolution to Deloitte Touche Tohmatsu LLC (if such firm is willing and able to serve), or in any case such other nationally recognized independent accounting firm, other than the Sellers’, the Buyer’s or their respective Affiliates’ independent accountant or auditor, upon which the Buyer and the Sellers’ Representative may hereafter agree (the “Independent Accounting Firm”), the remaining disputed items (the “Remaining Disputed Items”), and within thirty (30) days after its engagement, the Independent Accounting Firm shall (x) conduct its own review of the Final Closing Statement and thereafter select either the Buyer’s Proposed Calculations of the Remaining Disputed Items or the Sellers’ Proposed Calculations of the Remaining Disputed Items or an amount between the two and (y) deliver to the Buyer and the Sellers’ Representative a revised Final Closing Statement (with a worksheet containing material supporting calculations) reflecting the Independent Accounting Firm’s final determination of the Remaining Disputed Items pursuant to clause (x), which Final Closing Statement (as adjusted to reflect the resolution of the Remaining Disputed Items) shall be final and binding upon the Parties. Once appointed, the Independent Accounting Firm shall have no ex parte communication with any of the Parties, and no Party shall submit any documentation other than its respective written position. The Independent Accounting Firm’s engagement shall be limited to the resolution of the Remaining Disputed Items, which resolution shall be in accordance with this Agreement, and no other matter relating to the Final Closing Statement shall be subject to determination by the Independent Accounting Firm except to the extent affected by resolution of the Remaining Disputed Items. In resolving any Remaining Disputed Items, the Independent Accounting Firm (x) shall not assign a value to any Remaining Disputed Item greater than the greatest value for such Remaining Disputed Item claimed by the Buyer or the Sellers’ Representative or less than the smallest value for such Remaining Disputed Item claimed by the Buyer or the Sellers’ Representative in the Final Closing Statement or Dispute Notice, respectively and (y) shall act as experts and not arbitrators and shall base their determinations solely on the submissions by the Buyer or the Sellers’ Representative, and not by independent review. The Parties shall, and shall cause their respective Affiliates (including, with respect to the Buyer, the Companies after the Closing Date) and Representatives to, cooperate diligently and in good faith with any reasonable request of the Independent Accounting Firm to resolve any Remaining Disputed Items as soon as reasonably possible after the Independent Accounting Firm is engaged, including giving the Independent Accounting Firm access to all data and other information it reasonably requests for purposes of such resolution, other than such data or information that is covered by attorney-client privilege, the attorney work-product doctrine or similar protections; provided, however, that no Party will disclose to the Independent Accounting Firm, and the Independent Accounting Firm will not consider for any purpose, any settlement discussions or settlement offer made by either Party. The fees and expenses of the Independent Accounting Firm shall be allocated between the Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other hand, so that the aggregate amount of such fees and expenses paid by each Party bears the same proportion to the total fees and expenses as the aggregate dollar amount of items unsuccessfully disputed by such Party, if any (as determined by the Independent Accounting Firm), bears to the total dollar amount of items in dispute (e.g., if One Hundred Thousand Dollars ($100,000) were contested by the Sellers’ Representative, and of that amount the Independent Accounting Firm awarded Seventy-Five Thousand Dollars ($75,000) to the Buyer and Twenty-Five Thousand Dollars ($25,000) to the Sellers’ Representative (on behalf of the Sellers), then the Buyer would be responsible for twenty-five percent (25%), and the Sellers’ Representative (on behalf of the Sellers) would be responsible for seventy-five percent (75%) of the costs, fees, and expenses of the Independent Accounting Firm). The determination of the Independent Accounting Firm shall be final and binding for all purposes, absent manifest error or fraud.

(c)Upon the final determination of the Final Closing Statement pursuant to Section 1.3(b), the Purchase Price shall be recalculated using the Closing Net Working Capital, the Closing Net Cash Amount, the Closing Indebtedness and the Transaction Expenses, each as set forth on the Final Closing Statement (subject to Section 1.3(d)) (the “Final Adjustment”). If the Purchase Price as so recalculated in the Final Adjustment is greater than the Estimated Purchase Price, the Buyer shall pay to the Sellers’ Representative, for further distribution to the Equity Sellers in accordance with their respective Pro Rata Interest, the amount of such excess. If the Purchase Price as so recalculated in the Final Adjustment is less than the Estimated Purchase Price, then such difference shall be paid to the Buyer out of the Adjustment Escrow Account. Subject to any other amounts payable to the Buyer out of the Adjustment Escrow Account under this Section 1.3, once the Final Adjustment has been completed, any remaining amounts in the Adjustment Escrow Account will be paid to the Sellers’ Representative for further distribution to the Equity Sellers in accordance with their respective Pro Rata Interests. In the event that the Adjustment Escrow Amount is insufficient to pay the amount owed to the Buyer, then the Equity Sellers (through the Sellers’ Representative) shall pay to the Buyer such excess in accordance with their respective Pro Rata Interests.
(d)With respect to this Section 1.3(d) and the determination of the Aggregate Capital Expenditures:
(i)the Parties shall not separately account for it in the Estimated Purchase Price or the Initial Closing Statement;
(ii)the dispute, settlement and payment mechanics (including recourse through the Adjustment Escrow Account and timeframes for objection and response) in this Section 1.3 shall apply mutatis mutandis to the determination of the Aggregate Capital Expenditures as though it were an adjustment to Purchase Price;
(iii)while the Parties do not intend for any payment to the Buyer under this Section 1.3(d) with respect to an adjustment concerning the Aggregate Capital Expenditures be treated as an adjustment to Purchase Price, the Parties have agreed to calculate and settle any difference between the Aggregate Capital Expenditures and the CapEx Make-Whole Cap Amount in this manner for administrative convenience; and
(iv)In the event that the amount of the Aggregate Capital Expenditures does not equal or exceed the CapEx Make-Whole Cap Amount, the shortfall amount (i.e., the amount of the CapEx Make-Whole Cap Amount less the amount of the Aggregate Capital Expenditures), if any, will be payable by the Sellers to the Buyer solely out of the Adjustment Escrow Account. Subject to any other amounts payable to the Buyer out of the Adjustment Escrow Account under this Section 1.3, once the amount of each of (A) the Aggregate Capital Expenditures and (B) the Final Closing Statement is fully and finally determined, any remaining amounts in the Adjustment Escrow Account will be paid to the Sellers’ Representative for further distribution to the Equity Sellers in accordance with their respective Pro Rata Interests.
(e)Any payment to be made pursuant to this Section 1.3 shall be made by wire transfer of immediately available funds (based on the wiring instructions provided to the applicable party at least two (2) Business Days prior to such payment) within five (5) Business Days after the determination of the Final Adjustment pursuant to Section 1.3(c).
1.4Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other provision of Tax Law; provided, that (other than in the case of applicable payroll withholdings and deductions, including withholding for income, social security, employer and other payroll Taxes), the Buyer or such other Person, as the case may be, shall use commercially reasonable efforts to provide the Sellers’ Representative with reasonable notice at least three (3) Business Days prior to withholding any amounts pursuant to this Section 1.4, and the Parties shall work in good faith to minimize or eliminate any such withheld amounts to the extent permitted by applicable Law. Any amounts so deducted and withheld shall be timely paid over to the appropriate Tax authority as required by applicable Law. To the extent that the amounts are so deducted or withheld by Buyer or such other Person, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
1.5No Liability for Direct Payments; Holdback by Sellers’ Representative. Each Seller hereby irrevocably directs the Buyer to make the payments or deliveries that such Seller is entitled to pursuant to this Agreement to the Sellers’ Representative. Notwithstanding any provision to the contrary in this Agreement: (a) none of the Buyer or its Affiliates shall have any liability relating to any payment or allocation of such amounts by the Sellers’ Representative or any other Person to any Seller (and no such Seller shall have any claim with respect to such Seller’s payment against any source other than by payment by the Sellers’ Representative); and (b) none of the Buyer or its Affiliates shall have any liability to make or cause to be made any payments to any Seller individually. Without limiting the foregoing, upon receipt of any consideration by the Sellers’ Representative pursuant to this Agreement, neither the Buyer nor its Affiliates shall be liable to any Seller for any damages resulting from such Seller not receiving any further distribution or remittance of such consideration. In calculating any amounts payable to any Seller or the Sellers’ Representative under this Agreement, the Buyer and its Affiliates shall be entitled to rely conclusively on information set forth on Schedule 1.5 hereto as conclusive evidence of the Asset Seller Consideration and each Equity Seller’s Pro Rata Interest, and neither the Buyer nor its Affiliates shall have any liability relating to any payment or allocation made to any Seller or the Sellers’ Representative in accordance with the Asset Seller Consideration or Pro Rata Interests as set forth on Schedule 1.5 hereto. The Equity Sellers acknowledge and agree that the Sellers’ Representative shall hold back and retain the amount of $10,000,000.00 in the Sellers’ Representative Account from the cash proceeds otherwise distributable to each Equity Seller hereunder, and shall use such amount to pay Sellers’ Representative Expenses as provided in Section 11.13, in connection with the transactions contemplated hereby. Any amounts remaining in the Sellers’ Representative Fund on the date which is the second anniversary of the Closing Date, less a reasonable reserve for any existing or potential fees, costs, expenses or liabilities (as established by the board of directors of the Sellers’ Representative), shall be distributed to the Equity Sellers in accordance with their Pro Rata Interest.

1.6Purchase Price Allocation. The Sellers and the Buyer shall allocate the Purchase Price as finally determined pursuant to Section 1.3(c), plus the amount of any liabilities of the Companies treated as assumed for U.S. federal income Tax purposes, among the assets of the Companies. The Buyer shall prepare and submit to the Sellers’ Representative a draft allocation of the Purchase Price among the assets of the Companies (the “Purchase Price Allocation”) (which shall be in accordance with Section 1060 of the Code and any comparable or similar provisions of state, local or foreign Law, as appropriate) within sixty (60) days following the date that the Purchase Price is finally determined pursuant to Section 1.3(c). The Sellers’ Representative shall have thirty (30) days following receipt of the Buyer’s draft Purchase Price Allocation pursuant to the immediately preceding sentence to review and provide to the Buyer its comments to such draft Purchase Price Allocation. The Parties agree to use good faith efforts to agree upon a final version of the Purchase Price Allocation and the Parties shall report the transaction on all Tax Returns (including, but not limited to, information returns and supplements thereto required to be filed under Section 1060 of the Code) in a manner consistent with such mutually agreed-upon Purchase Price Allocation, if any, provided that if the Sellers’ Representative and the Buyer are unable to agree upon the Purchase Price Allocation, each Party shall be permitted to report the fair market value of such items on their Tax Returns as determined by such Party.
Article 2.
CLOSING
2.1Time and Place. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Purchased Interests and the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (the “Closing”) shall take place by electronic exchange of signature pages to this Agreement and each Ancillary Agreement (a) on the third (3rd) Business Day following the later to occur of (i) satisfaction or waiver of the conditions to Closing set forth in Article 7 hereof (other than those conditions to Closing to be satisfied on the Closing Date, but subject to the satisfaction or waiver of those conditions at Closing), and (ii) the final day of the Marketing Period, provided that unless consented to in writing by the Buyer prior to such date and upon at least three (3) Business Days’ prior written notice to the Sellers’ Representative, the Closing shall occur no earlier than October 1, 2024; or (b) at such other place or time as the Parties may agree. The date of the Closing is referred to as the “Closing Date”. The effective time of the Closing for accounting purposes shall be deemed to be 12:01 am (Eastern Standard Time) on the Closing Date (the “Measurement Time”).
2.2Closing Deliverables of the Sellers. At the Closing, the Sellers shall have delivered (or caused to be delivered) to the Buyer:
(a)Certificates representing the Purchased Interests (as applicable to the extent certificated), each duly endorsed in blank or with duly executed stock or other transfer documents attached, or, if not certificated, an Assignment of Limited Liability Company Interest with respect to the Purchased Interests, in form and substance reasonably satisfactory to the Buyer, free and clear of all Liens (other than Liens under applicable securities Laws).
(b)Pay-off letters, releases and Lien discharges (or agreements therefor) reasonably satisfactory to the Buyer from each creditor listed on the Certificate of Indebtedness

(including the equipment leases and financing agreements set forth on Schedule 3.14(b) and, if applicable, releases in form and substance for recordation at the United States Patent and Trademark Office, United States Copyright Office or any other similar domestic or foreign office, domestic or agency, for all Intellectual Property Registrations).
(c)All required Consents from counterparties to Material Contracts set forth on Schedule 2.2(c) hereto (collectively, the “Required Consents”) in such forms and substance reasonably satisfactory to the Buyer.
(d)A certificate executed by a duly authorized officer of the Sellers’ Representative, on behalf of the Sellers and the Founders, certifying to the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(f).
(e)An IRS form W-9 and a certificate of non-foreign status from each Seller, in form and substance reasonably satisfactory to the Buyer, duly executed in accordance with Section 1445 of the Code.
(f)A draft statement of reasonable cause to the IRS, in form and substance reasonably satisfactory to the Buyer, in respect of clerical errors in the Companies’ Forms 1094-C and 1095-C for the years ended December 31, 2021, 2022 and 2023.
(g)Evidence of termination of each of the Affiliate Agreements in form and substance reasonably satisfactory to the Buyer.
(h)Evidence that all notes payable, accounts receivable, advances, loans and other amounts owing to any of the Companies by any Seller, officer, employee, former member or director will have been repaid in full to the applicable Company or fully cancelled and released.
(i)Duly executed resolutions and amendments (i) terminating, effective as of the Closing, the Change in Control Agreements set forth on Schedule 3.18(d) (collectively, the “Change in Control Agreements”), and (ii) authorizing payment of all amounts due under each such Change in Control Agreement at Closing, in accordance with the requirements of Treasury Regulations §1.409A-3(j)(4)(ix)(B); and evidence reasonably satisfactory to the Buyer that such amounts have been paid in full to the applicable recipient.
(j)Evidence reasonably satisfactory to the Buyer that all annual bonuses in respect of fiscal year 2024 have been paid in full to the applicable recipient.
(k)Signed resignations from each of the managers or directors and officers of each Company set forth on Schedule 2.2(j) hereto, in form and substance reasonably satisfactory to the Buyer.
(l)Copies, certified by an officer of Stavola NJ, of (i) the Governing Documents of each Company, and (ii) written resolutions duly adopted by the board of directors or other governing body of each Seller in accordance with the provisions and requirements set forth in such Seller’s Governing Documents approving this Agreement and the Ancillary Agreements to which such Seller is a party and the transactions contemplated by this Agreement and such Ancillary Agreements.

(m)A certificate of good standing or existence, as applicable, from the Secretary of State (or other applicable governmental entity) of the State of each Company’s organization and each other jurisdiction where each such Company is qualified to do business, dated not earlier than ten (10) Business Days prior to the Closing Date.
(n)A signed counterpart to the Assignment and Assumption Agreement.
(o)A signed counterpart to the Escrow Agreement.
(p)A signed counterpart to the Bill of Sale.
(q)Signed (and notarized, where required by Law or otherwise applicable) copies of the following documents relating to the conveyance of the Purchased Real Property:
(i)Bargain and Sale Deed in the form attached hereto as Exhibit D;
(ii)Seller’s Affidavit of Consideration specifying the consideration allocated to the applicable Purchased Real Property pursuant to Section 6.10;
(iii)Seller’s Residency Certificate;
(iv)“Non-Foreign Person” affidavit for the applicable Seller under Section 1445 of the Code;
(v)Customary owner’s affidavit regarding title matters in form and substance reasonably required by the title insurance company insuring the purchase of the applicable Purchased Real Property, and any other customary evidence of authority reasonably required by such title insurance company; and
(vi)Settlement statement for the purchase prepared by the applicable title insurance company and reasonably acceptable to the applicable Seller and the Buyer (the “Settlement Statement”).
(r)The following documents related to leases:
(i)Copies of fully signed instruments of termination of the existing leases of the properties located at 175 Drift Road, Tinton Falls, New Jersey and 1 Hamilton Road, Tinton Falls, New Jersey;
(ii)Original leases signed by each of SRC, Rosano Howell Land LLC and SCMI Properties LLC, as applicable, of the real property listed in Schedule 2.2(q)(ii) hereto in the form attached hereto as Exhibit I;
(iii)Copies of the Transferred Real Property Leases, together with an instrument of assignment and assumption of the tenant’s interest thereunder, signed by the applicable Asset Seller; and

(iv)With respect to any Purchased Real Property, copies of any lease affecting such Purchased Real Property where the applicable Asset Seller is the landlord, together with an instrument of assignment.
(s)A copy of the executed transfer and assignment documents, in the form made available to Buyer prior to the date of this Agreement (unless otherwise mutually agreed by the Sellers and the Buyer), pursuant to which the Excluded Assets were transferred and assigned to the Sellers and/or other entities owned by the Sellers as part of the Restructuring.
(t)A copy of the recorded filings, together with any other forms or documentation required under state or local Law, evidencing the Restructuring, certified by an officer of Stavola NJ or Stavola PA, as the case may be.
(u)A counterpart to the Option Agreements, signed by the applicable signatories thereto, for each of the Bound Brook Quarry and the Oldwick Quarry, in the form set forth in Exhibit H.
(v)Duly executed resolutions terminating, effective as of the Closing, the retiree medical insurance described in the Stavola Employee Handbook and evidence that written notice of such termination was provided to all current participants in such retiree medical insurance and each employee who is or could become eligible to participate in such retiree medical insurance.
(w)To the extent not previously provided, any remaining Required Information.
(x)    Evidence reasonably satisfactory to the Buyer that all PTO days accrued but not used as of the Closing Date by all Transferred Employees and Continuing Employees who are not covered by a Collective Bargaining Agreement have been paid in full to the applicable recipient.
(y)    To the Buyer, such other documents relating to the transactions contemplated by this Agreement as the Buyer may reasonably request.
2.3Closing Deliverables of the Buyer. At the Closing, the Buyer shall have delivered (or caused to be delivered):
(a)To the Sellers’ Representative, to be further distributed to each Seller, (i) the Asset Seller Consideration less any Tax Escrow required under Section 6.10, and (ii) in accordance with such Equity Seller’s Pro Rata Interest, an aggregate amount equal to the Estimated Purchase Price (subject to any Buyer credit pursuant to Section 8.2(c)), minus the Adjustment Escrow Amount, minus the Indemnity Escrow Amount, minus the Asset Seller Consideration, minus any Tax Escrow required under Section 6.10, in cash by wire transfer of immediately available funds to the account designated by the Sellers’ Representative at least two (2) Business Days prior to the Closing Date.
(b)To the Escrow Agent, a sum equal to the Adjustment Escrow Amount and the Indemnity Escrow Amount, in cash by wire transfer of immediately available funds to the Adjustment Escrow Account or the Indemnity Escrow Account, as the case may be.

(c)To the lenders set forth on the Certificate of Indebtedness, the applicable amounts set forth thereon by wire transfer of immediately available funds to the accounts designated on the Certificate of Indebtedness, representing all outstanding Indebtedness of the Companies as evidenced on the Certificate of Indebtedness.
(d)To the creditors set forth on the Certificate of Transaction Expenses, the applicable amounts set forth thereon by wire transfer of immediately available funds to the accounts designated on the Certificate of Transaction Expenses, representing all outstanding Transaction Expenses of the Companies as evidenced on the Certificate of Transaction Expenses.
(e)A certificate executed by a duly authorized officer of the Buyer certifying to the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).
(f)Copies, certified by an officer of the Buyer, of written resolutions duly adopted by the board of directors or other governing body of the Buyer and the Buyer Parent in accordance with the provisions and requirements set forth in the Buyer’s or the Buyer Parent’s, as the case may be, Governing Documents approving this Agreement and the Ancillary Agreements to which the Buyer’s or the Buyer Parent’s, as the case may be, is a party and the transactions contemplated by this Agreement and such Ancillary Agreements.
(g)A certificate of good standing or existence, as applicable, from the Secretary of State (or other applicable governmental entity) of the State of the Buyer’s and the Buyer Parent’s organization, dated not earlier than ten (10) Business Days prior to the Closing Date.
(h)Signed counterpart to the Assignment and Assumption Agreement.
(i)Signed counterpart to the Escrow Agreement.
(j)A Sales Tax Resale Certificate from each applicable jurisdiction reasonably requested by Sellers’ Representative at least ten (10) Business Days prior to Closing (collectively, the “Sales Tax Resale Certificates”).
(k)Signed (and notarized, where required by Law or otherwise applicable) copies of the following documents relating to the conveyance of the Purchased Real Property:
(i)Buyer’s Affidavit of Consideration specifying the consideration allocated to the applicable Purchased Real Property pursuant to Section 6.10;
(ii)Settlement Statement; and
(iii)Any customary evidence of authority reasonably required by the Buyer’s title insurance company.
(l)The following documents related to leases:
(i)Signed counterparts to the original leases signed by each of Buyer and Stavola Construction Materials LLC, as applicable, of the real property listed in Schedule 2.2(q)(ii) hereto in the form attached hereto as Exhibit I;

(ii)Copies of the Transferred Real Property Leases, together with an instrument of assignment and assumption of the tenant’s interest thereunder, signed by the Buyer; and
(iii)With respect to any Purchased Real Property, copies of any lease affecting such Purchased Real Property where the applicable Asset Seller is the landlord, together with an instrument of assignment and assumption of the landlord’s interest thereunder, signed by the Buyer.
(m)Signed counterparts to the Option Agreements for each of the Bound Brook Quarry and the Oldwick Quarry, in the form set forth in Exhibit H.
(n)To the Sellers’ Representative, such other documents relating to the transactions contemplated by this Agreement as the Sellers’ Representative may reasonably request.
Article 3.
REPRESENTATIONS AND WARRANTIES
OF THE EQUITY SELLERS WITH RESPECT TO THE COMPANIES AND OF THE ASSET SELLERS WITH RESPECT TO THE PURCHASED ASSETS
The Equity Sellers, jointly and severally, and only where specifically stated below, SMC, STC and SRC, severally and not jointly, represent and warrant to the Buyer that the statements contained in this Article 3 are true and correct as of the date of this Agreement and as of the Closing Date (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), except as set forth in the Schedules hereto; for the avoidance of doubt, references in this Article 3 to a “Company” or “Subsidiary” shall include all predecessors thereto (including, with respect to any Company or Subsidiary that was converted into a limited liability company as part of the Restructuring, such Company or Subsidiary, as the case may be, both prior to and after such conversion into a limited liability company as part of the Restructuring).
3.1Organization; Authority; Binding Effect. Each Company is (or will be, as a result of the Restructuring) a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of its jurisdiction of formation. Each Company (a) has delivered to the Buyer complete and correct copies of the Governing Documents and all amendments thereto of such Company that are in effect on the date hereof, and such Company is not in default under or in violation of any provisions of such Governing Documents as of the date hereof, and (b) will deliver to the Buyer prior to the Closing complete and correct copies of the Governing Documents and all amendments thereto of such Company that are created or adopted after the date hereof in connection with the consummation of the Restructuring, and such Company is not in default under or in violation of any provisions of such Governing Documents as of the Closing Date. Each Company is qualified to do business as a foreign entity in the jurisdictions listed on Schedule 3.1 hereto. Each Company is duly licensed or qualified to do business and is in good standing (or of comparable status) under the Laws of each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, be material to the Business taken as a whole. Each Company has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as such business is now conducted. Each Company has all requisite power and full legal right to enter into the Ancillary Agreements (as well as documents relating to the Restructuring) to which it is a party in accordance with their terms. Each Company has obtained all membership or other necessary approvals for the execution and delivery of the Ancillary Agreements (as well as documents relating to the Restructuring) to which it is a party by such Company and for the consummation by such Company of the transactions contemplated thereby (including the Restructuring). The Ancillary Agreements (as well as documents relating to the Restructuring) to which each Company is a party have been duly executed and delivered by such Company and, assuming due authorization, execution, and delivery of such documents by the other parties thereto (other than the Owners and the Sellers’ Representative), constitute legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, moratorium or other Law affecting or relating to creditor’s rights generally and general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).
3.2Subsidiaries. Schedule 3.2 hereto sets forth a list of all Subsidiaries that each Company will have after giving effect to the Restructuring. After giving effect to the Restructuring, no Company will have any Subsidiary that is not also a Company.
3.3Capitalization.
(a) The issued and outstanding equity interests of each Company and the name of record and beneficial holder of such equity interests (i) as of the date hereof and (ii) after giving effect to the Restructuring are set forth on Schedule 3.3 hereto. The Purchased Interests constitute all of the authorized, issued and outstanding equity interests of each Company that is a direct Subsidiary of an Equity Seller. Schedule 3.3 hereto sets forth all of the authorized, issued and outstanding equity interests of each Company. All of the Purchased Interests and all of the equity interests of each Company that is not a direct Subsidiary of an Equity Seller are, and will be, after giving effect to the Restructuring, validly issued and outstanding, fully paid and nonassessable. There are no outstanding or authorized options, warrants, derivatives, convertible securities, conversion rights, exchange rights or other rights to subscribe for or purchase any securities of any of the Companies. Except as set forth in Schedule 3.3 hereto, there are no proxies, voting rights, shareholder agreements, registration rights agreements, buy-sell agreements or other agreements or understandings with respect to the voting or transfer of the equity securities of any of the Companies (including Contracts relating to preemptive rights, rights of first refusal, right of first offer, co-sale rights or “drag-along” rights). No holder of Indebtedness of any of the Companies, nor any other Person, has any right to convert or exchange such Indebtedness for any equity securities of any of the Companies. None of the outstanding equity securities of any of the Companies were issued in violation of any Laws, options, warrants, derivatives, convertible securities, conversion rights, exchange rights or other rights to subscribe for or purchase any securities of such Company, the Governing Documents of such Company or any Contract to which such Company is a party or by which it is bound.
(b)No former direct or indirect holder of any equity interests of any of the Companies, has any claim or right against any Company that remains unresolved or to which any Company has or may have (now or in the future) any material liability and no such claim is currently pending or threatened.

3.4Non-Contravention. Except as set forth on Schedule 3.4 hereto, the execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby will not, directly or indirectly, with or without notice, lapse of time or both, (a) violate or conflict with any provision of any Governing Document of any Company, as amended, (b) violate, conflict with or result in a breach of or constitute a default, an event giving rise to a default or a right of consent or an acceleration of any obligation under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any of the terms, conditions or provisions of any Material Contract to which any Company is a party or by which any Company is bound or to which any asset of a Company is subject or under which any Company has any rights or the performance of which is guaranteed by any Company, except as would not reasonably be expected to have a Material Adverse Effect, (c) constitute an event which would create, or cause to be exercisable or enforceable, any option, warrant, subscription, agreement or right of any kind to purchase any (x) portion of the Purchased Interests or other equity interests, assets, properties or rights of any Company, or (y) Purchased Asset, (d) result in the creation or imposition of any Lien upon any property or asset owned by any Company or any Purchased Asset, or (e) violate any statute, regulation or rule of any Governmental Authority or Order to which any Company or any property or asset owned by any Company is subject, except as would not reasonably be expected to have a Material Adverse Effect.
3.5Governmental Consents. Except (a) as set forth on Schedule 3.5 hereto, (b) for the HSR Filing, (c) as necessary to comply with Section 6.14 regarding ISRA, and (d) any filings necessary to implement the Restructuring as set forth on Schedule 6.11 hereto, no notice to, consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority is required to be obtained or made by any of the Companies in connection with the execution and delivery by the Sellers of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
3.6Financial Statements.
(a)Schedule 3.6 hereto contains true, accurate and complete copies of the following financial statements (each, a “Financial Statement” and collectively, the “Financial Statements”) that were made available to the Buyer prior to the date hereof: (i) the combined and consolidated audited balance sheet (the “Balance Sheet”), statement of operations and statement of cash flows of Stavola NJ and certain of its Subsidiaries and Affiliates (the “Audit Group”) as of and for the year ended September 30, 2023, together with all related notes thereto and accompanied by reports thereon of the independent auditor for the Audit Group, and (ii) the unaudited balance sheet and statement of operations of the Audit Group as of and for the six month periods ended March 31, 2024 and 2023, which unaudited financial statements have been reviewed by the independent auditor for the Audit Group. For purposes of this Agreement the “Balance Sheet Date” shall mean March 31, 2024.
(b)The Financial Statements (i) were prepared from the books and records of the Audit Group and the companies covered thereby, (ii) were prepared in accordance with GAAP, except as specifically provided in Schedule 3.6 hereto and Part B to the Applicable Accounting Principles, and except for, with respect to the unaudited Financial Statements, changes resulting from customary, normal and recurring year-end adjustments (none of which, will be material individually or in the aggregate) and the lack of footnotes, the omission of statements of cash flows and other presentation items and (iii) present fairly, in all material respects, the financial position of the Audit Group at the respective dates thereof and for the respective period covered thereby.
(c)Stavola NJ, for the last three (3) years, as of the date hereof and without giving effect to the Restructuring, (i) has not engaged in active operation of the Business or any other business operating activities and (ii) has exclusively served as the holding company with ownership in certain Companies and does not otherwise own any other material assets and is not otherwise encumbered by any other material liabilities; provided, however, Stavola NJ is the named insured on those insurance policies covering the Companies and their assets as set forth in more detail on Schedule 3.15.
3.7Taxes. Schedule 3.7 hereto (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which each Company has filed a Tax Return at any time within the last four (4) years, (ii) identifies (A) those Tax Returns that have been subject to a Tax Audit by the IRS within the last ten (10) years, and (B) those Tax Returns that have been subject to a Tax Audit by a Tax Authority other than the IRS within the last four (4) years, (iii) identifies those Tax Returns that are currently the subject of a Tax Audit, and (iv) lists all Tax rulings and similar determinations requested or received by each Company within the last ten (10) years. Except as disclosed on Schedule 3.7 hereto:
(a)each Company has delivered or made available to the Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, such within the last four (4) years.
(b)each Company has timely filed with the appropriate Governmental Authorities all of the Tax Returns required to be filed by it and such Tax Returns are true, complete and accurate in all material respects;
(c)no outstanding waiver of any statute of limitations relating to Taxes has been requested, executed or given by any of the Companies;
(d)all Taxes, assessments, fees and other governmental charges upon any of the Companies, upon any of their properties, assets, revenues, income and franchises or upon any of the Purchased Assets have been timely paid (whether or not shown as due on a Tax Return), other than those not yet due and payable and accurately reflected on the Balance Sheet;
(e)each Company has withheld and timely paid to the applicable Governmental Authority all Taxes required to be withheld or paid, and complied with all information reporting and backup withholding requirements, and has maintained all required records, in connection with amounts paid or owing or income allocable to any employee, customer, creditor, vendor, equity holder, independent contractor, nonresident or other Person, and any such employees and independent contractors have been properly classified;
(f)no Tax Return of any of the Companies is currently under audit by the IRS or any other taxing authority;

(g)there are no Liens for Taxes (other than for Taxes not yet due and payable) upon the assets of any of the Companies;
(h)none of the Companies (i) is, nor has it ever been, a member of an affiliated, combined, consolidated, unitary or similar Tax group for any Tax purpose, or (ii) has liability for the Taxes of any Person under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, assumption or operation of Law, or otherwise;
(i)no claim has ever been made to any Company by a taxing authority in a jurisdiction where the Seller or such Companies does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction or required to file Tax Returns;
(j)no Company has, or has ever had, a permanent establishment in any country other than the United States;
(k)no Seller or Company is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2;
(l)the Buyer will not be required to deduct and withhold any amount under Section 1445(a) of the Code or otherwise upon the transfer of the Purchased Interests or the Purchased Assets to the Buyer;
(m)neither the IRS nor any other taxing authority is now asserting or, to the Knowledge of the Sellers, threatening to assert against any of the Companies any deficiency, action or claim for additional Taxes or interest thereon or penalties in connection therewith;
(n)all deficiencies asserted, or assessments made, against any Company as a result of any actions or examinations by any Governmental Authority have been fully paid;
(o)none of the Companies is a party to or bound by, or has any potential liability for Taxes to any Person as a result of, or pursuant to, any Tax-related indemnity, Tax sharing or Tax allocation agreement or similar arrangement other than a commercial agreement entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes;
(p)no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Company, other than an opinion letter or determination letter with respect to a Seller Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, and there have been no requests for changes in any accounting method with respect to any Company;
(q)for U.S. federal income tax purposes, each of the Companies (i) at all times since its formation until immediately prior to the consummation of the Restructuring, was properly classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code for U.S. federal income tax purposes, or was properly classified as a disregarded entity under Treasury Regulations Section 301.7701-3(b)(1)(ii) in each case since the formation of such entity, and (ii) at all times since the Restructuring, has been classified as an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3(b)(1)(ii).

(r)none of the assets of the Companies is subject to any tax partnership agreement or provisions requiring a partnership income Tax Return, and no Company is a party to any joint venture, partnership, other arrangement or Contract which may reasonably be expected to be treated as a partnership for U.S. federal and applicable state and local Tax purposes;
(s)the aggregate unpaid Taxes of the Companies (i) did not, as of the Balance Sheet Date, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns, and since the Balance Sheet Date, no Company has incurred any Liability for Taxes outside the ordinary course of business;
(t)none of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, (ii) any accounting method change or agreement with any Governmental Authority entered into on or prior to the Closing Date, (iii) use of an improper method of accounting during a Pre-Closing Tax Period, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (v) transaction that has the effect of deferring income, accelerating deductions or otherwise shifting the basis of taxation to any period ending after the Closing Date; (vi) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (vii) inclusions pursuant to Sections 951 and 951A of the Code; (viii) foreign or U.S. state or local Tax-related Law comparable to the foregoing, or (ix) any prepaid amount received on or prior to the Closing. No Company has made any election pursuant to Section 965(h) of the Code;
(u)none of the Companies has engaged in, or been a party to or a promoter of a “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or any similar provisions of state, local or foreign Tax Law);
(v)no Company has any amount of Tax obligations deferred pursuant to the CARES Act or the Payroll Tax Executive Order (or any similar or analogous provision of U.S. federal, state, local or foreign Law); and
(w)each Company has duly and timely collected and remitted all sales, use, excise and similar Taxes related or attributable to the Company in accordance with applicable Law and have collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of any such Taxes.
3.8Absence of Certain Changes.
(a)Except as set forth on Schedule 3.8 hereto or as expressly contemplated by this Agreement (including as a result of the Restructuring), since the Balance Sheet Date, the Equity

Sellers, SMC and STC have conducted the Business in the ordinary course, consistent with past practice, and there has not been any:
(i)material adverse change in the assets, liabilities, sales, income or Business of any of the Companies or in a Company’s relationships with suppliers, dealers, distributors, customers or lessors, other than changes which arose in the ordinary course of business consistent with past practice;
(ii)material change to the senior management structure of any of the Companies, including the hiring of additional officers or the termination of officers;
(iii) material change with respect to the operations of any of the Companies, including any material change in the types, nature or composition of its products or services, other than in the ordinary course of business consistent with past practice;
(iv)acquisition or disposition by any of the Companies of any material asset or material property (including any real property but excluding any Intellectual Property), other than acquisitions of equipment and sales of Inventory or disposition of obsolete equipment in the ordinary course of business consistent with past practice;
(v)abandonment, disposition, lapse, termination, assignment, sale, lease, license, or transfer of any Intellectual Property owned by and material to the Business or any of the Companies, individually or in the aggregate (other than non-exclusive licenses granted by any of the Companies to customers in the ordinary course of business and consistent with past practice);
(vi)disclosure of any confidential information or trade secrets to any Person (other than pursuant to written confidentiality agreements entered into in the ordinary course of business and consistent with past practice);
(vii)theft, material damage, destruction or casualty loss, whether or not covered by insurance, to any of the Companies’ property or assets related to the Business, including the Purchased Assets, with a value in excess of $100,000;
(viii)except in the ordinary course of business consistent with past practice, declaration, setting aside or payment of any dividend or any other distributions in respect of any of the Companies’ equity interests;
(ix)issuance of any equity interests or warrants, options or profits interests in respect of any equity interests of any of the Companies or any direct or indirect redemption, purchase or other acquisition of any of the Companies’ equity interests;
(x)except in the ordinary course of business consistent with past practice, payment or increase in the compensation, equity, severance, pension, welfare or other benefits payable or to become payable by any of the Companies to any of its present or former officers, directors, employees or consultants, or any bonus payments or arrangements made to or with any of them, except as required by Law, Contract or the terms of any Seller Plan in effect on the date of this Agreement;

(xi)entry into, modification, extension, amendment, negotiation or termination of any Collective Bargaining Agreement;
(xii)recognition or certification of any Union as the bargaining representative for any employees of any of the Companies or the Offer Employees;
(xiii)implementation or announcement of any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that could implicate the WARN Act;
(xiv)waiver or release of any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of any of the Companies or the Offer Employees;
(xv)entry by any of the Companies (A) into any material transaction other than in the ordinary course of business or as contemplated herein or (B) into any Contract to make an acquisition (whether by merger, acquisition of stock or assets or otherwise) requiring aggregate payments by the Companies in excess of $100,000, of any business or line of business that relates to the Business (except in connection with any expenditure set forth in the Capital Expenditure Budget);
(xvi)entry by any of the Companies into any Contract or agreement that would have been a Material Contract if such Contract or agreement were entered into prior to the date hereof;
(xvii)with respect to capital expenditures of the type set forth in the Capital Expenditure Budget, incurrence of any capital expenditures in excess of the applicable line item therefor set forth in the Capital Expenditure Budget;
(xviii)with respect to capital expenditures other than the type set forth in the Capital Expenditure Budget, incurrence of any capital expenditures in excess of an aggregate of $500,000 by any of the Companies;
(xix)material change in the method of financial accounting or any financial accounting practice of any of the Companies, other than changes required as a result of changes in GAAP (or changes in the application of GAAP to adhere to public company standards), or applicable Law;
(xx)material change in the policies of any of the Companies with regard to the payment of accounts payable or the collection of accounts receivable or any write-down of the value of any Inventory or write-off as uncollectible of any notes or accounts receivable or any portion thereof, except changes required by GAAP or applicable Law;
(xxi)cancellation of any debts owed to it or delay of any payment of accrued expenses, the purchase of supplies or capital expenditures, repairs or maintenance;
(xxii)waiver of any rights of material value related to the Business, whether or not in the ordinary course of business or consistent with past practice;

(xxiii)modification, acceleration, amendment, cancellation or termination of or under any Material Contracts, except for (x) amendments in the ordinary course of business, or (y) termination resulting from the expiration of a Material Contract in accordance with its terms;
(xxiv)adoption or entering into or amendment of any Seller Plan or the material policies thereunder by any of the Companies (including, without limitation, the use of actuarial assumptions thereunder), except as required by Law or the terms of such Seller Plan as in effect on the date thereof;
(xxv)settlement of, or agreement to settle, by any of the Companies, any Proceeding involving an amount in excess of $100,000, by or before any Governmental Authority;
(xxvi)granting by any of the Companies of any power of attorney or agreement to act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person (other than other Companies);
(xxvii)amendment to any Governing Document of any of the Companies;
(xxviii)imposition of any Lien (other than any Permitted Liens) upon any property or asset of any of the Companies;
(xxix)incurrence by any of the Companies of any material Indebtedness for borrowed money (which, for the avoidance of doubt does not include trade payables incurred in the ordinary course of business consistent with past practice or borrowings under the revolving portion of the credit facilities of any of the Companies) or other obligations or material liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business consistent with past practice or as contemplated herein;
(xxx)forgiveness or cancellation by any of the Companies of any debt or claim of any material value or waiver by any of the Companies of any right of any material value, other than in the ordinary course of business consistent with past practice;
(xxxi)discharge or satisfaction by any of the Companies of any material Lien or payment of any Company of any material obligation or material liability (fixed or contingent), other than in the ordinary course of business consistent with past practice or as contemplated herein;
(xxxii)any event, occurrence or development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(xxxiii)(A) changes in Tax elections, Tax accounting period or any method of Tax accounting, reversal of any accruals; (B) claiming of a Tax refund or foregoing of a Tax refund available to a Company; (C) requests for Tax Return extensions; (D) signing of, or entering into, any voluntary disclosure (or similar) agreement with any Governmental Authority; or (E) action or omission to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present of future Tax benefit for the Companies, the Buyer or their Affiliates or direct or indirect equityholders thereof; or

(xxxiv)commitment by any of the Companies to do any of the things set forth in clauses (i) through (xxxiii) above;
(b)with respect to its interest in any Purchased Assets, each Asset Seller has used its reasonable best efforts in a manner that is consistent with past practice to maintain and preserve the Purchased Assets, keep available the services of its employees and preserve the goodwill of its employees, customers, lenders, suppliers, distributors, regulators, and others having business relationships with the Business and has conducted its Business in the ordinary course of business consistent with past practice; and
(c)each Company and, with respect to its interest in any Company, each Equity Seller has used its reasonable best efforts in a manner that is consistent with past practice to maintain and preserve its assets (including with respect to the Asset Sellers, the Purchased Assets), keep available the services of its employees and preserve the goodwill of its employees, customers, lenders, suppliers, distributors, regulators, and others having business relationships with the Business and has conducted its Business in the ordinary course of business consistent with past practice and in accordance with its current:
(i)credit, collection or payment policies, procedures and practices (including with respect to customer deposits);
(ii)corporate governance and ethical conduct policies, procedures and practices; and
(iii)accounting policies, methods or principles in all material respects.
3.9Litigation, Etc.. Except as set forth on Schedule 3.9 hereto, there is, and during the last three (3) years has been, no action, suit, arbitration, hearing, enforcement action, demand, examination, claim, complaint, charge, litigation, case, mediation, audit, proceeding or investigation (collectively, “Proceeding”) pending or, to the Knowledge of the Sellers, threatened by or against any of the Companies or the Business or any property or asset owned or used by them (including any of the Purchased Assets). Each Company is in material compliance with all of the terms and requirements of each Order to which it is subject, each of which is set forth on Schedule 3.9 hereto. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to any of the Sellers or the Companies which would reasonably be expected to interfere with such Seller’s or Company’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party.

3.10Conformity to Law; Permits.
(a)Except as set forth in Schedule 3.10 and Schedule 3.13(c) hereto, each Company is in, and during the last three (3) years has been, in compliance in all material respects, with all Laws and Orders applicable to the Business.
(b)Except as set forth on Schedule 3.10 hereto, during the last three (3) years, none of the Sellers or the Companies has received any written notice or, to the Knowledge of the Sellers, other notice or indication from any Governmental Authority or other Person regarding any actual or alleged violation of or failure to comply with any provision of any Law in respect of the Business. Each Company has and maintains in full force and effect all material governmental and regulatory licenses, authorizations, permits, registrations, consents and other approvals from all Governmental Authorities as are required by Law or otherwise reasonably necessary for the conduct of the Business as presently conducted by it and to permit each Company to own and use its properties and assets (including after Closing, the Purchased Assets) in the manner in which it current owns and uses such properties and assets (collectively, the “Permits”), which Permits (other than Environmental Permits which are listed on Schedule 3.13(d)) are listed on Schedule 3.10 hereto. Each Company is in compliance in all material respects with the Permits applicable to it. Except as set forth on Schedule 3.10 hereto, no Permit has been, or to the Knowledge of the Sellers is threatened to be, revoked, canceled, suspended or materially modified. Except as set forth on Schedule 3.10 hereto, the transactions contemplated hereby or by the Ancillary Agreements will not violate or adversely affect, in any material respect, any Permit of any Company or Purchased Asset or give any Governmental Authority the right to terminate, revoke, suspend or materially modify any Permit of such Company or Purchased Asset, and true and complete copies of such Permits have been delivered or made available to the Buyer.
3.11Certain Business Practices.
(a)During the last three (3) years, to the Knowledge of the Sellers, none of the Companies or their respective directors, officers, managers, direct or indirect equityholders or employees on behalf of a Company, directly or indirectly, has made any contribution, payment or gift to any regional, municipal, local or state Governmental Authority, government official, employee or agent, candidate for public office or campaign thereof, political party or political action committee with a value in excess of $25,000. None of the Companies nor any of their respective directors, officers, managers or to the Knowledge of the Sellers, employees or agents is currently making, or during the last three (3) years has made or agreed to make, directly or indirectly, on behalf of a Company, any contribution, payment or gift of money or anything of value to (A) any government official, employee or agent where the contribution, payment or gift was illegal under the Laws of any United States federal, state or local jurisdiction, (B) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority, (C) any political party or official thereof, candidate for political office, or official of a state-controlled entity or public international organization, for the purpose of illegally influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority in order to assist any of the Companies to obtain or retain business for, or direct business to such Company, or (D) otherwise secure an undue or improper advantage for the Companies in violation of any Anti-Corruption Law.
(b)None of the Companies nor any of their respective directors, officers, managers, or, to the Knowledge of the Sellers, employees or agents, in the last three (3) years (i) has been or is a Sanctioned Person, (ii) has (acting for or on behalf of the Companies) transacted business with or for the benefit of a Sanctioned Person or otherwise violated applicable Sanctions, or (iii) has committed a violation of any applicable Ex-Im Law.
(c)To the Knowledge of the Equity Sellers, none of the Companies has been, in the last three (3), the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions, Ex-Im Laws, or relevant Company policies, procedures, and internal controls related to the foregoing.
3.12Real Property Matters.
(a)Schedule 3.12(a) hereto lists the address or legal description and owner of all of the real property currently owned by any of the Companies, after giving effect to the Restructuring, as well as any Purchased Real Property (such land, together with all buildings, structures, improvements and fixtures located thereon and owned by the Companies or the relevant Asset Sellers, the “Owned Real Property”). The Owned Real Property to be transferred by an Asset Seller as a Purchased Asset is listed in Schedule 3.12(a) hereto and is referred to herein as “Purchased Real Property”. True and complete copies of (i) all deeds, title insurance policies, property reports, zoning reports and surveys of the Owned Real Property in the possession of the Sellers or the Companies and (ii) all documents evidencing any current mortgages, liens or encumbrances upon the Owned Real Property, in each case in the possession of the Sellers, have been delivered to the Buyer. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein, and none of the Companies is a party to any agreement or option to purchase any other real property or interest therein. Except as set forth on Schedule 3.12(a) hereto, the applicable Company or Asset Seller, as the case may be, has good and marketable fee simple title to the Owned Real Property free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.12(a) hereto, neither the Companies nor the Asset Seller have granted to any Person the right to use or occupy the Owned Real Property or any portion thereof.
(b)Schedule 3.12(b) hereto lists all of (i) the real property leased, subleased or licensed by any of the Companies, after giving effect to the Restructuring, as well the real property leased, subleased or licensed by any of the Asset Sellers under the Transferred Real Property Leases that are to be transferred by such Asset Seller to Buyer as a Purchased Asset in connection with this Agreement (the “Leased Real Property”), and (ii) the leases for the Leased Real Property (together with all amendments thereto, the “Real Property Leases”). Subject to the terms of the Real Property Leases, the Companies and the Asset Sellers transferring the Transferred Real Property Leases, as the case may be, have good and valid title to, or a valid leasehold or other contractual interest in, all of the trade fixtures and tangible personal property (in each case, subject to the terms of the underlying Real Property Lease) located on the related Leased Real Property. Asset Sellers have provided to Buyer true and complete copies of the Real Property Leases, and in the case of any oral real property lease, a written summary of the material terms of such lease. Except as set forth on

Schedule 3.12(b) hereto, the Real Property Leases are in full force and effect and constitute valid and binding obligations of the Company or the Asset Seller transferring a Transferred Real Property Lease, as the case may be, that is a party thereto and, to the Knowledge of the Sellers, of the other parties thereto, enforceable in accordance with their terms. Except as set forth on Schedule 3.12(b) hereto, neither the Companies or the Asset Sellers transferring the Transferred Real Property Leases, as the case may be, nor, to the Knowledge of the Sellers, any other party thereto (1) is in material breach or default under any of the Real Property Leases, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under any Real Property Lease, or (2) has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property or any portion thereof. None of the Companies or the Asset Sellers transferring the Transferred Real Property Leases has received any written or, to the Knowledge of the Sellers, oral, notice of termination, material breach or violation of any Real Property Lease from any landlord of any Leased Real Property. No Company or Asset Seller transferring any Real Property Lease has collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein. During the past three (3) years, the Companies’ or the Asset Sellers’ possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed.
(c)Neither the whole nor any material portion of any of the Owned Real Property or Leased Real Property has been or, to the Knowledge of Sellers, is proposed to be, condemned, requisitioned or otherwise taken by any public authority. To the Knowledge of the Sellers, no public improvements will be made that would reasonably be expected to result in special assessments against or otherwise affect any of the Owned Real Property or Leased Real Property and which would be material to the business of the Companies. During the last three (3) years, none of the Sellers or the Companies has received any written notice of any material violations of any applicable Law by a Company or Asset Seller, as the case may be, affecting the Owned Real Property or the Leased Real Property, the buildings, structures, fixtures and improvements on the Owned Real Property or the Leased Real Property or the use and occupancy thereof. To the Knowledge of the Sellers, there are no pending zoning, rezoning or special designation proceedings that would adversely affect any of the Owned Real Property in any material respect.
(d)The Parties acknowledge that the representations and warranties set forth in this Section 3.12 are qualified by the provisions of Annex C.
3.13Environmental Matters
(a)Schedule 3.13(a) hereto contains a list and description of any Owned Real Property and Leased Real Property (collectively “Scheduled Real Property”) that is subject to an ongoing environmental investigation, remediation or monitoring obligation;
(b)Schedule 3.13(b) hereto contains a list of written notices received by the Companies and the Sellers regarding an alleged violation of or liability under any Environmental Law relating to the Business or any of the Companies or Scheduled Real Property that have not been resolved;

(c)Except as set forth in Schedule 3.13(a) hereto, Schedule 3.13(b) hereto and Schedule 3.13(c) hereto, the Business, the Companies and the Scheduled Real Property are and for the past three (3) years have been in compliance in all material respects with all Environmental Laws and all licenses, authorizations, Permits, registrations, consents and other approvals required thereunder (“Environmental Permits”);
(d)Schedule 3.13(d) hereto contains a list of all existing Environmental Permits relating to the operations, properties and facilities of the Business and the Companies (including the Scheduled Real Properties). The Companies and the Sellers have not received any written notice from a Governmental Authority revoking, canceling, rescinding or refusing to renew any such Environmental Permit;
(e)Except as set forth in Schedule 3.13(a) hereto, Schedule 3.13(b) hereto, Schedule 3.13(c) hereto and Schedule 3.13(e) hereto, during the last three (3) years (or earlier to the extent unresolved), none of the Companies or the Sellers has received written notice from any Person or Governmental Authority and no Proceeding is pending or, to the Knowledge of the Sellers, threatened that (A) any of the Companies or Asset Sellers have been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R., Part 300, Appendix B (1986); (B) any of the Companies or Asset Sellers is a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release, threatened release or disposal of Hazardous Substances; (C) alleges any event, condition, circumstance, activity, practice, incident, action or plan which would reasonably be expected to give rise to any material liability against the Business, any Company or Asset Seller based on or resulting from any Company’s or Sellers’ manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release of any Hazardous Substance;
(f)Except as set forth in Schedule 3.13(a) hereto, Schedule 3.13(b) hereto, Schedule 3.13(c) hereto, Schedule 3.13(e) hereto and Schedule 3.13(f) hereto, (A) in the course of any activities conducted by or on behalf of any of the Companies or Sellers regarding the operations of the Business and/or on the Scheduled Real Properties, including the manufacturing or distribution of any products of such Company or Seller, no Hazardous Substances have been treated, stored, released, disposed or arranged for disposal, transported, generated, or exposed to any Person, except in accordance in all material respects with and as would not give rise to material liability under applicable Environmental Laws; and (B) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) of Hazardous Substances by any Company or Seller, at any Scheduled Property, or to Knowledge of Sellers, at any other property at any time used by any Company of Asset Seller except in accordance in all material respects with and as would not give rise to material liability for the Business or any Company under applicable Environmental Laws;
(g)Except as set forth in Schedule 3.13(g) hereto, none of the Companies has assumed or provided an indemnity with respect to any material liability of any other Person under Environmental Laws;

(h)Except as set forth in Schedule 3.13(h) hereto with regard to compliance with the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated thereunder, N.J.A.C. 7:26B-1.1 et seq., (“ISRA”) none of the transactions contemplated by this Agreement, the Ancillary Agreements and/or relating to the Scheduled Real Property is subject to any applicable Environmental Law or Environmental Permit pertaining to clean-up responsibility or environmental restrictive transfer law or regulation by virtue of such contemplated transactions;
(i)All mining and mining-related processing, storage, transportation, production or other mining facilities located in or on the Owned Real Property or Leased Real Property, or lands pooled or unitized therewith, that have been abandoned by any Company, any Seller regarding the operations of the Business or any of their predecessors in interest for which any such Company or Seller have continuing responsibility, have been abandoned in accordance in all material respects with any lease provisions from the land owner and in material compliance with all applicable Environmental Laws and all applicable Environmental Permits. Each Company and Seller regarding the operations of the Business, as applicable, has performed in all material respects any Abandonment and Reclamation Obligations currently required to be performed by it;
(j)For the purposes of disclosure against this Section 3.13, the Parties acknowledge that the cost of the continued maintenance (including any requisite fees, sampling costs, and costs of professional services) of any “Engineering Control,” or “Institutional Control” as those terms are currently defined at N.J.A.C. 7:26E, are not considered a material liability; and
(k)Each Company and Seller has provided the Buyer with copies of all material reports, audits, assessments, correspondence and documents in its possession or reasonable control pertaining to Environmental Laws and/or Hazardous Substances that relate to the Business, the Companies, the Owned Real Property and/or Leased Real Property.
3.14Title to Property
(a)Except as set forth on Schedule 3.14(a) hereto, (a) subject to any adjustments and changes resulting from the Restructuring, including the transfer and assignment of the Excluded Assets, other than Owned Real Property (which is addressed in Section 3.12(a) hereto), each Company has good and valid title to, or a valid leasehold or other Contractual interest in, all of the material assets and properties used in its Business or held for use in its Business, including, without limitation, all such personal property reflected in the Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens (other than Permitted Liens), and (b) other than Owned Real Property (which is addressed in Section 3.12(a) hereto), each Asset Seller has good and valid title to, or a valid leasehold or other Contractual interest in, all of the Purchased Assets being transferred or assigned by it hereunder, including, without limitation, all such assets reflected in the Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens (other than Permitted Liens). Each Asset Seller has the right to transfer (or cause to be transferred) all of the Purchased Assets. Except as set forth on Schedule 3.14(a) hereto, and after giving effect to the Restructuring, (i) no Seller will own any properties or assets used by any of the Companies to operate the Business as currently conducted; and (ii) the properties, Contracts, permits, services, rights and other assets owned, leased or licensed by each

Company at Closing, or otherwise used in the Business as conducted prior to and as of the Closing Date, together with the Purchased Assets, constitute all of the properties and assets necessary for the Companies to operate the Business in substantially the manner as currently conducted, and are sufficient for the continued operation of the Business in the same manner immediately following the Closing Date.
(b)Schedule 3.14(b) hereto sets forth a true and complete list of all titled vehicles or equipment (i) owned by the Companies as of the Closing Date with an individual value in excess of $5,000 or (ii) leased by the Company. The furniture, fixtures and equipment used by each Company as of the Closing Date in the conduct of the Business, or included in the Purchased Assets, are in good operating condition and repair (reasonable wear and tear excepted), subject to routine maintenance, repair and refurbishment, and obsolescence in the ordinary course of business consistent with past practice.
3.15Insurance.
(a)Schedule 3.15(a) hereto lists all policies of fire, liability, workers’ compensation, property and casualty and other insurance currently maintained on the date hereof by the Companies in connection with the Business or with respect to the Purchased Assets (exclusive of any Seller Plan), with the carriers, liability limits and coverage term for each such policy (such insurance policies, the “Company Insurance Policies”).
(b)Schedule 3.15(b) hereto lists all policies of fire, liability, workers’ compensation, property and casualty and other insurance currently maintained on the date hereof by the Sellers or their Affiliates (other than the Companies) in connection with the Business or with respect to the Purchased Assets, with the carriers, liability limits and coverage term for each such policy (such insurance policies, the “Seller Insurance Policies” and, together with the Company Insurance Policies, the “Insurance Policies”).
(c)All of the Insurance Policies (i) are in full force and effect and (ii) to the Knowledge of the Sellers, are sufficient for compliance by the Companies with all requirements of Law and all Contracts to which any Company is party (including, without limitation, the Contracts set forth on Schedule 3.25). All premiums with respect thereto have been paid when due. None of the Companies is in breach or default with respect to its obligations under any of the Insurance Policies and none of the Companies or Sellers has received any notice of cancellation or termination of any Insurance Policies and no cancellation or termination is pending or threatened by the current insurers of the Companies or the Business. Except as set forth on Schedule 3.15(c) hereto, as of the date of this Agreement, there are no claims pending against any of the Companies or with respect to any Purchased Assets under any Insurance Policies involving an amount in excess of $100,000. As of the date of this Agreement, no insurance carrier has denied coverage for any pending claim asserted by any of the Companies or with respect to any Purchased Assets, nor has any such insurance carrier declined to provide any coverage to any of the Companies or with respect to any Purchased Assets.
(d)Schedule 3.15(d) hereto lists all claims made against any of the Insurance Policies involving an amount in excess of $100,000 during the last three (3) years.

3.16Contracts.
(a)Except as set forth on Schedule 3.16(a) hereto, as of the date hereof, none of the Companies, or Asset Sellers (in connection with any of the Purchased Assets), is a party to any of the following Contracts (other than Contracts that relate to a Seller Plan or an Excluded Asset):
(i)Contracts with any Seller or any Affiliate of any Seller (other than another Company) or any current or former officer, manager, partner, employee, consultant or director of a Seller or its Affiliate other than any employment or consulting Contract;
(ii)Any Collective Bargaining Agreement or related Contracts with any Union;
(iii)Contracts for the employment or engagement of, any officer, director, individual employee (including temporary and seasonal), independent contractor or other Person on a full-time or consulting basis providing for base compensation in excess of $50,000 per annum;
(iv)Contracts evidencing or relating to Indebtedness of a Company (other than to another Company), any operating leases, or mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien or a Lien on an Excluded Asset) on any portion of the assets of a Company or the Purchased Assets;
(v)Contracts evidencing or relating to any covenant, indemnity, surety bond, letter of credit, comfort letter or similar assurance of credit support provided by any Company;
(vi)Contracts for the guaranty of any obligation for borrowed money or other material guaranty (other than a guaranty of an obligation of another Company);
(vii)Contracts under which a Company is lessee of, or holds or operates any personal property owned by, any other party, for which the annual rental exceeds $50,000;
(viii)Contracts for the lease, use or occupancy of the Owned Real Property or the Leased Real Property (including by or to any third party hereto);
(ix)Contracts with any customer required to be listed on Schedule 3.25 hereto (other than purchase orders entered into in the ordinary course of business);
(x)Contracts with any supplier required to be listed on Schedule 3.26 hereto (other than purchase orders entered into in the ordinary course of business in an amount not exceeding, individually, $100,000);
(xi)Contracts that materially limit or purport to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area, including any agreement that contains any (A) exclusivity or (B) non-competition covenants;
(xii)Contracts containing a minimum purchase requirement by a Company to purchase during any twelve (12)-month period, in the aggregate, a minimum of $50,000 or more of goods or services;

(xiii)Contracts containing a minimum supply commitment by a Company to supply during any twelve (12)-month period, in the aggregate, a minimum of $50,000 or more of goods or services;
(xiv)Government Contracts requiring aggregate payments to a Company of more than $500,000 (other than purchase orders under any Material Contract in effect as of the date hereof that are entered into in the ordinary course of business under the terms of such Material Contract);
(xv)(A) Contracts providing for the grant of any license, sublicense, right, permission, consent or non-assertion relating to any Intellectual Property by (x) a Company (or Asset Seller, with respect to the Intellectual Property Assets) to a third party or (y) a third party to a Company (or Asset Seller, with respect to the Intellectual Property Assets), (B) Contracts pursuant to which any of the Companies (or Asset Seller, with respect to the Intellectual Property Assets) acquire, divest, develop, or have developed on their behalf, any material Intellectual Property (excluding Intellectual Property assignment agreements entered into with employees and contractors in the ordinary course of business), and (C) Contracts affecting the ability to use, enforce or disclose any material Intellectual Property, in the case of each of the foregoing clauses (A) - (C), other than (1) Standard Software Contracts, (2) Contracts that arise as a matter of law by implication as a result of sales of products and services by a Company, (3) Contracts entered into by a Company with its customers or suppliers in the ordinary course of business, under which such Company (x) grants to customers or suppliers a non-exclusive license of Intellectual Property of such Company, or (y) is granted by customers or suppliers a non-exclusive license of Intellectual Property of such Customers or Suppliers, or (4) the terms of service relating to the Stavola Trucking App;
(xvi)Contracts for future capital expenditures in excess of $50,000;
(xvii)Contracts for partnerships, strategic alliances or joint ventures relating to the Business or the Purchased Assets;
(xviii)Contracts with a “most favored nation” or similar provision granted by a Company;
(xix)Contracts under which any Company agrees to indemnify any party or to share a Tax liability of any party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the ordinary course of business);
(xx)Contracts under which a Company has advanced or loaned any amount to any of its directors, managers, officers or employees (other than expense advances to employees in the ordinary course of business);
(xxi)Contracts with a sales agency, sales representation, distributorship, dealer, broker, franchise or similar agreement that is not terminable by a Company without penalty on thirty (30) days’ notice or less;

(xxii)Contracts relating to the sale of a Company’s assets or properties, other than in the ordinary course of business and other than sales of inventory or obsolete, worn out or unused assets in the ordinary course of business;
(xxiii)Contracts that require consent to, or that would prohibit, delay or give the counterparty thereto any termination right as a result of, the consummation of the transactions contemplated by this Agreement;
(xxiv)Contracts entered into that contain or provide for an express undertaking by any Company to be responsible for consequential, incidental or punitive damages;
(xxv)Contracts requiring any Company to make any capital contribution to, or otherwise invest in, any Person;
(xxvi)Contracts relating to the acquisition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise), under which after the Closing, such Company would reasonably be expected to have a continuing material obligation with respect to an “earn out,” contingent purchase price, milestone or similar contingent payment; or
(xxvii)Contracts that are a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any Company, the Business, or, with respect to the Business, the Sellers, will have any material outstanding obligation after the date of this Agreement.
(b)Each Company has delivered or made available to the Buyer true, correct and complete copies of all of the Contracts listed or required to be listed on Schedule 3.16(a) hereto, as well as the Real Property Leases listed in Schedule 3.12(b) hereto (collectively, the “Material Contracts” and each a “Material Contract”) that are currently in effect, together with all modifications, addenda, amendments, and exhibits thereto or thereunder that are currently in effect. As of the date hereof, each of the Material Contracts listed or required to be listed on Schedule 3.16(a) hereto is in full force and effect, and is a legal, valid, binding and enforceable obligation of the Company which is party thereto, and, to the Knowledge of the Sellers, of the other parties thereto, enforceable against each of them in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the date hereof, none of the Companies is, nor, to the Knowledge of the Sellers, is any other party to any Material Contract in material breach or default of any of the provisions of any Material Contract, nor does any condition exist which with notice or the passage of time or both would constitute a material default thereunder.
(c)Except as set forth on Schedule 3.16(c) hereto, no Material Contract includes any provision the effect of which is to enlarge or accelerate any obligations of any of the Companies thereunder or give additional rights to any counterparty thereto, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the Ancillary Agreements.

3.17Government Contracts. The Companies have not, during the last three (3) years, (a) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract in any material respect; (b) been suspended or debarred from bidding on Government Contracts by a Governmental Authority; (c) been audited or, to the Knowledge of the Sellers, investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority or any other Person any written notice of breach or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (g) received any small business set-aside Contract, any other set-aside Contract or other order or Contract requiring small business or other preferred bidder status; or (h) entered any Government Contracts payable on a cost-reimbursement basis. The Companies have established and maintain adequate internal controls for compliance with its Government Contracts. All pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Companies were current, accurate and complete in all material respects as of their respective submission dates. To the Knowledge of the Sellers, as of the date hereof, are no material outstanding claims or disputes in connection with the Companies’ Government Contracts. To the Knowledge of the Sellers, as of the date hereof, there are no outstanding or unsettled allegations of Fraud, false claims or overpayments by any Governmental Authority with regard to any of the Companies’ Government Contracts.
3.18Employee Benefit Plans.
(a)Schedule 3.18(a) hereto contains an accurate and complete list, as of the date hereof, of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or currently is required to be contributed by the Companies or for which the Companies have any liability, (ii) all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which the Companies or any other corporation or trade or business controlled by, controlling, or under common control with any Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (an “ERISA Affiliate”) has maintained or contributed to or been required to contribute to at any time within the past three (3) years or with respect to which, to the Knowledge of the Sellers, the Companies or any ERISA Affiliate has any liability or potential liability (each, a “Seller Plan” and, collectively, the “Seller Plans”). The Sellers have provided to the Buyer or made available to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each Seller Plan and any related trust agreement or other funding instrument, and, to the extent applicable, the most recent IRS determination or opinion letter (as applicable), the latest summary plan description (and any summaries of material modifications thereto), all material correspondence with the IRS, the United States Department of Labor or any other governmental entity related to the Seller Plans, documentation evidencing the Company’s compliance with Sections 6055 and 6056 of the Code for the last three (3) plan years, and Form 5500 annual report filed for each of the preceding three (3) plan years.
(b)Except as set forth on Schedule 3.18(b) hereto, no Seller Plan is, or at any time within the last three (3) years was, and none of the Companies nor any of their Affiliates has any current or contingent liability with respect to any Seller Plan that is: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or that otherwise is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) or (iii) an employee benefit plan of the type described in Section 4063 or 4064 of ERISA or in Section 413(c) of the Code. With respect to each Plan that is or was subject to Title IV of ERISA and the minimum funding requirements of Section 412 of the Code, all minimum contributions due to be paid prior to the Closing Date have been timely made and all Pension Benefit Guaranty Corporation premiums due to be paid prior to the Closing Date have been timely paid.
(c)With respect to each of the Seller Plans, all required payments, contributions, and accruals for all periods ending prior to or as of the Closing Date shall have timely been made (to the extent due) or properly accrued (to the extent not yet due) for on the books and records of the applicable Company and there is no unfunded liability which is not reflected on the face of the Financial Statements (other than the notes thereto). With respect to the Seller Plans, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Seller Plan to the extent any such prohibited transaction or breach of fiduciary duty could reasonably be expected to impose a liability on the Companies. Except as set forth on Schedule 3.18(c), no Seller Plan provides, and none of the Companies has promised to provide, health, medical, accident, life insurance or other “welfare-type” benefits with respect to current or former employees of such Company beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable state continuation coverage Law for which the covered person pays the full cost of coverage. None of the Companies has incurred (whether or not assessed) and is not reasonably expected to incur or be subject to, any unpaid Taxes, penalties or other liabilities assessable under Sections 4980B, 4980D, 4980H or, with respect to any Seller Plan, 6721 or 6722 of the Code. Except as set forth on Schedule 3.18(c), each Seller Plan (excluding each Seller Plan which is a Multiemployer Plan and each other union sponsored program) has been established, maintained, funded and administered in compliance, in all material respects, in form and operation with its terms and all applicable Laws, including, but not limited to, ERISA, the Code and, as applicable, the Affordable Care Act. Each Seller Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a current favorable determination letter from the IRS or may rely upon a current opinion or advisory letter from the IRS, and nothing has occurred that could be reasonably expected to adversely affect the qualification of such Seller Plan. With respect to each Seller Plan, all material reports, returns and similar documents required to be filed with any governmental body or distributed to any participant, in any case on or before the Closing Date, have been timely filed or distributed.

(d)Except as set forth on Schedule 3.18(d), the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will not (i) in and of themselves result in the payment to any employee, director or consultant of any Company of any money or other property (other than in connection with such Person’s status as an Owner or a Founder); (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant of any Company, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of the Buyer or its Affiliates to merge, amend or terminate any Seller Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(e)There are no pending or, to the Knowledge of the Sellers, threatened claims under, related to or arising out of any of the Seller Plans by or on behalf any Person (other than routing claims for benefits). To the Knowledge of the Sellers, no Seller Plan is or has, within three (3) years prior to the date hereof, been, the subject of an examination or audit by a Governmental Authority.
(f)With respect to any Seller Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject any Company to a tax under Section 4971 of the Code or the assets of any Company to a lien under Section 430(k) of the Code.
(g)No Person other than a Company or an ERISA Affiliate is permitted to participate or participates in the Seller Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Seller Plan.
(h)Except as set forth on Schedule 3.18(h), each Company and its ERISA Affiliates have at all relevant times properly classified their employees as “full-time employees” (as such terms is defined in Section 4980H of the Code and the regulations issues thereunder) and have complied in all material respects with the Affordable Care Act requirements under Sections 6055 and 6056 of the Code.
(i)Each Seller Plan that constitutes a nonqualified deferred compensation within the meaning of and subject to Section 409A of the Code is in material and good faith compliance, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder. The Companies do not have any obligation to gross up, indemnify or otherwise reimburse any Person for any taxes (or potential taxes) imposed (or potentially imposed) pursuant to Section 409A or Section 4999 of the Code.
(j)With respect to each Multiemployer Plan: (i) all contributions required to be made by any Company to any such plan prior to Closing have been timely made; and (ii) no Company has been notified that it has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied. No Company is bound by any Contract or has any liability or obligation described in Section 4204 of ERISA.

3.19Intellectual Property.
(a)Schedule 3.19(a) hereto sets forth a true, complete and accurate list of all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including (i) all patents, Trademarks, domain names and copyrights either registered in the name of any of the Companies or Asset Sellers (to the extent an Intellectual Property Asset) or for which any of the Companies or Asset Sellers (to the extent an Intellectual Property Asset) has filed any application to register (collectively, the “Intellectual Property Registrations”), (ii) all unregistered Trademarks owned by any of the Companies or Asset Sellers (to the extent an Intellectual Property Asset) that are material to the operation of the business of the Companies, other than the Stavola Marks, and (iii) social media accounts or handles owned by or registered to the Companies or Asset Sellers (to the extent an Intellectual Property Asset) that are material to the operation of the business of the Companies. Each Intellectual Property Registration is subsisting (or, in the case of applications, applied for), valid and enforceable.
(b)Except as set forth on Schedule 3.19(b) hereto, a Company (or, with respect to an Intellectual Property Asset, an Asset Seller) exclusively owns all of the Intellectual Property Assets and/or has the right to use all of the Intellectual Property necessary for it to conduct its business as presently conducted, free and clear of any Liens, except for Permitted Liens. Subject to Section 6.15, all Intellectual Property used in or necessary to the conduct of the Business as currently conducted shall be owned, licensed to, or available for use by the Buyer and the Companies immediately after the Closing on the same basis in all material respects as those under which the Companies and Asset Sellers owned, licensed or was made available such Intellectual Property immediately prior to the Closing.
(c)Except as set forth on Schedule 3.19(c) hereto, to the Knowledge of the Sellers, no third party has sold or distributed any product or engaged in any activity in the past three (3) years, nor is any third party selling or distributing any product or engaging in any activity, in each case that infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Asset. Except as set forth in Schedule 3.19(c) hereto, during the last three (3) years, no written claims, demands or Proceedings have been asserted or filed, and no Proceedings are pending, by any third party against any of the Companies regarding any actual or potential infringement, unfair competition or practices, or misappropriation by any of the Companies of the third party’s Intellectual Property. The operation of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and in the past six (6) years has not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any third Person.
(d)Each Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and other confidential information included in the Intellectual Property Assets. Any disclosure of such information constituting a trade secret by the Companies to a third party has been pursuant to the terms of a written Contract between a Company (or its Affiliate) and such third party. Each employee of, or consultant or contractor to, each Company or Asset Seller has executed a valid and binding Contract if such Person has developed or created for any material Intellectual Property for the Business, and solely to the extent ownership does not automatically and immediately vest in the Company or Asset Seller by operation of applicable Law, assigning to the applicable Company or Asset Seller all such Intellectual Property to the applicable Company or Asset Seller. To the Knowledge of the Sellers, no Person is in breach in any material respect of any Contract or obligation referenced in this section.
(e)Each Company and Asset Seller (with respect to an Intellectual Property Asset) takes commercially reasonable measures to keep in full force and effect rights in material Intellectual Property owned by it and that is used in the conduct of its business as currently conducted.
(f)The Companies and Asset Sellers (with respect to an Intellectual Property Asset) have no obligation to pay sales-based royalties (i.e., revenue share) to any third party for development, license, use, sale, distribution or modification of any Intellectual Property.
(g)No material source code of the software in the Intellectual Property Assets has been disclosed, released, made available, licensed, or delivered (and no Person has agreed to disclose, release, license, or deliver such source code under any circumstance) to any third Person, and no Person other than the Companies or their authorized agents who have a have signed agreements with reasonable confidentiality obligations in favor of the Company or Asset Seller is in possession of any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, made available, or delivered to any third Person.
3.20IT Systems and Data Matters.
(a)Except as set forth on Schedule 3.20(a) hereto, the computer systems, including software, hardware, networks, interfaces, platforms and related systems, used by the Companies in the conduct of the Business as currently conducted, including any included as Purchased Assets (“Business Systems”) are sufficient in all material respects for the needs of the Business as it is currently conducted. In the last twelve (12) months, there has not been any failure or malfunction with respect to any of the Business Systems which has caused a material disruption to the Business. Each Company and Asset Seller has taken commercially reasonable actions to protect the confidentiality, security and integrity of the Business Systems and the data (including Personal Data) stored or contained therein or transmitted thereby against unauthorized use, access, interruption, modification or corruption, including by implementing on Business Systems under such Company’s (or its Affiliate’s) control industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program, and the storing of appropriate back-up copies of critical data.
(b)Each Company has purchased and paid in full for a sufficient number of licenses for the operation of the Business Systems as currently conducted. During the last three (3) years, neither the Companies nor the Asset Sellers (to the extent relating to the Business) has experienced any Security Incident.
(c)None of the Companies or Asset Sellers (to the extent relating to the Business) has collected any Personal Data from any third parties except as permitted by applicable Law. With respect to the Business, each Company and Asset Seller is in material compliance with, and during the last three (3) years has been in material compliance with, all Data Security Requirements. No

Proceedings are pending, or during the last three (3) years, have been threatened in writing against any Company or Asset Seller (with respect to the Business) alleging a violation of any Data Security Requirements or with respect to any Security Incident.
3.21Indebtedness. Except as set forth in Schedule 3.21 hereto, after giving effect to the Restructuring, at the Closing none of the Companies will have any Indebtedness outstanding other than Indebtedness to be repaid at Closing as described on the Certificate of Indebtedness.
3.22Employees; Labor Relations. Schedule 3.22 hereto sets forth the name of each employee of each Company and each Offer Employee, as of the date of this Agreement, including each employee’s (i) name or employee ID; (ii) job title; (iii) primary work location; (iv) hourly wage or base salary (as applicable); (v) incentive compensation paid in 2023 and payable or potentially payable in 2024; (vi) exempt or non-exempt status; (vii) active or inactive status (and as applicable, type of leave and anticipated return date); (viii) full-time or part-time status; (ix) visa status (as applicable); (x) union or non-union status; (xi) date of hire; (xii) employing entity and (xiii) accrued unused vacation. Except as set forth in Schedule 3.22 hereto:
(a)to the Knowledge of the Sellers, no employee of any Company or any Offer Employee, in each case, who is expected to become an employee of the Buyer after the Closing, has informed a Company or a Seller that such employee plans to terminate employment with such Company (or with Buyer or its Affiliate, in the case of an Offer Employee) within the twelve (12)-month period after the Closing;
(b)none of the employees of any Company and no Offer Employees have been during the last three (3) years, or currently are, represented by a Union or other labor organization or group that was either certified or recognized by any labor relations board, including, without limitation, the NLRB or any other Governmental Authority;
(c)none of the Companies or, with respect to the Business, the Sellers are party to, or bound by, any Collective Bargaining Agreement; there are no Collective Bargaining Agreements or any other labor-related agreements or arrangements that pertain to any of the employees of any Company or the Offer Employees, and none are currently being negotiated; and none of the employees of any Company and no Offer Employees have been during the last three (3) years, or currently are, a signatory to, or have had, or currently have, the terms of their employment set by, a Collective Bargaining Agreement;
(d)no representation election petition or application for certification has been filed with respect to employees of any Company or any Offer Employee during the last three (3) years, or is pending with the NLRB or any other Governmental Authority, and no union organizing campaign or other attempt to organize or establish a Union or group involving employees of any Company or Offer Employees has occurred during the last three (3) years, is in progress or is to the Knowledge of the Sellers is threatened;
(e)there currently is not pending, and to the Knowledge of the Sellers there is not currently any threatened, (i) charge of an unfair labor practice, (ii) investigation of a charge alleging any unfair labor practice, (iii) complaint alleging any unfair labor practice, filed or initiated with or brought by the NLRB or any other Governmental Authority, or (iv) labor board proceeding of any kind, including any such against or affecting any Company or any of its employees or the Offer Employees;
(f)no grievance or arbitration demand or proceeding, whether or not filed pursuant to a Collective Bargaining Agreement, has been filed during the last three (3) years, is pending or, to the Knowledge of the Sellers, has been threatened during the last three (3) years, against or affecting any Company or, with respect to the Business, any Sellers;
(g)no labor dispute, walk out, strike, lockout, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the employees of any Company or the Offer Employees has occurred during the last three (3) years, is in progress or, to the Knowledge of the Sellers, has been threatened during the last three (3) years;
(h)no breach of Contract or, to the Knowledge of the Sellers, denial of fair representation claim, has been filed during the last three (3) years, is pending or threatened during the last three (3) years against or affecting any Company or, with respect to the Business, the Sellers, or by any employees of any Company, any Offer Employee or any Union;
(i)the Companies have timely satisfied any pre-signing legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from the Unions representing any employees of any Company or the Offer Employees in connection with the execution of this Agreement or the transactions contemplated by this Agreement;
(j)to the Knowledge of the Sellers, each Company, the Business and, with respect to the Business, the Sellers currently are, and have been during the last three (3) years, in compliance in all material respects with all applicable federal, state and local Laws respecting labor, employment and employment practices, terms and conditions of employment, occupational safety and health, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), nondiscrimination in employment, harassment, retaliation, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, and automated employment decision tools and other artificial intelligence (“Labor Laws”);
(k)to the Knowledge of the Sellers, no discrimination and/or retaliation claim, complaint, charge or investigation has been filed with any court, forum or Governmental Authority during the last three (3) years, is pending or, to the Knowledge of the Sellers, has been threatened during the last three (3) years, against or affecting any Company or, with respect to the Business, any Seller or by any Offer Employee under the Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other Labor Law;
(l)except as would not result in material Liability for any Company, the Business or any Seller: (i) each Company and, with respect to the Business, each Seller has fully and timely paid all wages, salaries, overtime, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to any Company or, with respect to the Business, any Seller, and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes;
(m)no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record keeping violations has been filed with any court, forum or Governmental Authority during the last three (3) years, is pending or, to the Knowledge of the Sellers, has been threatened during the last three (3) years against any Company or, with respect to the Business, any Seller or by any Offer Employee under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, Service Contract Act or any other Labor Law;
(n)if any Company or, with respect to the Business, any Seller is a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed with any court, forum or Governmental Authority during the last three (3) years, is pending or, to the Knowledge of the Sellers, has been threatened during the last three (3) years with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress;
(o)no citation has been issued by OSHA against any Company during the last three (3) years and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving any Company has been filed during the last three (3) years, or, is pending or, to the Knowledge of the Sellers, threatened, during the last three (3) years against any Company under OSHA or any other applicable Labor Law relating to occupational safety and health;
(p)no workers’ compensation or retaliation claim, complaint, charge or investigation has been filed during the last three (3) years, is pending or threatened against any Company or by any Offer Employee;
(q)no investigation or citation of any Company or, with respect to the Business, any Seller has occurred during the last three (3) years, and no enforcement proceeding has been initiated during the last three (3) years, is pending or, to the Knowledge of the Sellers, has been threatened during the last three (3) years under federal or foreign immigration Law;
(r)during the last three (3) years, no Company and, with respect to the Business, no Seller has taken any action that would constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of any WARN Act or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law, and no such actions are currently contemplated, planned or announced;

(s)no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between any Company and its employees or between any Offer Employee and SMC has been filed during the last three (3) years, is pending or, to the Knowledge of the Sellers, has been threatened during the last three (3) years, against any Company or, with respect to the Business, any Seller or by any Offer Employee under any applicable Law;
(t)each Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims;
(u)each Company has paid or accrued all current assessments under workers’ compensation legislation, and no Company has been subject to any special or penalty assessment under such legislation which has not been paid;
(v)each Company and, with respect to the Business, the Sellers have reasonably and impartially investigated all sexual harassment, or other harassment, discrimination or retaliation allegations against officers, directors, partners, executives, employees, contractors or agents of any Company or the Offer Employees that have been reported to the Companies in accordance with its applicable workplace harassment policy or of which the Companies or the Sellers was otherwise aware during the last three (3) years. To the extent applicable, with respect to each such allegation (except those reasonably deemed to not have merit), the applicable Company or Seller has taken prompt corrective action reasonably calculated to prevent further improper action and does not expect any material Liability with respect to any such matters. To the Knowledge of Sellers, there are no such allegations of harassment, retaliation or discrimination that, if known to the public, would bring the Companies, the Business or the Sellers into material disrepute; and
(w)to the Knowledge of Sellers, no current or former employee or independent contractor of any Company or any Offer Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation: (i) owed to any Company or, with respect to the Business, any Seller; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Company or, with respect to the Business, any Seller.
3.23Brokers. Except for The Orr Group, none of the Companies or Sellers has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
3.24Affiliate Transactions. Except as set forth on Schedule 3.24 hereto, after giving effect to the Restructuring, no officer, director, manager, or Affiliate of any Seller or Company (excluding other Companies that are Affiliates), or any individual in such officer’s, director’s or manager’s immediate family will be a party to any Contract (such Contracts or transactions listed or required to be listed on Schedule 3.24 hereto, the “Affiliate Agreements”) with any of the Companies or will have any interest in any asset or property used by any of the Companies (other than pursuant to an employment agreement or arrangement with an employee of any Company or any salary or other compensation or benefit under any Seller Plan paid or payable in the ordinary course of business).

3.25Customers. With respect to each of the fiscal years ended on September 30, 2023 and September 30, 2022, Schedule 3.25 hereto lists the ten (10) largest customers (measured by dollar volume of purchase) of the Companies, collectively, and the dollar amount of purchases which each such customer represented during such applicable periods. Except as set forth on Schedule 3.25 hereto, as of the date hereof, no Company has received any written notice, and to the Knowledge of the Sellers, other notice or indication, that any customer listed on Schedule 3.25 hereto will, within twelve (12) months after the Closing Date, terminate, materially decrease the rate of business or materially and adversely alter, as to the relevant Company, the terms of business done with such Company. To the Knowledge of the Sellers, except as set forth on Schedule 3.25 hereto, as of the date hereof, no Company is involved in any material dispute with any customer listed on Schedule 3.25 hereto.
3.26Suppliers. With respect to each of the fiscal years ended on September 30, 2023 and September 30, 2022, Schedule 3.26 hereto lists the ten (10) largest suppliers (measured by dollar volume of purchase from such suppliers) of the Companies, collectively, and the dollar amount of purchases from each such supplier during such applicable periods. Except as set forth on Schedule 3.26 hereto, as of the date hereof, no Company has received any written notice, and to the Knowledge of the Sellers, other notice or indication, that any supplier listed on Schedule 3.26 hereto will, within twelve (12) months after the Closing Date, terminate, materially decrease the rate of business or materially and adversely alter, as to the relevant Company, the terms of business done with such Company, subject to general and customary price increases. To the Knowledge of the Sellers, except as set forth on Schedule 3.26 hereto, as of the date hereof, no Company is involved in any material dispute with any supplier listed on Schedule 3.26 hereto.
3.27Inventory. All raw materials, work in process and finished goods produced, manufactured, acquired, ordered or held for sale in connection with the Business and reflected in the Balance Sheet, or acquired or created thereafter by the Companies for use in connection with the Business (collectively, the “Inventory”) (a) was acquired or manufactured by the Companies in the ordinary course of business consistent with past practice, (b) has been maintained in the ordinary course of business consistent with past practice, and (c) consists of a quality and quantity useable, and with respect to finished goods, saleable, in the ordinary course of business consistent with past practice and are in quantities sufficient for normal operation of the Business consistent with past practice. No Inventory is held on a consignment basis. None of the Inventory is obsolete, damaged or defective, except in each case as such items have been properly written off or written down. All Inventory is owned by the Companies (or with respect to the Purchased Assets, the Asset Sellers) free and clear of all Liens (other than Permitted Liens) and is located at the Owned Real Property or Leased Real Property. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Companies.
3.28Accounts Receivable. All accounts receivable of the Companies reflected on the Balance Sheet and the accounts receivable of the Companies arising after the date thereof have arisen from bona fide transactions entered into by a Company involving the sale of goods or the rendering of services in the ordinary course of business. Except as set forth on Schedule 3.28, (a) there are no material disputes, contests, claims, counterclaims or setoffs with respect to such accounts receivable that have not been reserved, and (b) no Company has received written notice, or to the Knowledge of the Sellers, other notice or indication, that any material amounts under such accounts receivable will not be collected in accordance with their terms, other than those that have been reserved for in the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Companies.
3.29No Undisclosed Liabilities. Except as set forth on Schedule 3.29 hereto, there is no liability, debt or obligation of or claim against any of the Companies or the Purchased Assets (including unpaid Taxes), whether accrued, absolute, contingent or otherwise, whether known or unknown, and whether or not required by GAAP to be reflected on a consolidated balance sheet or disclosed in the notes thereto, except for liabilities, debts, obligations and claims (a) reflected and adequately reserved for in the Financial Statements or disclosed in the notes thereto, (b) that constitute Excluded Liabilities or arise under or relate to this Agreement or the Ancillary Agreements (including as a result of the Restructuring), or (b) that have arisen since the date of the Balance Sheet in the ordinary course of business of such Company (none of which is a liability for material breach of Contract, breach of warranty, tort, infringement, misappropriation, product liability, violation of Law or that relates to any Proceeding) and that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.
3.30Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on Schedule 3.30 hereto, none of the Companies has an account or safe deposit box in any bank, and no Person has any power, whether singly or jointly, to sign any checks on behalf of any of such Company, to withdraw any money or other property from any bank, brokerage or other account of such Company or to act under any power of attorney granted by such Company at any time for any purpose. Schedule 3.30 hereto also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of each Company.
3.31Warranties.
(a)Each product produced, manufactured, sold, or delivered by, or on behalf of, any Company in the past three (3) years, has, in all material respects, been produced, delivered and distributed in conformity with all applicable contractual commitments and all Laws related to product safety and related matters, and all express and implied warranties with respect thereto. In the past three (3) years, there have been no recalls (whether voluntary or compulsory) of any products produced, manufactured, sold or delivered by, or on behalf of, any Company. Neither the Sellers nor the Companies are currently, and have not been in the past three (3) years, subject to any product liability lawsuits. No Company has any liability arising from or alleged to arise from any injury to Person or property as a result of any product, manufactured, sold, delivered, distributed or provided by, or on behalf of any Company.
(b)The Companies do not (i) make or offer any guaranty, warranty, right of credit, right of return or indemnity as to any products produced, manufactured or sold by, or on behalf of the Companies in connection with the Business (a “Warranty”), and there is no pending or, to the Knowledge of the Equity Sellers, threatened Proceeding alleging any breach of any Warranty which would reasonably be expected to be material to the Business, and (ii) have any material liability under any Warranty. Each product produced, manufactured, sold or delivered by, or on behalf of the Companies has been produced, manufactured or sold in conformity in all material respects with all Warranties made by, and all other contractual commitments of, the Companies.

3.32Reserves.
(a)All Mine operations of each Company and each Asset Seller (to the extent relating to the Purchased Assets) are conducted within the perimeter boundaries of the applicable Mine or on Owned Real Property or Leased Real Property and no operations encroach on the lands of any third party for which any Company or Asset Seller does not have the right of ingress or egress. The mining plans and reserve estimates of each Company and Asset Seller (to the extent relating to the Purchased Assets) do not require and are not conditioned on the acquisition of additional mining rights outside of the Owned Real Property or Leased Real Property.
(b)Each Company and Asset Seller (to the extent relating to the Purchased Assets) has all surface and access rights, including as applicable fee simple estates, leases, easements, rights of way and permits, or licenses from landowners or Governmental Authorities, permitting the use of land by each Company and Asset Seller (to the extent relating to the Purchased Assets), and other interests that are required for the current state of exploiting the development potential of the Mines, and no third party or group holds any such rights that would be required to conduct mineral exploration, drilling activities, and production on any of the Mines.
(c)To the Knowledge of the Sellers, each Company and Asset Seller (to the extent relating to the Purchased Assets) has made available to Buyer all of the following material written and other material documentary (including plats and maps, surveys and other written data) information and data pertaining to the Mines in its possession and control: including mining plans and plans of operation; reclamation plans; life-of-mine studies and reports; notices of intent; including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of minerals within the Owned Real Property and Leased Real Property, including relevant reserve and resource estimates; metallurgical testwork and sampling data; drill data and assay results; all reclamation and bond release information; and financial assurances for reclamation.
(d)Outside of production in the ordinary course of business, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of each Company or Asset Seller from the amounts so disclosed.
(e)Schedule 3.32(e) hereto sets forth a true, correct and complete list of the material water rights, water leases and water supply agreements, ditch rights or other interests in water conveyance rights owned or leased by each Company or Asset Seller that are used and useful in the operation of the Business, including the owner and lessee with respect to each such right or interest (the “Water Rights”). Each Company and Asset Seller has valid title or leaseholder interest or otherwise holds valid permits for the Water Rights of each Company or Asset Seller, in each instance, free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to be material: (i) neither any Company nor any Asset Seller has received from any Governmental Authority or person any unresolved written notice or claim affecting title to the Water Rights, including notice of non-use regarding such Water Rights; and (ii) to the Knowledge of the Sellers, there are no current facts or conditions that would reasonably be expected to materially and adversely impact the Water Rights and such Water Rights are sufficient to address the current and currently projected operational requirements of the Mines in the ordinary course of business.

3.33Trucks and Trailers; Regulatory Compliance.
(a)The trucks and trailers owned and operated by the Companies in connection with the Business are properly licensed and registered, in all material respects, with applicable authorities in accordance with applicable laws, and such licenses and registrations are current. The Companies and Asset Sellers (to the extent relating to the Purchased Assets) are in material compliance with all Department of Transportation (DOT) regulations, including the regulations set forth in 49 C.F.R. Part 376 (leasing), Parts 40 and 382 (drug and alcohol testing), Part 383 (CDL standards), Part 385 (safety fitness procedures), Part 390 (general), Part 391 (qualification of drivers), Part 392 (driving of CMV), Part 395 (hours of service), Part 396 (inspections, repair and maintenance) and all records required by such regulations have been maintained within the last three (3) years in accordance with such DOT regulations. The Companies have reasonable procedures in place to validate its contractual counterparties’ compliance with contractual obligations for insurance coverage, operating authority, safe operations and other relevant factors. In the past three (3) years, no Company has received in writing, and there is no proceeding or audit pending or threatened in writing, that would be reasonably be expected to result in any material and adverse decision or rating by local, state or federal regulatory agencies that affect the Companies’ operating authorities.
(b)Schedule 3.33 sets forth a true and complete list of all trucks and trailers used in the Business, identifying each by make, model, year and VIN or serial number, specifying whether each such truck or trailer is owned (and, if owned, specifying the owner) or leased (and, if leased, specifying the lessor), and identifying those out of service for repairs (other than routine maintenance and repairs), with wrecked trailers and trucks separately noted. The Companies’ books and records include valid certificates of title for all trucks and trailers owned by the Companies and used in the Business. All current license plates and stickers are properly affixed to such equipment, and all related fees have been paid.
3.34Surety Bonds. Schedule 3.34 sets forth, as of the date of this Agreement, a true and complete list of all outstanding surety bonds involving any Company or the Business (the “Surety Bonds”) and the cash or other collateral corresponding to each such Surety Bond. To the Knowledge of Seller and the Company, each Surety Bond is in full force and effect as of the date of this Agreement and has not been canceled or rescinded by the issuer thereof.
3.35NO ADDITIONAL REPRESENTATIONS. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS ARTICLE 3 AND IN ARTICLE 4 (INCLUDING THE SCHEDULES RELATED THERETO), IN THE ANCILLARY AGREEMENTS (INCLUDING IN ANY CERTIFICATE DELIVERED PURSUANT HERETO), NONE OF THE SELLERS, THE FOUNDERS, THE COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECT OR INDIRECT OWNERS, MEMBERS, OR REPRESENTATIVES, OR ANY OTHER PERSON, MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY EXPRESS, IMPLIED OR STATUTORY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY RELATING TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION FURNISHED OR MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE COMPANIES OR ANY PURCHASED ASSETS),

AND THE SELLERS AND THE FOUNDERS HEREBY DISCLAIM ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES.
Article 4.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE FOUNDERS WITH RESPECT TO THE SELLERS AND THE FOUNDERS
Each of the Sellers and Founders, severally and not jointly, represents and warrants to the Buyer, solely with respect to such Seller or Founder, as the case may be, that the statements contained in this Article 4 are true and correct as of the date of this Agreement and as of the Closing Date (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), except as set forth in the Schedules hereto:
4.1Authority; Binding Effect.
(a)Stavola NJ is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Stavola PA is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of STC and SMC is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. SRC is a general partnership, the relations among the partners of which are governed by the Laws of the State of New Jersey.
(b)Such Seller has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform all of its agreements and obligations under this Agreement and such Ancillary Agreements in accordance with their terms. Such Seller has obtained all approvals necessary for the execution and delivery by such Seller or such Owner of this Agreement and the Ancillary Agreements to which it is a party, and for the consummation by such Seller or Owner, as the case may be, of the transactions contemplated hereby and thereby. Such Equity Seller has all requisite power and authority to sell and transfer to the Buyer all of the Purchased Interests owned by such Equity Seller. Such Asset Seller has all requisite power and authority to sell and transfer to the Buyer all of the Purchased Assets owned by such Asset Seller. This Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by such Seller and the Sellers’ Representative, and, assuming due authorization, execution, and delivery of such documents by the other parties thereto (other than the Owners and the Sellers’ Representative), constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Asset Seller is a “foreign person” as such term is used in Section 1445 of the Code.

(c)Each Owner has all requisite power and authority to enter into any Ancillary Agreements to which it is a party and to perform all of its agreements and obligations under such Ancillary Agreements in accordance with their terms. Each Owner has obtained all approvals necessary for the execution and delivery by such Owner of the Ancillary Agreements to which it is a party, and for the consummation by such Owner of the transactions contemplated thereby. The Ancillary Agreements to which it is a party will be duly executed and delivered by each Owner and, assuming due authorization, execution, and delivery of such documents by the other parties thereto (other than such Owners, the Sellers and the Sellers’ Representative), will constitute the legal, valid and binding obligations of such Owner, enforceable against such Owner in accordance with their terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(d)Each Founder is legally competent to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and perform the obligations contemplated by this Agreement and, assuming due authorization, execution, and delivery of this Agreement by the other parties hereto (other than such Founder, the Sellers and the Sellers’ Representative), this Agreement constitutes the legal, valid and binding obligations of such Founder, enforceable against such Founder in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
4.2Title to Purchased Interests and Purchased Assets; Liens; Etc. Such Equity Seller has, record and beneficial ownership of such Equity Seller’s Purchased Interests as set forth opposite its name under the column entitled “Percentage Interest” on Schedule 4.2 hereto, free and clear of all Liens (other than Liens under applicable securities Laws). Other than the Purchased Interests listed on Schedule 4.2 hereto, no Seller owns any membership or other interest of any of the Companies or any option, warrant, subscription, agreement or right of any kind to purchase any membership or other interests, assets, properties or rights of any of the Companies.
4.3Non-Contravention. Except as set forth on Schedule 4.3 hereto, neither the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by such Seller, the Owners or such Founder, nor the consummation by such Seller, the Owners or such Founder of the transactions contemplated hereby and thereby will, with or without notice, lapse of time or both constitute a violation of, be in conflict with, or create or constitute a default under, or result in the creation or imposition of any Lien upon any property of such Seller pursuant to (a) the Governing Documents of such Seller, each as amended to date; (b) any material agreement or commitment to which such Seller is a party, by which such Seller or any of its properties (including any Purchased Asset) is bound, or to which such Seller or any of its properties (including any Purchased Asset) is subject; or (c) any statute or any Order to which such Seller or any property or asset owned by such Seller is subject (including any Purchased Asset).

4.4Governmental Consents. Except for the (a) HSR Filing, (b) any third party consents set forth on Schedule 4.4 hereto or to implement the Restructuring, and (c) as necessary to comply with Section 6.14 regarding ISRA, no notice to, consent, approval or authorization of, or declaration, registration, qualification or filing with, any Governmental Authority is required to be obtained or made by such Seller or Founder for the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.
4.5Litigation, Etc. No Proceeding is pending or, to the Knowledge of the Sellers, threatened against such Seller with respect to its execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation by such Seller of the transactions contemplated hereby and thereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to such Seller which would reasonably be expected to interfere with such Seller’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party. No Proceeding is pending or, to the actual knowledge of such Founder, threatened against such Founder with respect to its execution and delivery of this Agreement and the Ancillary Agreements to which any Owner in which such Founder holds an interest is a party or the consummation by such Founder (or Owner, as applicable) of the transactions contemplated hereby and thereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to such Founder or, to such Founder’s knowledge, any Owner in which such Founder holds an interest, which would interfere with such Founder’s or Owner’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party.
4.6Brokers. Except for The Orr Group, such Seller or Founder has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
4.7Antitrust Matters.
As of the Closing, all of the following conditions relating to the HSR Act will be true and correct:
(a)STC will be its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) and will not be controlled (as such term is defined in 16 C.F.R. § 801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a) and are interpreted by the PNO).
(b)SMC will be its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the PNO) and will not be controlled (as such term is defined in 16 C.F.R. § 801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a) and are interpreted by the PNO).

(c)SRC will be its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the PNO), and will not be controlled (as such term is defined in 16 C.F.R. § 801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a) and are interpreted by the PNO).
(d)Stavola PA is the ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the PNO) of each of (i) Summit Anthracite, Inc., (ii) Stavola Summit Land, LLC and (iii) Stavola Silverbrook Land LLC and will not be controlled (as such term is defined in 16 C.F.R. § 801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a) and are interpreted by the PNO).
Article 5.
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Sellers and the Founders that the statements contained in this Article 5 are true and correct as of the date of this Agreement and as of the Closing Date (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date):
5.1Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform all of its agreements and obligations under this Agreement and such Ancillary Agreements in accordance with their terms. The Buyer Parent, directly or indirectly, owns all of the issued and outstanding membership interests of the Buyer.
5.2Corporate Approval; Binding Effect. The Buyer has obtained all approvals necessary for the execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party, and for the consummation by the Buyer of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by the Buyer and, assuming due authorization, execution, and delivery of such documents by the other parties thereto that are not Affiliates of the Buyer, constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3Non-Contravention. Neither the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby and thereby will constitute a violation of, be in conflict with, or create or constitute a default under, or result in the creation or imposition of any Lien upon any property of the Buyer pursuant to (a) the Governing Documents of the Buyer, each as amended to date; (b) any material agreement or commitment to which the Buyer is a party, by which the Buyer or any of its properties is bound, or to which the Buyer or any of its properties is subject; or (c) any statute or Order to which the Buyer or any property or asset owned by the Buyer is subject.

5.4Governmental Consents. Except for the HSR Filing and as necessary to comply with Section 6.14 regarding ISRA, no notice to, consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required to be obtained or made by the Buyer for the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.
5.5Litigation, Etc. No Proceeding is pending or, to the actual knowledge of the Buyer, threatened in writing against the Buyer with respect to its execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation by the Buyer of the transactions contemplated hereby and thereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to the Buyer which would reasonably be expected to interfere with the Buyer’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party.
5.6Brokers. The Buyer has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
5.7Independent Investigation. The Buyer acknowledges (for itself and on behalf of its Affiliates and representatives) that, as of the date hereof, the Buyer and its Affiliates and Representatives (a) have received adequate access to (i) such books and records, facilities, equipment, Contracts and other assets of the Companies and relating to the Purchased Interests, the Purchased Assets and the Assumed Liabilities that the Buyer and its Affiliates and representatives have requested to review and (ii) the Data Room, and (b) have had adequate opportunity to meet with the management of the Companies and the Sellers to discuss the business and assets of the Companies and the Purchased Interests, the Purchased Assets and the Assumed Liabilities. The Buyer further acknowledges (for itself and on behalf of its Affiliates and representatives) that it has conducted, its own independent investigation of the business, operations and financial condition of the Companies and of the Purchased Interests, the Purchased Assets and the Assumed Liabilities and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Buyer and its Affiliates and representatives have relied on the results of its own independent investigation and the representations, warranties, covenants and agreements contained in this Agreement, and has not relied on and hereby expressly waives any reliance on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to any Seller, Founder, any of their respective Affiliates (including the Companies) or the Business except for the representations and warranties expressly set forth in Article 3 and Article 4 of this Agreement (and, with respect to such representations and warranties, subject to any limitations included in this Agreement), in any Ancillary Agreement, or in any certificate delivered pursuant hereto or thereto. The Buyer further acknowledges that it is a sophisticated purchaser and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

5.8Financial Capability. The Parties expressly acknowledge and agree that the Closing is not subject to any financing condition (i.e., obtaining the Debt Financing is not a condition for the Buyer to proceed to Closing), and the Buyer does not know of any circumstance or condition that could reasonably be expected to adversely affect the availability of funds to pay all obligations of the Buyer and its Affiliates hereunder at the Closing.
5.9Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer shall (a) be able to pay its debts as they become due; (b) own property and assets that have a fair saleable value greater than the amounts required to pay its debts and contingent liabilities as they become absolute and matured; and (c) have adequate capital to carry on its business. No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of the Buyer.
5.10Purchase for Investment. The Buyer is acquiring the Purchased Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, in violation of any federal or state securities Laws. The Buyer has been advised and understands that the Purchased Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), on the grounds that no distribution or public offering of the Purchased Interests is to be effected, and that in this connection, the Sellers are relying in part on the representations of the Buyer set forth in this Agreement. The Buyer has been further advised and understands that no public market now exists for the Purchased Interests or any of the other securities issued by the Companies and that a public market may never exist for the Purchased Interests. The Buyer is an “Accredited Investor” (as such term is defined in Rule 501 of Regulation D of the Securities Act). The Buyer acknowledges and agrees that the Purchased Interests acquired hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under applicable securities Laws, except pursuant to an exemption from such registration. The Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and is capable of bearing the economic risks of such investment.
5.11Antitrust Matters. As of the Closing, the following condition relating to the HSR Act will be true and correct: Arcosa, Inc. will be the ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the PNO) of Buyer.
5.12NO ADDITIONAL REPRESENTATIONS. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES AS EXPRESSLY MADE IN THIS ARTICLE 5, (INCLUDING ANY SCHEDULES RELATED HERETO), IN THE ANCILLARY AGREEMENTS (INCLUDING IN ANY CERTIFICATE DELIVERED PURSUANT HERETO), NEITHER THE BUYER NOR ANY OF ITS AFFILIATES, DIRECT OR INDIRECT OWNERS, MEMBERS, OR REPRESENTATIVES, OR ANY OTHER PERSON, MAKES, AND HEREBY EXPRESSLY DISCLAIMS, ANY EXPRESS, IMPLIED OR STATUTORY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPLETENESS OF ANY INFORMATION FURNISHED OR MADE AVAILABLE TO THE SELLERS, THE FOUNDERS, THE COMPANIES AND ANY OF THEIR RESPECTIVE

REPRESENTATIVES) AND THE BUYER HEREBY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES.
Article 6.
CERTAIN COVENANTS
6.1Conduct of the Business Prior to Closing.
(a)From the date of this Agreement until Closing or the earlier termination of this Agreement pursuant to its terms (the “Interim Period”), except as otherwise contemplated by this Agreement (including the Restructuring), required by applicable Law or consented to in writing by the Buyer (to be granted or withheld in the Buyer’s sole discretion), the Equity Sellers, STC, SRC and SMC shall, and the Equity Sellers shall cause the Companies to, operate the Business in the ordinary course of business, consistent with past practice, and use commercially reasonable efforts to maintain and preserve intact the current organization, business, goodwill and relationships of the Business and their employees, customers, lenders, distributors, suppliers, regulators, and others having business relationships with the Business.
(b)During the Interim Period, except as otherwise contemplated by this Agreement (including in connection with the Restructuring), required by applicable Law, set forth on Schedule 6.1(b) hereto, or consented to in writing by the Buyer (to be granted or withheld in the Buyer’s sole discretion), the Equity Sellers, SMC, SRC and STC shall, and the Equity Sellers shall cause the Companies to:
(i)not (A) amend the respective Governing Documents of the Companies in any manner or (B) split, combine or reclassify the membership interests, units, or other equity interests of the Companies;
(ii)not issue, sell, pledge, transfer, or dispose of, or agree to issue, sell pledge, transfer or dispose of, any membership interests, units or other equity interests of the Companies, or issue any membership interests, units, or other equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued membership interests, units or other equity interests of the Companies;
(iii)not (A) redeem, purchase or otherwise acquire any outstanding membership interests, units or other equity interests of the Companies or declare or pay any dividend of any Company or make any other distribution from any Company to any Person on or prior to the Closing Date, other than dividends paid to, or distributions of cash to, Stavola NJ or Stavola PA in the ordinary course of business consistent with past practice and applicable Law, and (B) declare, set aside or make any payment or distribution of cash or other property in respect of the Purchased Interests, other than dividends paid to, or distributions of cash to, Stavola NJ or Stavola PA in the ordinary course of business consistent with past practice and applicable Law;
(iv)not sell, assign, lease, transfer, license, abandon or otherwise dispose of, directly or indirectly, any Purchased Assets, or material property or material assets owned by the Companies, including the Owned Real Property and the Leased Real Property, except for (A) the sale, lease, licensing, transfer or disposition of inventory or obsolete machinery, equipment, or other assets in the ordinary course of business, consistent with past practice, and (B) as to the Leased Real Property, the exercise of the Companies rights and remedies under any lease thereof, in the ordinary course of business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property;
(v)not abandon, dispose of, terminate any ownership rights to, or assign, sell, lease, license, or transfer any material Intellectual Property Asset or permit any of its rights to any such Intellectual Property Assets to lapse (other than (A) the expiration of Intellectual Property Assets in accordance with its statutory terms and (B) non-exclusive licenses granted by any of the Companies to customers in the ordinary course of business);
(vi)disclose any confidential information or trade secrets to any Person (other than pursuant to written confidentiality agreements entered into in the ordinary course of business);
(vii)not make any change in any cash management practices or any method of accounting or auditing practice, including any working capital procedures or practices of the Companies, other than changes required as a result of changes in GAAP or applicable Law (and in such case, only after providing reasonable written notice and offering Buyer the opportunity to discuss such change with the Sellers’ Representative);
(viii)not accelerate the collection of, or discount, accounts receivable, or delay the payment of accounts payable or accrued expenses of any Company, other than in the ordinary course of business;
(ix)not make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by a Company (A) to another Company, (B) to any employee in connection with travel, entertainment or related business expenses or other customary out-of-pocket expenses in the ordinary course of business, consistent with past practice, or (C) in the ordinary course of business, consistent with past practice, to any customer, distributor, licensor, supplier or other Person with which a Company has significant business relations;
(x)not (A) make, rescind or change any Tax election, (B) change any annual Tax accounting period, (C) adopt or change any method of Tax accounting or reverse any accruals, (D) sign or enter into any voluntary disclosure (or similar) agreement, “closing agreement” or settlement with any Governmental Authority, (E) settle or compromise any claim or assessment of Tax liability, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) file any amended Tax Return, (H) surrender any right to claim a Tax refund, offset or other reduction in liability, (I) request any Tax ruling or similar request, (J) incur any Tax liability other than in the ordinary course of business, (K) act or omit to act where such action or omission to act would reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for any Company or Buyer or its Affiliates or their direct or indirect equityholders in any material respect;

(xi)not, except as required by Law or any Contract or Seller Plan, (A) increase the amount of any bonus, salary or other compensation payable, or of any benefits, to any (1) employee or individual independent contractor of the Companies making in excess of $100,000 per year, or (2) to any other employee or individual independent contractor of the Companies by more than five percent (5%), or (B) grant any bonus to any employee, director or executive officer of the Companies; provided, however, that the Companies may, without the Buyer’s consent (1) continue to make hires based on open position requisitions as of the date hereof or (2) replace any employees whose employment is terminated so long as such replacements’ base salaries are less than $150,000;
(xii)not permit the Companies to enter into or agree to enter into any merger, consolidation, acquisition, joint venture or strategic alliance with any other Person;
(xiii)not enter into any Contract with a term greater than one (1) year or that will require the payment of amounts greater than $50,000 or the receipt of amounts greater than $50,000;
(xiv)not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of a Company, or otherwise alter a Company’s corporate structure;
(xv)other than in the ordinary course of business, not amend, waive, modify or consent to the termination of any Material Contracts;
(xvi)(A) with respect to capital expenditures for the projects set forth in the Capital Expenditure Budget, not authorize, or make any commitment with respect to, or incur any capital expenditures in excess of the applicable line item therefor set forth in the Capital Expenditure Budget; and (B) with respect to any other type of capital expenditure that is not specifically addressed in the Capital Expenditure Budget, not authorize, or make any commitment with respect to, or incur any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;
(xvii)not purchase any real property unless included in the Capital Expenditure Budget;
(xviii)not enter into any Contract with any officer, director, manager or Affiliate of the Companies;
(xix)not enter into, modify, extend, amend, negotiate or terminate any Collective Bargaining Agreement;
(xx)not recognize or certify any Union as the bargaining representative for any employees of any of the Companies or the Offer Employees;
(xxi)not implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that could implicate the WARN Act;

(xxii)not waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee of any of the Companies or the Offer Employees;
(xxiii)not, except in the ordinary course of business, (A) mortgage, lease to a third party, pledge or otherwise grant any Lien (other than a Permitted Lien) on any Owned Real Property, Leased Real Property or Purchased Asset, (B) sell, transfer, license, permit to lapse or otherwise dispose of any Owned Real Property or Purchased Asset (other than inventory or obsolete equipment), (C) terminate any lease, other than a lease that expires on its own terms prior to Closing, (D) amend or modify any lease, (E) permit any Company to purchase, lease or otherwise acquire additional real property, or (F) transfer or relocate any material fixtures or equipment from any Owned Real Property other than to another Owned Real Property, other than removals or relocations of obsolete fixtures and equipment in the ordinary course of business;
(xxiv)not incur any material obligations (including Indebtedness for borrowed money) or material liabilities, whether absolute, accrued, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities that will be paid off at Closing as contemplated herein or obligations and liabilities incurred in the ordinary course of business consistent with past practice;
(xxv)not commence or settle any Proceeding, other than any Proceeding involving only monetary relief in an amount of two hundred fifty thousand dollars ($250,000) or less; and
(xxvi)not authorize, or commit to agree to take, any action described in this Section 6.1(b).
(c)Without limiting the generality of Section 6.1(a) or Section 6.1(b), nothing contained in this Agreement will give the Buyer, directly or indirectly, the right to control or direct the operations of the Companies prior to the Closing.
6.2Access to Information. During the Interim Period, the Sellers shall, and shall cause the Sellers’ Representative and the Companies to: afford the Buyer and its Representatives reasonable access to and the right to inspect the Owned Real Property, the Leased Real Property and the Purchased Assets; furnish the Buyer and its Representatives with such financial, operating, and other data and information related to the Companies, the Purchased Assets and the Assumed Liabilities as the Buyer or any of its Representatives may reasonably request; provided, however, that none of the Sellers, the Companies, nor their respective Representatives shall be required to create reports, analyses, or prepare other information in connection with such requests; and instruct the Representatives of the Sellers and the Companies to reasonably cooperate with the Buyer and its Representatives in its investigation of the Companies; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Sellers’ Representative, under the supervision of the relevant Seller’s or Company’s personnel and in such a manner as not to interfere with the normal operations of such Company. Notwithstanding anything to the contrary in this Agreement, none of the Sellers or the Companies shall be required to disclose any information to the Buyer or its Representatives if such disclosure would: (x) in a Seller’s reasonable discretion, cause significant competitive harm to such Seller, a Company, their respective businesses or the Purchased Assets if the transactions contemplated by this Agreement are not consummated; (y) waive any attorney-client or other privilege; (z) violate any applicable Law or Contract to which such Seller or Company is a party and entered into prior to the date of this Agreement; provided, however, if such access or disclosure is denied by a Seller or Company, such Seller or Company shall promptly notify the Buyer, shall describe in writing the reasons for such denial and shall reasonably cooperate with the Buyer to implement any commercially reasonable procedures requested by the Buyer to, if possible, provide access or disclosure without resulting in the violations or waivers set forth in the foregoing clauses (x) through (z). Prior to Closing, without the prior written consent of the Sellers’ Representative, which may be withheld for any reason, the Buyer shall not (other than in the ordinary course of business of the Buyer and its Affiliates unrelated to the transactions contemplated by this Agreement) contact any Persons known by the Buyer or its Affiliate to be suppliers to, or customers of, the Companies, or with respect to any Purchased Assets or Assumed Liabilities, and the Buyer shall have no right to perform invasive, destructive, or subsurface investigations of the Companies’ properties or any other environmental sampling (such as indoor air sampling). The Buyer shall, and shall direct its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2, and the Buyer shall indemnify, defend, and hold the Seller Indemnified Parties and their Representatives harmless from and against any Losses (including interest, reasonable attorneys’ and other professionals’ fees and expenses and court costs) arising out of the Buyer’s or its Representatives access to any Owned Real Property or Leased Real Property during the Interim Period except to the extent such Losses were caused by the gross negligence or willful misconduct of the Sellers, the Companies, their respective Affiliates, or their respective Representatives. The Companies, and the Affiliates and Representatives of the Sellers and the Founders, are express third-party beneficiaries of, and may enforce, any of the provisions in this Section 6.2.
6.3Confidential Information.
(a)The Buyer acknowledges and agrees that the Mutual Confidentiality Agreement, dated June 13, 2023, entered into by and between Buyer Parent and Stavola NJ (the “Confidentiality Agreement”), remains in full force and effect and, in addition, covenants and agrees to keep confidential (and to cause its Affiliates to keep confidential), in accordance with the provisions of the Confidentiality Agreement, Confidential Information (as defined in the Confidentiality Agreement) provided or made available to the Buyer, its Affiliates or their respective Representatives in relation to the transactions contemplated by this Agreement; provided that, for the avoidance of doubt, that any potential Debt Financing Sources, Buyer’s or its Affiliates’ lenders and noteholders and their respective representatives shall be deemed to be Representatives of Buyer for purposes of such agreement. If this Agreement is terminated prior to the Closing for any reason, then the terms of the Confidentiality Agreement shall continue in full force and effect until the later of (i) two (2) years after the date of such termination, notwithstanding any earlier termination of the Confidentiality Agreement according to its terms, and (ii) the termination of the Confidentiality Agreement according to its terms. Notwithstanding anything to the contrary in this Agreement, effective upon the Closing, the Confidentiality Agreement shall terminate and be of no further force or effect.

(b)For a period of two (2) years following the Closing Date (except with respect to information that constitutes a trade secret, in which case the period shall extend until the information no longer constitutes a trade secret under applicable Law), the Sellers and the Founders shall, and shall cause their Affiliates to, hold in confidence and shall not use in any manner any confidential and proprietary information, whether written or oral, to the extent concerning the Companies or the Purchased Assets (but, for the avoidance of doubt, excluding the Excluded Liabilities); provided, however, that the Sellers, the Founders and their respective Affiliates may disclose any such information to their respective Representatives who have a reasonable need to know such information, are informed of the confidential nature of such information and have obligations with respect to such information that are consistent with the terms of this Section 6.3(b), and may use any such information (i) as may be reasonably required by such Persons in connection with any insurance Proceedings or Tax audits against, or Proceedings concerning, any such Persons and (ii) to comply with obligations under this Agreement and the Ancillary Agreements. If a Seller, an Founder or any of their respective Affiliates is requested or compelled to disclose any such confidential or proprietary information by judicial or administrative process by any Governmental Authority or by other requirements of Law, such Person shall, if legally permitted, promptly notify the Buyer in writing and shall disclose only that portion of such information that such Person is advised by its counsel is legally required to be disclosed; provided, however, that such Person shall cooperate with the Buyer, at the Buyer’s sole cost and expense, in the Buyer’s efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything contained in this Section 6.3(b) to the contrary, (A) the provisions of this Section 6.3(b) shall not apply to any information which has come within the public domain, except that which has come in the public domain through a breach of this Section 6.3(b) by any of the Sellers, the Founders or their respective Affiliates or Representatives (B) the Asset Sellers may retain (subject to the confidentiality obligation in this Section 6.3(b)) any data that is not practicable to identify and extract subject to using commercially reasonable efforts to so identify and extract such materials and providing the Buyer with copies of the portions thereof that relate to the Business, and (C) all right, title, and ownership of the confidential and proprietary information described in this Section 6.3(b) shall remain with the Buyer, and nothing in this Agreement or otherwise is intended to grant any license or right to use all or any of such confidential and proprietary information. The Buyer acknowledges and agrees that no Founder shall be liable to the Buyer (or its Affiliates) for any breach of any representation, warranty or covenant made by any other Founder in this Agreement, including, without limitation, any covenant in this Section 6.3 or in Section 6.6.
6.4Tax Matters.
(a)Subject to the last sentence of this Section 6.4(a), the Buyer shall prepare, or shall cause to be prepared, all Tax Returns that are required to be filed by the Companies and the Subsidiaries in respect of any Pre-Closing Tax Period (including any Straddle Period) and that are due following the Closing Date. For the avoidance of doubt, and notwithstanding the foregoing, the Sellers shall prepare, or shall cause to be prepared, all pre-Closing Tax Returns of the Companies that pertain to U.S. federal, state, or local Income Taxes of each Company for its taxable year that includes the Closing Date and shall report on such Tax Returns all items of income, deduction, credit, gain or loss attributable to the Companies through the end of the day on the Closing Date.

(b)The Buyer, each Company, the Sellers and the Sellers’ Representative shall cooperate, and shall cause their respective Affiliates to cooperate, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns and any audit, action, claim or proceeding regarding Taxes (a “Tax Audit”). Such cooperation shall include the retention and (upon the other parties’ request) the provision of records and information reasonably relevant to any Tax Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, each Company, the Sellers and the Sellers’ Representative shall (i) retain all books and records in their possession with respect to Tax matters pertinent to such Company relating to any taxable period beginning before the Closing Date for a period of five (5) years following the Closing Date and (ii) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so requests, shall allow the requesting party to take possession of such books and records. The Buyer and the Sellers’ Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).
(c)In the case of any Straddle Period, the amount of any Taxes (other than property or ad valorem Taxes) for the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the Closing Date. In the case of any property or ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. To the fullest extent permitted by Law as determined by each Party’s Tax Return preparer on a “more likely than not” basis, Tax deductions for Transaction Expenses shall be allocated to the Pre-Closing Tax Period on any Tax Return filed for a Pre-Closing Tax Period or a Straddle Period.
(d)Except as otherwise provided in Section 6.10, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Restructuring) shall be borne and paid by the Sellers, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Buyer and the Companies shall join in the execution of any such Tax Returns and other documentation; provided, however, (i) the first $50,000.00 of “Mansion Tax” payable to the State of New Jersey, if any, shall be borne and paid by the Buyer (and any excess amount shall be borne and paid by the Sellers), and (ii) the “controlling interest” Transfer Taxes payable to the State of New Jersey or the Commonwealth of Pennsylvania, if any, shall be borne and paid by the Sellers, and the Sellers shall, at their own expense, file all necessary documentation with respect to all “controlling interest” Transfer Taxes.
(e)For U.S. federal income Tax purposes, the parties agree to treat the transactions contemplated by this Agreement as a purchase by the Buyer, and a sale by the Sellers, of all of the assets of the Companies on the Closing Date. The Parties shall (y) file all Tax Returns in a manner consistent with the foregoing treatment and (z) not take any position inconsistent with the foregoing tax treatment, in each case, except as required by applicable Law.
(f)Without the consent of the Seller’s Representative (which consent shall not be unreasonably conditioned, withheld or delayed), the Buyer shall not file any Tax Return or amended Tax Return for any Company with respect to any Pre-Closing Tax Period, voluntarily initiate any discussions with a taxing authority with respect to Taxes or Tax Returns for the Sellers, the Owners or the Companies with respect to any Pre-Closing Tax Period, or make any Tax election with respect to a Pre-Closing Tax Period, which would be reasonably likely to increase the amount of Taxes for which the Sellers are responsible pursuant to this Section 6.4. The Buyer shall not, and shall not permit its Affiliates (including the Companies) to, take any action outside the ordinary course of business on the Closing Date after the Closing except as is expressly contemplated by this Agreement or that would not reasonably be expected to increase the Tax liability of the Sellers or the Owners.
6.5Employee Matters.
(a)Prior to the Closing Date, the Buyer (or any Affiliate of the Buyer) shall offer employment, effective as of the Closing Date, on a continuous basis, to all employees of SMC listed on Schedule 6.5(a) hereto, who constitute all of those individuals who primarily provide services as employees to the Business, regardless of whether or not on leave status, in each case effective upon, and conditioned on the occurrence of, the Closing (each such employee, an “Offer Employee”). The Buyer shall provide each Offer Employee with an offer of continuous employment and employment terms in accordance with the Buyer’s covenants in this Section 6.5, contingent on the Closing and satisfactory results from the Buyer’s standard pre-employment background check and Form I-9 process; provided, however, that such background check process shall not delay the Offer Employee’s hiring on a continuous basis. In addition, each offer of employment pursuant to this Section 6.5(a) shall provide for (i) a position that is comparable in responsibilities to the position held by the applicable Offer Employee immediately prior to the Closing Date, and (ii) other employment terms that are (A) substantially similar in the aggregate to the status, benefits (other than severance and retiree medical coverage), pay and other terms and conditions applicable to such employment immediately prior to the Closing Date, and (B) in any event, sufficient to avoid notice and/or similar obligations under any applicable Law, including federal and state WARN Acts. Each Offer Employee who becomes an employee of the Buyer (or any Affiliate of the Buyer) is hereinafter referred to as a “Transferred Employee.”
(b)The Buyer (or any Affiliate of the Buyer), shall provide each Non-Union Employee who is employed by any one or more of the Companies immediately prior to the Closing date and who remains employed by one or more of the Companies on and after the Closing Date (each, a “Continuing Employee”) and each Transferred Employee with: (i) a base salary or hourly wages which are no less than the base salary or hourly wages provided by the applicable Company immediately prior to the Closing Date; (ii) annual target cash bonus opportunities (excluding equity-based compensation), if any, which are no less than the annual target cash bonus opportunities (excluding equity-based compensation) provided by the applicable Company immediately prior to the Closing Date; and (iii) retirement and welfare benefits (other than severance benefits and retiree medical coverage) that are substantially similar, in the aggregate (and giving effect to the Buyer’s benefits policies), with those provided by the applicable Company under the Seller Plans immediately prior to the Closing Date. With respect to all of the foregoing obligations of the Buyer for each Union Employee, to the extent such obligations apply, the Buyer (or its Affiliate) shall abide by the terms and conditions of whatever Collective Bargaining Agreement covers such Union Employee’s employment position until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law.
(c)With respect to any employee benefit plan maintained by the Buyer or its Affiliate (collectively, “Buyer Plans”) in which any of the Transferred Employees and Continuing Employees will participate effective as of the Closing Date, the Buyer (or any of its Affiliates) shall, or shall cause the Companies (or their Affiliates) to, provide each Transferred Employees and Continuing Employee with credit for service performed for all of the Companies or SMC, in the case of Transferred Employees (as if such service were performed for the Buyer (or for any of its Affiliates)), for vesting and eligibility purposes in any Buyer Plan in which each such Transferred Employee and Continuing Employee may be eligible to participate after the Closing Date; provided, however, that such service need not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Seller Plan. Without limiting the generality of the foregoing, to the extent commercially reasonable and subject to the required consent of any third parties, the Buyer (or its Affiliate) shall, or shall cause the Companies to, (i) waive for each Transferred Employee and Continuing Employee (and their dependents) any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively at work requirement or any other restriction that would prevent immediate or full participation under any Buyer Plans covering any Transferred Employee and/or Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively at work requirement or other restriction would not have been applicable to such Transferred Employee and Continuing Employee under the terms of the Seller Plans, (ii) waive any and all evidence of insurability requirements with respect to the Transferred Employees and Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Transferred Employees and the Continuing Employees under the Seller Plans immediately prior to the Closing Date, and (iii) give full credit under any Buyer Plans covering each Continuing Employee and Transferred Employee (and their dependents) for all co-payments and deductibles set forth in the Seller Plans which are satisfied prior to the Closing Date in the same plan year as the Closing Date, and for any lifetime maximums, as if there had been a single continuous employer.
(d)From and after the Closing Date, the Buyer shall cause each Company to perform any obligations to which it is subject under a Collective Bargaining Agreement including, while such obligations are in effect, taking all actions necessary to provide similar retirement and health and welfare type plans in which the Union Employees participate as of the Closing Date in accordance with the terms of such Collective Bargaining Agreement such that there is no gap, lapse, or interruption in participation under any type of plan covered under such Collective Bargaining Agreement. Should any such Company, after the Closing Date, fail to make contributions required to be made by the Company under a Collective Bargaining Agreement to a Multiemployer Plan or otherwise withdraw from any Multiemployer Plan, thereby resulting in a withdrawal liability claim against that Company by the Multiemployer Plan under Title IV of ERISA, the Buyer shall be responsible for such withdrawal liability claim.

(e)Except as provided below, SMC will provide continued health and medical coverage as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and/or any other applicable federal, state or local Law or ordinance to all current and former eligible employees and independent contractors of any and all of the Companies, as well as all Offer Employees (and to their spouses, dependents and beneficiaries) with respect to whom a “qualifying event” (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering event described under the applicable federal, state or local Laws or ordinances occurred or occurs before or on the Closing Date. The Buyer acknowledges and agrees that SMC and its ERISA Affiliates (i) may, at any time, terminate their obligations to provide COBRA continuation coverage to the extent permitted by Law and (ii) will have no obligation to indemnify or reimburse the Buyer and/or its Affiliates from and against any losses, liabilities, damages, costs, Taxes, interest, penalties and expenses (but excluding indirect, punitive, special or consequential damages (unless such indirect, punitive, special or consequential damages are direct damages or otherwise awarded to a third party) (hereinafter, collectively, “Losses”) resulting therefrom.
(f)This Section 6.5 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.5, whether express or implied, shall confer upon any Person whether or not a party to this Agreement (including any employee of a Company) any right to continued employment with a Company or any rights or remedies of any nature whatsoever under or by reason of this Section 6.5. Except as provided in Section 6.5(h), nothing contained in this Section 6.5, express or implied, shall be construed to establish, amend, or modify any Seller Plan or any other employee benefit plan, program, agreement, or arrangement or require the Buyer to continue or amend any Buyer Plan and any Buyer Plan may be amended or terminated in accordance with its terms and applicable Law.
(g)Prior to the Closing Date, none of the Sellers, the Buyer or any of their respective Affiliates shall issue any communication (including any electronic communication) to any employee of a Company or any Offer Employee relating to such continued employment and/or offers of employment in connection with the transactions contemplated by this Agreement (“Employment Matters”) without the prior written mutual approval of (a) the Sellers’ Representative, in the case of a communication by the Buyer or its Affiliate, or (b) the Buyer, in the case of a communication by the Sellers or their Affiliates, such approval not to be unreasonably withheld, conditioned, or delayed. The Sellers’ Representative, the Buyer and their respective Affiliates shall mutually consider and agree to the contents, scope, form and timing of any communications by the Buyer with the employees of the Companies or the Offer Employees on all Employment Matters. At any time following the Parties’ agreement in accordance with the preceding sentence, the Sellers or their Affiliates may participate in any communication sessions relating to Employment Matters organized by the Buyer or its Affiliate prior to the Measurement Time (“Employee Sessions”). Without limiting the foregoing, the Sellers and the Buyer agree that at all times (i) both the Sellers’ Representative and the Buyer shall consult with each other prior to the Sellers or the Buyer carrying out any Employee Sessions or otherwise effecting any communications to the employees of the Companies or the Offer Employees relating to Employment Matters prior to the Measurement Time. For the avoidance of doubt, the foregoing shall not be deemed to limit or restrict the Sellers and the Companies from communicating with their employees in the ordinary course of business prior to the Closing Date.

(h)Prior to the Closing Date, the Companies or, with respect to the Business, the Sellers shall fully and timely satisfy all notice, information, consultation, bargaining or consent obligations owed to any Union representing any employee of the Companies or any Offer Employee in connection with the transactions contemplated by this Agreement. Buyer shall be given a reasonable opportunity to review and comment on any notice to any such Union that relates to the transactions contemplated by this Agreement, and the Sellers shall give reasonable consideration to any comments of Buyer, before it is delivered to the Union.
(i)With respect to the WARN Act and any other applicable Law relating to notice or payments in connection with plant closings or mass layoffs (such as a state WARN Act), the Buyer agrees that it shall comply with any notice or payment obligations under the federal WARN Act or any applicable state WARN Act that occur after the Closing Date. The Parties agree that the intention of this Agreement and the transactions contemplated herein are not intended to trigger notice and/or payment obligations under WARN Acts and will not cause “employment losses” or “termination of employment” as those terms are defined under applicable WARN Acts.
(j)    Prior to Closing, the Sellers shall pay out, to all Transferred Employees and Continuing Employees who are not covered by a Collective Bargaining Agreement, any vacation or paid time off (together, “PTO”) days that they accrued but did not use as of the Closing Date.  With respect to Union Employees who have accrued but have not used PTO days, any assumption of, carry-over or payout of such unused PTO days shall be the responsibility of the Buyer consistent with the requirements of the applicable Collective Bargaining Agreements.
6.6Restrictive Covenants.
(a)Each Seller and Founder hereby acknowledges and agrees that each Company possesses trade secrets and other confidential information, that the relevant Company may be irreparably damaged if such Seller or Founder were to provide services, directly or through any Affiliate or other Person, competing with such Company during the “Restrictive Period” (as defined below) in the “Restrictive Territory” (as defined below), and that such competition by such Seller or Founder may result in a significant loss of goodwill by such Company. Each Seller and Founder further acknowledges and agrees that the covenants and agreements set forth in this Section 6.6 were a material inducement to the Buyer to enter into this Agreement and to perform its obligations hereunder, and that the Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Seller or Founder materially breached the provisions of this Section 6.6. Therefore, in further consideration of the Purchase Price payable to the Sellers hereunder (from which the Sellers and Founders shall derive substantial direct and indirect benefit), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Seller and Founder hereby covenants and agrees as follows:
(b)From the Closing Date until the fifth (5th) anniversary of the Closing Date (the “Restrictive Period”), except as set forth on Schedule 6.6(b) hereto, each Seller and Founder shall not directly or indirectly own any interest in, individually or in conjunction with any other person, manage, control, participate in (whether as an officer, manager, director, employee, partner, agent, representative, consultant, contractor or otherwise), consult with, render services for, acquire, establish or own any financial, beneficial or other interest in, or in any other manner engage (or assist any other entity to engage) in any business that competes with or is known to the Seller or

Founder (following due inquiry) to provide services to any Person competing with the Business as conducted in the twelve (12)-month period prior to the Closing Date, in each case, in the States of New Jersey, Pennsylvania, New York, Ohio, West Virginia, Delaware, Vermont, Massachusetts, Connecticut and Maryland (the “Restrictive Territory”). Notwithstanding the foregoing, nothing herein shall be deemed to prohibit a Seller, a Founder or their respective Affiliates from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation that is publicly traded, so long as none of such Persons has any active participation in the business of such corporation. For the avoidance of doubt, this Section 6.6(b) shall not limit or restrict the right of any Seller or Founder to own or operate any quarries or other business located outside of the Restrictive Territory.
(c)During the Restrictive Period, no Seller or Founder shall directly or indirectly through another Person, without the Buyer’s written consent, (i) induce, or attempt to induce, any current employee or independent contractor of any Company (other than those employees and independent contractors set forth on Schedule 6.6(c)) to leave the employ or services of such Company, or interfere with the relationship between such Company and any employee or independent contractor thereof, (ii) solicit for hire any person who was an employee or independent contractor of such Company at any time during the six (6)-month period immediately prior to the date on which such hiring would take place, except pursuant to a general solicitation which is not directed specifically to any employee or independent contractor, or (iii) call on or solicit any client, customer, distributor, supplier, service provider, licensee, licensor, investor or other business relation of any of the Companies in order to induce or attempt to induce such Person to cease doing business, or materially diminish the business conducted, with such Company in the Restrictive Territory, or interfere with the relationship between any such client, customer, distributor, supplier, service provider, licensee, investor or business relation and such Company in the Restrictive Territory (including publicly making any negative or disparaging statements or communications regarding such Company, or any of its Affiliates).
(d)The Parties agree that money damages may be an inadequate remedy for any breach of this Section 6.6. Therefore, in the event of a breach of this Section 6.6, the Buyer, each Company and/or their respective successors and assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.
(e)If, at the time of enforcement of the covenants contained in this Section 6.6 and in Section 6.3(b) (the “Restrictive Covenants”), a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, area or other reasonable restrictions under such circumstances shall be substituted for the stated duration, scope, area or other respective restrictions and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Each Seller and Founder has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Companies’ Business and the substantial investment in each Company made by the Buyer hereunder. Each Seller and Founder further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the direct or indirect sale by it of the goodwill of the Companies’ Business pursuant to this Agreement and not directly or indirectly in connection with its employment or any other relationship with any of the Companies.
(f)In the event of any material breach or material violation by any Seller or Founder of any of the Restrictive Covenants, the time period of such covenant shall be tolled for the period of such breach or violation.
6.7Consents, Filings and Conditions to Closing. During the Interim Period, the Sellers and the Buyer shall use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take such actions as are necessary to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and/or relating to the Restructuring as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, registrations, approvals, permits and authorizations as are necessary for the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and/or relating to the Restructuring, including any Required Consents, and (ii) expeditiously satisfy the closing conditions set forth in Article 7, and shall cooperate in all reasonable respects with each other Party in connection therewith; provided, however, in no event shall any Party or any of their respective Affiliates be (i) obligated to initiate any Proceedings in connection with obtaining any required consent, authorization, order or approval, or (ii) required to pay any material cost or expense in connection therewith, except as otherwise expressly contemplated by this Agreement. To the extent Environmental Permits listed on Schedule 3.13(d) or water registrations listed in Schedule 3.32(f) are to be transferred or modified to effectuate the transfers contemplated herein: (a) prior to Closing, Sellers will undertake such actions necessary to transfer or modify such permits as needed; (b) Sellers and Buyers will cooperate to effectuate such transfers or modifications; and (c) if such modifications or transfers are not effectuated prior to the Closing, Sellers will authorize Buyers to continue operations under such permits or approvals in conformance with such permits or approvals and Sellers will diligently pursue the effectuation of such transfers or modifications. The Sellers and the Buyer shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. The transfer of all such Permits, so long as the transfer process has been initiated and diligently pursued by Sellers, shall not be a condition to Closing. Notwithstanding the foregoing, the Buyer will be responsible for any amounts to be paid to third parties in connection with obtaining any new Permits; provided, for the avoidance of doubt, that Sellers shall be responsible for any amounts imposed by ISRA and/or necessary to achieve compliance with ISRA to the extent required pursuant to Section 6.14.
6.8D&O Provisions.
(a)The Buyer acknowledges that (i) each Person that prior to Closing served as a director, officer or manager of a Company or who, at the request of a Company, served as a director, officer or manager of another Person (collectively, with such Person’s heirs, executors, or administrators, the “D&O Indemnified Persons”) may be entitled to indemnification, expense reimbursement, and exculpation to the extent provided in the Governing Documents of a Company in effect as of the date of this Agreement (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) for a period of six (6) years after the Closing Date, no amendment or modification to any such D&O Provisions shall materially and adversely affect in any manner the

D&O Indemnified Persons’ rights, or such Company’s obligations, set forth in the applicable Governing Documents as of the date hereof, with respect to claims arising from facts or events that occurred on or before the Closing Date. The Buyer shall cause each applicable Company to comply with this Section 6.8.
(b)The obligations of the Buyer under this Section 6.8 (including to cause the applicable Companies to comply with this Section 6.8) shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 6.8 applies without the consent of such affected D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Persons to whom this Section 6.8 applies are hereby made express and intended third-party beneficiaries of, and may enforce, this Section 6.8).
(c)Notwithstanding anything herein to the contrary, no D&O Indemnified Persons shall have any claim against a Company or the Buyer, whether against any directors’ and officers’ liability insurance policy or otherwise, in respect of any breach by such D&O Indemnified Persons of a post-Closing covenant in this Agreement.
(d)Prior to or simultaneously with the Closing, the Sellers shall use best efforts to cause the Companies to purchase, at the Buyer’s cost and expense (either directly or as a Closing credit to Sellers), from an insurance carrier with the same or better credit rating as the current insurance carrier of the Companies and their respective Subsidiaries with respect to directors’ and officers’ liability insurance, a prepaid extended reporting endorsement (i.e., “tail coverage”) which provides “directors and officers” insurance coverage for each of the individuals who were officers, directors, managers, partners or similar functionaries of any of the Companies or their respective Subsidiaries at or prior to the Closing on no less favorable terms (including in amount and scope) as the policy or policies maintained by the Companies and their respective Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate claims reporting or discovery period of not less than six (6) years from and after the Closing Date with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policy the “D&O Tail Policy”); provided that in no event shall the annual premium for the D&O Tail Policy exceed three hundred percent (300%) of the most recent aggregate annual premium allocation of the Companies and their respective Subsidiaries; and provided further that if the annual premium of such insurance coverage exceeds such amount, the Buyer shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.
6.9Access to Books and Records. Except as provided in Section 6.4 with respect to Taxes, from and after the Closing Date for a period of six (6) years, the Buyer shall, and shall cause each Company to, provide the Sellers, the Sellers’ Representative and their respective representatives with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, (x) to the books and records of the Companies with respect to periods or occurrences prior to the Closing Date and (y) reasonable access, during normal business hours, and upon reasonable advance notice, to employees (if any) of each of the Companies, in each case to the extent necessary to facilitate compliance with any applicable financial reporting or regulatory requirements or any other bona fide reasonable business purpose; provided, that such access (a) does not unreasonably interfere with the normal operations of the Buyer or the Companies, (b) shall be subject to customary confidentiality requirements, (c) does not violate any applicable Law (d) does not breach any obligation of confidentiality or other obligation owed to any Person, (e) does not jeopardize the health and safety of any employee of the Buyer, the Companies or their respective Affiliates, and (f) does not jeopardize any attorney-client privilege protection under the work product doctrine or other legal privilege of the Buyer or a Company (provided, that the Buyer or such Company, as the case may be, shall cooperate with the Sellers to make any commercially reasonable alternative arrangements requested by the Sellers to, if possible, provide such access or information in a manner that does not waive or violate such privilege or protection). Except as provided in Section 6.4 with respect to Taxes, unless otherwise consented to in writing by the Sellers’ Representative, the Buyer and the Companies shall preserve and retain, for a period of six (6) years following the Closing Date, the books and records of the Companies relating to the conduct of the Business and operations of the Companies prior to the Closing Date.
6.10Additional Real Estate Matters. The Sellers and the Buyer shall (and shall cause their respective Affiliates to) comply with the provisions of Annex C. Further, with respect to the Purchased Real Property:
(a)The Parties acknowledge that the transfer tax laws of the State of New Jersey require that portions of the Purchase Price be allocated to the specific properties constituting the Purchased Real Property for the purpose of computing the applicable transfer taxes. The Parties agree that the allocations set forth in Schedule 6.10 hereto are reasonable allocations and agree to use such allocations in preparing and submitting transfer tax documents for the Purchased Real Property at Closing.
(b)Except as set forth in Section 6.4(d), the applicable Asset Seller (or the Sellers’ Representative on its behalf) shall pay all applicable transfer taxes with respect to the sale of the Purchased Real Property.
(c)As of the Closing Date, real estate taxes and assessments affecting the Purchased Real Property shall be apportioned between the applicable Asset Seller and the Buyer.
(d)The Buyer shall have the right to comply with N.J.S.A. 54:32B-22(c) and N.J.S.A. 54:50-38 (the “Bulk Transfer Statutes”) and the applicable Asset Seller (or the Sellers’ Representative on its behalf) shall provide reasonable cooperation in connection with such compliance. In furtherance thereof, the Buyer may deliver a Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600) in the then-current form prescribed by the New Jersey Department of the Treasury, Division of Taxation (the “Division”) (and such other forms as the Division may require to be delivered by a purchaser), together with a fully executed copy of this Agreement (the “Tax Notification”) to the Division so that such Tax Notification is received by the Division not less than ten (10) Business Days prior to Closing. The applicable Asset Seller (or the Sellers’ Representative on its behalf) shall provide all information requested by the Buyer to enable the Buyer to complete the Tax Notification within three (3) Business Days of the Buyer’s request. If, at any time prior to Closing, the Division informs the Buyer that a possible claim (the “Tax Claim”) for taxes of any nature imposed or to be imposed on the applicable Asset Seller (or the Sellers’ Representative on its behalf) exists and the amount thereof (the “Deficiency”), then the Closing shall take place as scheduled, and the Buyer shall withhold the portion of the Purchase Price equal to the amount of the Deficiency, which amount so withheld shall be placed in an escrow account (the “Tax Escrow”), which Tax Escrow shall be held and disbursed by the Buyer’s Title

Company (in such capacity, the “Tax Escrow Agent”) pursuant to an escrow agreement in a form mutually agreeable to the applicable Asset Seller (or the Sellers’ Representative on its behalf), the Buyer and the Tax Escrow Agent. The applicable Asset Seller (or the Sellers’ Representative on its behalf) shall have the right to negotiate directly with the Division regarding the Tax Claim and the Deficiency, provided, however, that (i) the Buyer and the Tax Escrow Agent shall be entitled to comply with all instructions of the Division, including paying to the Division such amounts from the Tax Escrow as requested by the Division, and (ii) the Closing shall not be delayed as a result thereof. If a revised tax escrow letter or tax clearance letter is issued by the Division or if the Division otherwise informs the Buyer or the Tax Escrow Agent in writing (including by fax or email) that the Division will not assert liability or has revised its assertion of liability against the Buyer pursuant to the Bulk Transfer Statutes in connection with the transfer of the applicable Purchased Real Property, then the Tax Escrow Agent shall promptly release any and all amounts remaining in the Tax Escrow to the Sellers’ Representative after paying to the Division the amount determined by the Division to be due. This Section 6.10(d) shall survive the Closing.
(e)With respect to the Bound Brook Quarry and the Oldwick Quarry which are being purchased by the Buyer pursuant to the terms of this Agreement, Stavola NJ or its designee shall have an option to repurchase the Bound Brook Quarry and the Oldwick Quarry for one dollar ($1.00) each, pursuant to the terms of the Option Agreement which is attached hereto and made a part hereof as Exhibit H. The Option Agreement shall be recorded by the Sellers in the land records of Somerset County, New Jersey and Hunterdon County, New Jersey upon the Closing.
6.11Restructuring. At or prior to the Closing, the Sellers and the Founders shall, and shall cause their applicable Affiliates (including the Companies) to complete the Restructuring, including any actions that are reasonably necessary for the Restructuring and in accordance with Schedule 6.11 hereto. The Sellers’ Representative shall keep the Buyer and its Representatives reasonably apprised with respect to the status of the Restructuring and provide copies of all related documentation upon the Buyer’s reasonable request, which documentation shall be in the form made available to the Buyer prior to the date of this Agreement unless otherwise mutually agreed by the Sellers and the Buyer.
6.12Bulk Sales Laws. Except as otherwise provided in Section 6.10, the Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the transactions contemplated hereby.
6.13Financing Cooperation; Financial Statements Assistance.
(a)Covenants of Sellers. Subject to the provisions of Section 6.13(a)(ii) and Section 6.13(a)(vi):
(i)Sellers shall deliver to Buyer each component of the Required Information, at Buyer’s sole cost and expense, no later than the due date provided for such component set forth in the definition of Required Information. In connection with any Debt Financing, during the period between the date hereof and the earlier to occur of the Closing Date or a valid termination of this Agreement, Sellers shall use reasonable best efforts to, shall cause their respective Subsidiaries that are Companies, and their respective officers, directors and employees, to use reasonable best efforts to, and shall use reasonable best efforts to direct their respective accountants, legal counsel and other Representatives to use reasonable best efforts to, in each case at Buyer’s sole cost and expense, (A) provide reasonable and customary assistance with the preparation of (x) offering memoranda, investor presentations or other similar documents and (y) any Financing Agreements, including preparation of schedules thereto, in each case by providing such pertinent information as may be reasonably requested by Buyer in writing and to the extent reasonably available to Sellers, (B) request that the present and former independent accountants for Sellers and the Companies provide reasonably necessary and customary assistance to Buyer in connection with the Debt Financing consistent with their customary practice (including providing accountants’ comfort letters and consents from such independent accountants to the extent required by the Debt Financing and any customary authorization or representation letters required therewith), (C) reasonably cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable, including by providing Buyer promptly upon reasonable written request (and in any event at least five (5) Business Days prior to the Closing) with any documentation and other information with respect to Sellers and the Companies to the extent required in connection with the Debt Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, but not limited to, the PATRIOT Act, and (D) execute and deliver (and take corporate and other organizational actions to approve or facilitate the perfection of), and assist with the preparation of any relevant schedules to, any pledge and security documents, other definitive financing documents and other agreements, instruments, certificates, consents, resolutions and other documents as may be reasonably requested by Buyer, including those relating to the pledging of collateral and perfection of security interests (including the delivery of stock powers and stock certificates or assignments of limited liability company interests with transfer powers executed in blank, as the case may be, with respect to outstanding equity interests of each Company prior to the Closing to be held in escrow pending the Closing). In addition, Sellers shall use reasonable best efforts to provide, shall cause their Subsidiaries, and their respective officers, directors and employees, to use reasonable best efforts to provide, and shall use reasonable best efforts to direct their respective accountants and other Representatives to use reasonable best efforts to provide, in each case at Buyer’s sole cost and expense, all cooperation reasonably requested by Buyer that is reasonably necessary for Buyer Parent to prepare and file any historical or pro forma financial statements or other information required by the SEC (including, for the avoidance of doubt, those required to be included in the Current Report on Form 8-K to be filed in connection with the Closing and those required to be included in any registration statement or proxy statement). Further, until the earlier of (i) the filing via EDGAR of Buyer Parent’s Annual Report on Form 10-K for the year ending December 31, 2025 and (ii) the due date for such Annual Report on Form 10-K pursuant to applicable SEC rules and regulations, upon reasonable request of Buyer Parent, the Sellers agree to use reasonable best efforts, in each case at Buyer’s sole cost and expense, to cause the present and former independent accountants for the Sellers or the Companies to provide reasonable assistance to Buyer Parent in connection with any registration statement, report or other filing with the SEC or any offering of securities, in each case consistent with their customary practice (including providing accountants’ comfort letters and consents from such independent accountants to the extent required or customary).
(ii)Notwithstanding anything to the contrary in Section 6.13(a)(i), in no event shall Sellers or any of their respective Representatives be required to (A) bear any cost or expense or pay any fee in connection with the Debt Financing or any other obligation required under, or action taken pursuant to, Section 6.13(a)(i), (B) enter into any Contract (other than customary authorization and representation letters, which shall, if requested, include a customary 10b-5 representation with respect to information given in writing by the Sellers and shall include customary limitations, the Companies or their Subsidiaries contained therein) or make any binding commitment that is not expressly conditioned on the consummation of the Closing and that does not terminate without liability to Sellers upon termination of this Agreement (other than liability for reasonable out-of-pocket costs and expenses for which Sellers are reimbursed or indemnified as provided in this clause (ii)), (C) take any actions to the extent such actions would, in Sellers’ reasonable judgment, (x) unreasonably and materially interfere with the normal business or operations of Sellers or the Companies, (y) subject any director, manager, officer or employee of a Seller or a Company to any actual or potential personal liability, or (z) result in a failure of any condition to the obligations of the Parties to consummate the transaction unless a Seller has knowingly and willfully breached its obligations under this Section 6.13(a), (D) waive or amend any terms of this Agreement, (E) commit to take any action under any certificate, document or instrument that is not contingent upon, or becomes effective prior to, the Closing, except for customary authorization and representation letters, (F) take any actions that the Sellers reasonably believe would (i) result in a violation of any Material Contract, confidentiality agreement or any Law, or the loss of any legal or other privilege, (ii) conflict with or violate the Governing Documents of any of the Sellers or the Companies, or (iii) cause any representation, warranty, covenant or other obligation of Sellers or the Founders in this Agreement to be breached or cause any condition set forth in Article 7 of this Agreement to fail to be satisfied, (G) take any actions to the extent such actions would involve the consenting to the pre-filing of any UCC-1 financing statement or other instrument which would serve to create a Lien on any of the assets of the Sellers or the Companies prior to the Closing, (H) take any actions to the extent such actions would require creating the obligation to indemnify any third party, including, without limitation, any Financing Source, or (I) provide access to or disclose information that Sellers reasonably determine would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Sellers, the Companies, the Founders, or the Owners, or any officer, director or employee thereof. Buyer shall be responsible for all costs, fees and expenses related to the Debt Financing, including the compensation of any professionals, contractors or advisors of any Seller or Company directly related to actions taken pursuant to this Section 6.13(a). Accordingly, notwithstanding anything to the contrary herein, Buyer shall promptly, upon written request by a Seller, reimburse such Seller for all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented compensation or other fees of any professional, contractor or advisor) incurred in connection with the Debt Financing incurred by such Seller and its Subsidiaries and their respective Representatives in connection with the Debt Financing, including the cooperation of such Seller and the Subsidiaries thereof contemplated by this Section 6.13(a), and shall defend, indemnify and hold harmless Sellers and their Representatives from and against any and all claims against, and losses suffered or incurred by, any of them in connection with this Section 6.13(a), the arrangement of the Debt Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of the gross negligence, bad faith or willful misconduct by any Seller or Company or, in each case, their respective Representatives.
(iii)Each Seller and Company hereby consents to the use of the trademarks, service marks and logos of Buyer and its Subsidiaries in connection with the arrangement of the Debt Financing.

(iv)From the date of this Agreement, the Sellers and Companies agree that: (i) Buyer and its Affiliates may initiate contact with and, pursue and provide the information contemplated by Section 6.13(b) below to, in each case, potential Debt Financing Sources in connection with the Debt Financing and the transactions contemplated by this Agreement; and (ii) Buyer and its Affiliates may initiate contact with their lenders and noteholders, in each case, in connection with the transactions contemplated hereunder.
(v)For avoidance of doubt, in the event Buyer obtains any Alternative Financing, this Section 6.13(a) shall apply in its entirety.
(vi)Notwithstanding anything to the contrary in this Agreement, Buyer shall not have the right to assert any default, breach or non-compliance by Seller with the covenants set forth in Section 6.13(a) (any, a “Cooperation Default”) unless Buyer has provided written notice to Sellers’ Representative specifying in reasonable detail the nature of such Cooperation Default and the relevant Seller has not cured such Cooperation Default within five (5) Business Days after Sellers’ Representative’s receipt of such notice (the “Seller Cure Period”), in which case the Closing shall be postponed until the date that is five (5) Business Days after the expiration of the Seller Cure Period. However, if the relevant Seller fails to cure the Cooperation Default by the last day of the Seller Cure Period, Buyer may exercise any and all remedies available to it in connection with such Cooperation Default on the next Business Day following the last day of the Seller Cure Period.
(vii)Each of the Sellers (on behalf of themselves and, in the case of the Equity Sellers, on behalf of the Companies), and the Founders expressly authorizes the use and disclosure of the Financial Statements, the Required Information and all material non-public information provided by and with respect to the Sellers and the Companies, only (A) to the Debt Financing Sources who have been informed of the confidential nature of such information and have professional obligations of confidentiality, other potential sources of capital, rating agencies and prospective lenders during syndication and marketing of the Debt Financing or any permitted replacement, amended, modified or Alternative Financing, and (B) by Parent to the extent it determines that it is reasonably required by applicable state or federal securities Laws; provided, however, with respect to any such disclosure being made under (B) above, Parent will use commercially reasonable efforts to consult in good faith with the Sellers’ Representative before making any such disclosure and no such disclosure will include detailed customer or pricing information, including, without limitation, the identity of the customers of the Companies without the express written consent of the Sellers’ Representative.
(b)Covenants of Buyer.
(i)Until the earliest to occur of (x) the Closing Date, (y) the valid termination of this Agreement and (z) the consummation of alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Buyer under this Agreement in connection with the transactions contemplated by this Agreement, the Buyer shall (A) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing as promptly as practicable, including using reasonable best efforts to (1) maintain in full force and effect the Commitment Letter and to negotiate and execute definitive agreements with respect to the Debt Financing, which shall not include terms that in any respect expand on the conditions to the funding of the Debt Financing at the Closing or reduce the aggregate amount of the Debt Financing available to be funded on the Closing Date below the amount necessary (when taken together with Other Sources) to consummate the transactions contemplated by this Agreement (the “Financing Agreements”) and (2) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to the Buyer in the Commitment Letter and such Financing Agreements that are to be satisfied by the Buyer at or prior to the Closing and to consummate the Debt Financing at or prior to the Closing, unless such Commitment Letter and/or Financing Agreements terminate in accordance with their terms upon the consummation of alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Buyer under this Agreement in connection with the transactions contemplated by this Agreement; and (B) comply with their obligations under the Commitment Letter and the Financing Agreements. The Buyer shall keep Sellers informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Debt Financing.
(ii) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (other than the consummation of alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Buyer under this Agreement in connection with the transactions contemplated by this Agreement), Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing that is available, to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain, and when obtained, to provide Sellers with a copy of, a new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”); provided, that Buyer shall not be required to obtain financing that includes terms and conditions materially less favorable to Buyer relative to those in the portion of the Financing being replaced. If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Commitment Letter” shall include the “Alternative Financing Commitment Letter” and any references to “Financing Agreements” shall include the definitive documentation relating to any such Alternative Financing.
(iii)The Buyer shall promptly (and, in any event, within five (5) Business Days) notify Sellers in writing (A) of any actual breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any other party to the Commitment Letter or Financing Agreement, (B) of the receipt by the Buyer or any of its Affiliates or Representatives of any notice or other communication from any Debt Financing Source, any lender or any other Person with respect to any (1) actual, threatened or alleged breach, default, termination or repudiation by any party to the Commitment Letter or any Financing Agreement or any provision of the Debt Financing contemplated pursuant to the Commitment Letter or Financing Agreements (including any proposal by any Debt Financing Source, or lender or other Person to withdraw, terminate or make a material change in the terms or the conditions of (including the amount of Debt Financing contemplated by) the Commitment Letter), or (2) material dispute or disagreement between or among any parties to the Commitment

Letter or any Financing Agreement, (C) if for any reason the Buyer believes in good faith that there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Commitment Letter or the Financing Agreements and (D) of the termination or expiration of the Commitment Letter or Financing Agreement, in each case, that would result in, or is a result of, a Restricted Commitment Letter Amendment (as defined below); provided that, with respect to clauses (A), (B) and (C), in no event shall the Buyer be under any obligation to deliver or disclose any information that would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege or breach any duty of confidentiality. As soon as reasonably practicable, but in any event within five (5) Business Days after a Seller delivers to Buyer a written request, the Buyer shall provide any information reasonably requested by such Seller relating to any of the circumstances referred to in this Section 6.13(b)(iii).
(iv)The Buyer shall not permit or consent to (A) any amendment, replacement, supplement or modification to be made to the Commitment Letter if such amendment, replacement, supplement or modification would (1) change, expand or impose new conditions precedent to the funding of the Debt Financing from those set forth therein on the date hereof, (2) change the timing of the funding of the Debt Financing thereunder or reasonably be expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, (3) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) or (4) otherwise materially adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement or the timing of the Closing (collectively, the “Restricted Commitment Letter Amendments”) (provided that, for the avoidance of doubt, subject to the limitations set forth in this Article 6, the Buyer may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof (but not to make any other changes), but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Commitment Letter Amendment), (B) any waiver of any provision or remedy available to the Buyer under the Commitment Letter or (C) early termination of the Commitment Letter (other than in connection with an amendment or replacement of the Commitment Letter in a manner that is not a Restricted Commitment Letter Amendment); provided that, for the avoidance of doubt, the termination of, or reduction of commitments under, the Commitment Letter pursuant to the terms thereof (including any amendment, modification or agreement to reflect such termination or reduction) as a result of alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with Other Sources (including any remaining commitments under the Commitment Letter), to pay all amounts payable by the Buyer under this Agreement in connection with the transactions contemplated by this Agreement, shall not constitute a Restricted Commitment Letter Amendment or otherwise be prohibited under this clause (iv). For purposes of this Agreement, references to the “Commitment Letter” shall include such document as permitted or required by this Section 6.13 to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

(c)Costs, Fees and Expenses of the Sellers. The costs, fees and expenses incurred by the Sellers under this Section 6.13 shall be paid on behalf of Sellers, or reimbursed to Sellers, in addition to the Reimbursement Fee. For purposes of clarification, if the Reimbursement Fee becomes due at a time when fees, costs or expenses due to the Sellers under this Section 6.13 are outstanding, the Reimbursement Fee will not satisfy those outstanding expenses which must be satisfied in addition to the Reimbursement Fee.
6.14Industrial Site Recovery Act.
(a)The Parties acknowledge and agree that some of the transactions contemplated by this Agreement, the Ancillary Agreements and/or relating to the Scheduled Real Property may impose obligations under ISRA in respect of certain of the Owned Real Property, Leased Real Property and/or the operations thereon. To the extent applicable, with respect to each affected Owned Real Property and/or Leased Real Property, the Sellers shall, at the Sellers’ sole cost and expense:
(i)Retain a Licensed Site Remediation Professional (as such term is defined under the Administrative Rules for the Remediation of Contaminated Sites, N.J.A.C. 7:26C et. seq. (the “ARRCS”)) (the “Sellers’ LSRP”) and submit to the New Jersey Department of Environmental Protection (the “NJDEP”), or cause the Sellers’ LSRP to prepare, certify and submit, as appropriate, to the NJDEP, the submissions required to be made prior to the Closing pursuant to ISRA in connection with the transactions contemplated by this Agreement, the Ancillary Agreements and/or relating to the Scheduled Real Property (the “ISRA Cases”), including but not limited to, (A) a General Information Notice (as such term is defined under ISRA) within five (5) calendar days of execution of this Agreement and (B) no later than two (2) Business Days prior to the Closing Date for any or all of the ISRA Cases: either (1) a Response Action Outcome (as such term is defined under the ARRCS) (“RAO”) issued by the Sellers’ LSRP in the form of: (x) an entire site RAO when an entire tax lot is subject to ISRA; or (y) an Area of Concern RAO when only a portion of a tax lot is subject to ISRA (the “ISRA RAO(s)”) or (2) (i) a Remediation Certification (as such term is defined under ISRA) designating the Sellers as the Person Responsible for Conducting Remediation (as such term is defined under the ARRCS) under ISRA with respect to any and all ISRA Cases for which an ISRA RAO was not issued by the Sellers’ LSRP earlier than two (2) Business Days prior to the Closing Date; (ii) a Remediation Cost Review and Remediation Funding Source/Financial Assurance Form (as such terms are defined under the ARRCS); and (iii) a Remediation Funding Source (as such term is defined under the ARRCS) in form and amount acceptable to the NJDEP and the Sellers’ LSRP. Such ISRA RAOs may be subject to an “Engineering Control,” and/or “Institutional Control” as those terms are currently defined at N.J.A.C. 7:26E, provided such Engineering Control or Institutional Control is appropriate in the reasonable judgment of the Sellers’ LSRP, is acceptable to the NJDEP, does not consist of or entail groundwater remedial action (other than natural attenuation groundwater remedial action), does not result in costs to or liability of Buyer or its Affiliates in excess of $100,000 in any twelve month period and does not unreasonably interfere with or limit the continued use of the area subject to such Engineering Control or Institutional Control for operations consistent with the current use of such area.
(ii)After Closing, the Sellers shall be solely responsible, at the Sellers’ sole cost and expense, to take all actions necessary to achieve compliance with ISRA, including all investigation and remediation required by Environmental Laws and within the required timeframes with respect to environmental conditions on, at, under and/or emanating from the affected Owned Real Property and Leased Real Property in order for the Sellers’ LSRP to issue an ISRA RAO for each of the ISRA Cases, and to maintain in full force and effect all Remediation Funding Sources and Financial Assurance in accordance with NJDEP requirements. The Sellers shall deliver any such ISRA RAO to the Buyer promptly upon issuance of the same by Sellers’ LSRP. Without in any way limiting the foregoing, the Sellers shall, at their cost and expense, respond to, and comply with all obligations imposed by, the NJDEP and/or the Sellers’ LSRP in connection with any audit, rescission, or invalidation of any ISRA RAO, including the performance of additional investigatory and/or remedial actions required by the NJDEP and/or the Sellers’ LSRP to allow the Sellers’ LSRP to issue new, amended or replacement ISRA RAO(s); provided, however, that the Sellers shall have no responsibility to obtain a new, amended, or replacement ISRA RAO to the extent any rescission or invalidation by the NJDEP and/or the Sellers’ LSRP is the result of Buyer’s non-compliance in any material respect with any Engineering Control or Institutional Control upon which such ISRA RAO is conditioned.
(iii)After Closing, and after the issuance of an ISRA RAO pursuant to this Section 6.14 and the establishment of any Engineering Control or Institutional Control to which such ISRA RAO is subject, the Buyer shall be solely responsible for maintaining any such Engineering Control or Institutional Control, including any Remedial Action Permit (as such term is referenced at N.J.A.C. 7:26C) and any financial assurance required thereunder; provided that the Sellers shall be solely responsible for establishing any such Engineering Control or Institutional Control. At no cost to the Buyer other than to post the minimum financial assurance required, the Sellers shall initiate and effectuate the transfer of any existing Remedial Action Permit for those properties being transferred under the transactions contemplated by this Agreement and the Buyer shall reasonably cooperate with regard to such transfer.
(b)In connection with any and all of the obligations set forth in this Section 6.14, including the preparation and filing of any forms, filings or documents required by ISRA, compliance with ISRA, and any environmental investigations related thereto, Sellers shall provide the Buyer prior written notice of, and the opportunity to attend, telephone discussions or meetings with Governmental Authorities (including NJDEP), the opportunity for prior review of and comments to (provided, that the Sellers shall reasonably consider any such comments) any report or submission made to any Governmental Authorities (including NJDEP), and copies of correspondence with any Governmental Authorities (including NJDEP).
6.15Stavola Name. Except as set forth below, after the Closing, neither the Buyer nor any of its Affiliates (including the Companies) shall have any right to use the Stavola Marks (including as part of any internet domain names) in connection with Business in the Territory. For a period of five (5) years following the Closing Date (the “Use Period”), the Buyer and its Affiliates (including the Companies) shall be fully permitted, with no restrictions, to use the Stavola Marks, including internet domain names that include the Stavola Marks, solely in connection with their operation of the Business. As soon as reasonably practicable following the expiration of the Use Period, but in no event later than January 1, 2030 (such period of time, together with the Use Period, the “Transition Period”), Buyer shall, and shall cause its Affiliates (including the Companies) to, (i) cease all use of the Stavola Marks, including internet domain names that include the Stavola Marks, (ii) take necessary actions to replace materials, including internet domain names, signage, stationery and promotional and other customer-facing materials in any media (including digital and electronic) that bear the Stavola Marks, and (iii) cause each of its Affiliates whose corporate, trade or other names include the Stavola Marks, as applicable, to change its name to remove such Stavola Marks from such name and internet domain name. Effective as of the Closing Date, each Seller and Founder grants to the Buyer and the Companies a non-exclusive, non-assignable (which may be sublicensed only to their respective vendors and other service providers solely in connection with the operation of the Business, and not for the independent use of such sublicensee) royalty-free license during the Transition Period to use the Stavola Marks in the operation of the Business. For clarity, nothing shall restrict the Buyer or its Affiliates from using or referencing the Stavola Marks at any time after the Closing in (A) a non-trademark manner to describe or provide information regarding the history of the Business, (B) historical, legal or business documents or similar materials or (C) as required by applicable Law. The provisions of this Section 6.15 shall not limit or restrict the rights of the Buyer or the obligations of the Sellers and the Founders under Section 6.6. Prior to Closing, for the domain name “stavola.com”, Seller shall provide evidence of update of the Account Holder email address to a Company employee email address, and Primary and Administrative users to Company employees and email addresses. Before the end of the Transition Period, Buyer shall (and shall cause its Affiliates (including the Companies) to) promptly assign and transfer its right, title, and interest to the domain name "stavola.com", to Joanne Stavola or her designee.
6.16Release.
(a)Effective upon the Closing, each Seller and Founder, on behalf of itself and such Seller’s or Founder’s Affiliates (each, a “Seller Releasor”), hereby release and forever discharges the Buyer, the Companies and its and their respective successors, assigns and past, present and future directors, managers, officers and employees, and each of their respective heirs, successors and assigns, in each case in their capacities as such (each, a “Buyer Releasee”) from any and all claims, demands, Proceedings, causes of action, Losses and liabilities whatsoever (including reasonable attorneys’ fees), of any nature, at Law or in equity, which a Seller or other Releasor now has, has ever had or may hereafter have against any Releasee arising contemporaneously with or prior to the Closing in their capacity as an equityholder of any of the Companies (collectively, “Seller Released Claims”); provided, however, that nothing contained herein will operate to release, and the Seller Released Claims will not include, any claims, demands, Proceedings, causes of action, Losses or liabilities whatsoever (including reasonable attorneys’ fees), at Law or in equity, (a) arising under or in connection with this Agreement or the Ancillary Agreements, or (b) claims for Fraud (a “Buyer Excluded Claim”). Each Seller, on behalf of itself and the other Seller Releasors, agrees that this release shall act as a release of all Seller Released Claims, whether such Seller Released Claims are currently known or unknown, foreseen or unforeseen, contingent or absolute, asserted or unasserted, and each Seller, on behalf of itself and the other Seller Releasors, intentionally and specifically waives any statute or rule which may prohibit the release of future rights or a release with respect to unknown claims. The Buyer Releasees are intended third-party beneficiaries of this release, and this release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Buyer Releasees hereunder. If any provision of this release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this release will remain in full force and effect.

(b)Effective upon the Closing, the Buyer, on behalf of itself and its Affiliates (each, a “Buyer Releasor”), hereby release and forever discharges the Sellers, the Founders and its and their respective successors, assigns and past, present and future directors, managers, officers and employees, and each of their respective heirs, successors and assigns, in each case in their capacities as such (each, a “Seller Releasee”) from any and all claims, demands, Proceedings, causes of action, Losses and liabilities whatsoever (including reasonable attorneys’ fees), of any nature, at Law or in equity, which a Buyer Releasor now has, has ever had or may hereafter have against any Seller Releasee arising contemporaneously with or prior to the Closing in their capacity as an equityholder of any of the Companies (collectively, “Buyer Released Claims”); provided, however, that nothing contained herein will operate to release, and the Buyer Released Claims will not include, any claims, demands, Proceedings, causes of action, Losses or liabilities whatsoever (including reasonable attorneys’ fees), at Law or in equity, (a) arising under or in connection with this Agreement or the Ancillary Agreements, or (b) claims for Fraud (an “Seller Excluded Claim”). The Buyer, on behalf of itself and the other Buyer Releasors, agrees that this release shall act as a release of all Buyer Released Claims, whether such Buyer Released Claims are currently known or unknown, foreseen or unforeseen, contingent or absolute, asserted or unasserted, and the Buyer, on behalf of itself and the other Buyer Releasors, intentionally and specifically waives any statute or rule which may prohibit the release of future rights or a release with respect to unknown claims. The Seller Releasees are intended third-party beneficiaries of this release, and this release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Seller Releasees hereunder. If any provision of this release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this release will remain in full force and effect.
6.17Wrong Pocket. For a period of twelve (12) months after the Closing, if any Party or any of its Affiliates receives any (i) funds or payments intended for or otherwise the property of the other Party or any of such Party’s Affiliates pursuant to the terms of this Agreement or any of the Ancillary Agreements, the receiving Party shall promptly (A) notify and (B) transfer, or cause to be transferred, such funds to, the other Party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds, whether in connection with a dispute under this Agreement or any of the Ancillary Agreements or otherwise) or (ii) mail, courier package, facsimile transmission, purchase order, invoice, service request or other document intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any of the Ancillary Agreements, the receiving Party shall promptly (A) notify and (B) forward such document to the other Party.
6.18Insurance. Sellers shall use commercially reasonable efforts to maintain or cause to be maintained the Insurance Policies in full force and effect until the Closing. From and after the Closing, the Companies shall not be entitled to make claims on, claim benefits from or seek coverage under any Seller Insurance Policies except that: (i) with respect to any claim asserted against, or loss incurred by, any of the Companies or with respect to the Purchased Assets after the Closing arising out of an act, claim, omission, event, circumstance, occurrence or loss occurring prior to the Closing (“Post-Closing Claims”), the Companies may access coverage under the occurrence-based Seller Insurance Policies issued or in place prior to the Closing under which any of the Companies or the Purchased Assets is or was insured (“Pre-Closing Occurrence Based Policies”) to the extent such insurance coverage exists; and (ii) after the Closing, any of the Companies (or the Buyer on its behalf) may seek coverage for any Post-Closing Claim under any applicable Pre-

Closing Occurrence Based Policy to the extent such insurance coverage exists and Seller and its Affiliates shall cooperate with the applicable Company and the Buyer in connection with tendering or pursuing such claims; provided, however, that (A) the Buyer or the Company shall reasonably promptly notify Sellers’ Representative of all such Post-Closing Claims and (B) without limiting any indemnity obligation of the Sellers under Section 9.2, the Buyer and the Company shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim. Notwithstanding anything to the contrary set forth herein, all insurance coverage under all of the Insurance Policies as it relates to the Companies or the Purchased Assets will be terminated by the Sellers at and as of the Closing.
6.19Vehicle Liens. With respect to the vehicles included in the Purchased Assets for which any of the Asset Sellers’ respective lenders has recorded a Lien on the title for such vehicles, the applicable Asset Seller shall, or shall use its commercially reasonable efforts to cause its lender to, within 30 days following the Closing Date, manually execute the Lien release on the original paper titles or submit any other documentation necessary to release the Liens with respect to the assets listed on Section 6.19 of the Disclosure Schedule, and each such Asset Seller shall take any reasonable steps to assist the Buyer in obtaining the release of any Lien on title and new original titles for such assets upon the release of Liens pursuant to this Section 6.19.
Article 7.
CONDITIONS TO CLOSING
7.1Conditions to Obligations of the Buyer, the Sellers and the Founders. The obligations of all Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order, including any injunction or restraining order, which is in effect at the Closing and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining or prohibiting consummation of such transactions or causing any such transactions to be rescinded following their completion;
(b)No Proceeding shall have been commenced against the Buyer, any Founder, any Seller or any Company that would restrain or prohibit the Closing; and
(c)The Restructuring shall have been completed.
7.2Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)(i) The Seller Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (ii) all other representations and warranties of the Sellers and the Founders (with respect to the Sellers, the Owners, the Founders and the Companies) set forth in Article 3 or Article 4 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the

Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers set forth in such provisions) does not, and would not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect;
(b)The Sellers’ Representative, the Sellers and the Founders shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; provided, however, that (i) with respect to agreements, covenants and conditions that are qualified by materiality, the Sellers’ Representative, Sellers and the Founders shall have performed such agreements, covenants, and conditions, as so qualified, in all respects, and (ii) with respect to the delivery of Required Consents, the Sellers and the Founders shall be deemed to have duly performed and complied in all material respects if any failure to deliver a Required Consent(s) would not give rise to any material liability against the Business or any Company;
(c)The Ancillary Agreements set forth in Section 2.2 shall have been executed and delivered by the parties to such documents;
(d)The Buyer shall have been provided with copies, certified by an officer of a Seller, of the documents and filings evidencing the completion of the Restructuring;
(e)The Sellers’ Representative shall have delivered to the Buyer the Initial Closing Statement in accordance with Section 1.2(a); and
(f)Since the date hereof there shall not have been an effect, change, event, occurrence, development, state of facts or circumstance that has had a Material Adverse Effect.
7.3Conditions to Obligations of the Sellers and the Founders. The obligations of the Sellers and the Founders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ Representatives’ waiver, at or prior to the Closing, of each of the following conditions:
(a)(i) The Buyer Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date, and (ii) all other representations and warranties of the Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct does not, and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby;
(b)The Buyer shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date (except delivery of the Sales Tax Resale Certificates); provided, however, that with respect to agreements, covenants and conditions that are qualified by materiality, the Buyer shall have performed such agreements, covenants, and conditions, as so qualified, in all respects; and
(c)The Ancillary Agreements set forth in Section 2.3 shall have been executed and delivered by the Buyer.
Article 8.
TERMINATION
8.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of the Sellers’ Representative and the Buyer;
(b)by the Buyer by written notice to the Sellers’ Representative if:
(i)the Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by any Seller or Founder pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure has not been cured by such Seller or Founder by November 1, 2024 (the “Drop-Dead Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to the Buyer if the failure of the Buyer to fulfill any of its obligations under this Agreement has been the primary cause of such breach, inaccuracy or failure, or if the conditions in Article 7 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Buyer in this Agreement; or
(ii)any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements, or conditions of this Agreement to be performed or complied with by it prior to the Closing.
(c)by the Sellers’ Representative by written notice to the Buyer if:
(i)the Sellers and the Founders are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure cannot be cured by the Buyer by the Drop-Dead Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c)(i) shall not be available to the Sellers’ Representative if the failure of the Sellers or the Founders to fulfill any of their obligations under this Agreement has been the primary cause of such breach, or if the conditions in Article 7 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Sellers or the Founders in this Agreement; or
(ii)any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of the Sellers or the Founders to perform or comply with any of the covenants, agreements, or conditions of this Agreement to be performed or complied with by them prior to the Closing.
(d)by the Buyer or the Sellers if, (A) despite such terminating Party’s full compliance with its obligations under Section 7.1, Section 7.2 or Section 7.3, as applicable, (i) there shall be any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement and such Order shall have become final and non-appealable, or (B) the Closing shall not have occurred on or before the Drop-Dead Date; provided, that the right to terminate this Agreement under this clause (B) of this Section 8.1(d) shall not be available to a Party if the failure of such Party to perform any of its covenants or agreements under this Agreement, to act in good faith or to use commercially reasonable efforts to consummate the transactions contemplated hereby has been the primary cause of the failure of the Closing to be consummated on or before such date.
8.2Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 8, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:
(a)the Buyer’s obligations under the second to last sentence of Section 6.2, Section 6.3(a), Section 8.2(c) and Section 8.2(d) hereto, and, as necessary to give effect to these enumerated provisions, the Buyer Parent’s obligations under Section 11.16, each of which shall survive the termination of this Agreement;
(b)this Article 8, Article 11 (other than Section 11.5) or Annex B, which shall survive the termination of this Agreement;
(c)in the event that this Agreement is terminated for any reason other than by the Buyer solely under Section 8.1(b)(i), the Buyer shall reimburse the reasonable and documented costs, fees and expenses (up to a maximum of $2,000,000 in the aggregate) incurred or paid by or on behalf of the Sellers, the Owners, the Sellers’ Representative and/or the Companies, and their respective Affiliates, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, or related to the authorization, preparation, negotiation, execution and performance hereof and thereof (the “Reimbursement Fee”); provided, however, that if the Closing occurs after the Reimbursement Fee is paid to Sellers, the Buyer shall receive a credit toward the Purchase Price paid at Closing in the amount of the Reimbursement Fee previously paid by the Buyer. Such Reimbursement Fee shall be paid to the Sellers’ Representative (on behalf of the Sellers) within five (5) Business Days after receipt of the Sellers’ Representative’s written request therefore to the Buyer, such request to include reasonable detail regarding which fees and expenses are included in the calculation of the Reimbursement Fee, including background support therefor; and

(d)to the extent not previously paid by the Buyer to the Sellers or the Sellers’ Representative (on behalf of the Sellers) under the amendment to the LOI, dated June 21, 2024, by and between Arcosa, Inc. and Stavola NJ, the Buyer shall pay all reasonable and documented out-of-pocket Auditor Expenses (as defined below) to the extent such Auditor Expenses are incurred by Stavola NJ or its Affiliates during the period prior to the Closing (or the earlier termination of this Agreement, pursuant to its terms, if applicable) at the express direction of the Buyer or its designated advisors in connection with the preparation and delivery of the Restated Financial Statements or any financial statements set forth in clause (a) of the definition of “Required Information” (in each case even if any such financial statements are ultimately not required as a result of when the Marketing Period ended under the definition of “Marketing Period”). The Buyer will pay such unpaid Auditor Expenses from time to time within thirty (30) days of its receipt from Stavola NJ of an itemized invoice for such provider of such services, for all or any portion of such Auditor Expenses, with a request by Stavola NJ for payment. As used herein, “Auditor Expenses” means expenses of Stavola NJ or its Affiliates owed to (a) their current independent auditors/accountants (Mayer Hoffman McCann P.C. and CBIZ MHM, LLC), (b) their current legal counsel (Sills Cummis and Gross P.C.) (to the extent that services provided by such legal counsel reasonably relate to the services provided by such current independent auditors or accountants at the express direction of the Buyer or its designated advisors in connection with the preparation and delivery of the Restated Financial Statements or any financial statements set forth in clause (a) of the definition of “Required Information” (in each case even if any such financial statements are ultimately not required as a result of when the Marketing Period ended under the definition of “Marketing Period”), and as recorded to a billing matter separate from such counsel’s representation of Stavola NJ in respect of the transactions contemplated hereby more broadly), and/or (c) other independent auditors/accountants, so long as Stavola NJ has received the Buyer’s prior approval (not to be unreasonably withheld or delayed). If the Buyer fails to pay in a timely manner any amount due pursuant to Section 8.2(c) or this Section 8.2(d), then the Buyer shall reimburse the Sellers’ Representative (on behalf of the Sellers and the Owners) for the reasonable and documented costs and expenses (including reasonable fees of outside counsel) incurred in connection with any collection suit or action for such overdue amounts in which the Sellers’ Representative (on behalf of the Sellers and the Owners) is the prevailing party, plus interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of interest set forth in The Wall Street Journal in effect on the date such payment was required to be made; for the avoidance of doubt, in no event shall the Reimbursement Fee be payable on account of any such fees directly paid by or on behalf of, or previously reimbursed by, the Buyer;
(e)subject to Annex B hereto, nothing in this Agreement shall relieve any Party from liability for such Party’s Fraud or Willful Breach, which shall survive the termination of this Agreement.
Article 9.
SURVIVAL; INDEMNIFICATION; REPRESENTATION AND WARRANTY INSURANCE
9.1Survival. Except in the cause of Fraud, none of the representations and warranties in Article 3, Article 4 and Article 5 of this Agreement or in any Ancillary Agreement shall survive the Closing and each such representation and warranty shall terminate on and as of the Closing, and no claims may be brought with respect to such representations or warranties from or after the Closing (it being understood that nothing in this Section 9.1 is intended to affect or limit the Buyer’s ability to recover under any RWI Policy for any matters covered thereunder). The pre-Closing covenants of the Sellers and the Founders and the Companies contained in this Agreement shall terminate as of the Closing (except that the covenants set forth in Section 6.1 shall survive the Closing for 90 days). The pre-Closing covenants of the Buyer contained in this Agreement shall terminate as of the Closing. Those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing until the applicable date specified by their terms, or if not so specified, until performed in accordance with their respective terms.
9.2Indemnification by the Sellers.
(a)From and after the Closing, the Sellers shall, subject to Section 6.5(e) and the requirements and limitation set forth in this Article 9, indemnify and hold harmless the Buyer and its Affiliates, and their respective officers, directors, members, managers, partners, direct and indirect equityholders, employees, agents and successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any Losses to the extent arising out of or resulting from:
(i)any Excluded Liability;
(ii)any breach or non-performance of Section 6.1;
(iii)any breach or non-performance of the Sellers’ obligations pursuant to Section 6.14 hereof; and
(iv)any matter scheduled on Schedule 9.2(a)(iv).
The Buyer Indemnified Parties are third-party beneficiaries of this Section 9.2 (subject to the other provisions of this Article 9).
(b)All funds in the Indemnity Escrow Account will be retained by the Escrow Agent and may provide recourse to the Buyer Indemnified Parties pursuant to Section 9.2(a), and not for any other claim any Buyer Indemnified Party may have. If, on the twelve (12)-month anniversary of the Closing Date, no notice has been given regarding an alleged indemnifiable matter under Section 9.2(a), and no pending, unresolved claim by a Buyer Indemnified Party in respect thereof has been made, all remaining amounts in the Indemnity Escrow Account shall be paid to the Sellers’ Representative for further distribution to the Equity Sellers in accordance with their respective Pro Rata Interest; otherwise, the Indemnity Escrow Account shall remain open in the amount of the unresolved claim or claims pending resolution of such matter(s) or claim(s) with such amount remaining in the Indemnity Escrow Account and then shall be settled and released to the applicable Party upon final settlement of same. The balance in the Indemnity Escrow Account not subject to unresolved claims shall be released to the Sellers. The aggregate liability of Sellers under Section 9.2(a) (other than in the event of Fraud) shall in no event exceed the then-remaining balance of the Indemnity Escrow Account and no claim for indemnification hereunder may be brought following the twelve (12)-month anniversary of the Closing Date. The Founders shall have no liability of any type or kind under this Agreement (other than for Fraud or a breach of the covenants set forth in Section 6.3(b) and Section 6.6 and, in such case, the Founders shall be liable severally and not jointly for any such Fraud or breach).

9.3Indemnification by the Buyer. From and after the Closing, the Buyer shall, subject to the requirements and limitation set forth in this Article 9, indemnify and hold harmless the Sellers, the Founders, and their respective Affiliates, and each of their respective officers, directors, members, managers, partners, direct and indirect equityholders, employees, agents and successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from (i) any Assumed Liability, (ii) any breach or non-performance of the Buyer of its indemnification obligations in the second to last sentence of Section 6.2; the last sentence of Section 6.13(a)(ii); Section 6.5(e); Section 6.5(d); or 6.5(j); and (iii) any Losses incurred by any of the Sellers under the New Jersey or federal WARN Acts as a result of the actions of the Buyer or any of its Affiliates under Section 6.5(a) and/or Section 6.5(b). The Seller Indemnified Parties are third party beneficiaries of this Section 9.3 (subject to the other provisions of this Article 9).
9.4Procedure and Limitations.
(a)In order for a Buyer Indemnified Party or Seller Indemnified Party (as applicable, the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall deliver written notice thereof to the Party against whom indemnity is sought (the “Indemnifying Party”) promptly (and in any event, within thirty (30) days after receiving notice of such Third-Party Claim) after receipt by such Indemnified Party of notice of the Third-Party Claim, describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the estimated amount or anticipated method of computation of the amount of such claim, to the extent known, and (iii) the nature of the breach of covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request to the extent available; such written notice shall, until resolved, toll survival of the applicable covenant or other indemnifiable category and such covenant or indemnifiable category shall continue to survive. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent that the Indemnifying Party is materially prejudiced by reason of such failure.
(b)The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall not have the right to assume the defense of any Third-Party Claim (i) for which any portion of the relief sought is an injunction, restraining order or specific performance, or (ii) which relates to any criminal proceeding, action, indictment, allegation or investigation. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that, if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party that would make separate representation advisable, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one (1) counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in such defense and make available to the Indemnifying Party all witnesses, employees, pertinent books and records, materials and information in the Indemnified Party’s (or its Affiliate’s) possession or under the Indemnified Party’s (or its Affiliate’s) control relating thereto as is reasonably required by the Indemnifying Party, in each case, during normal business hours, upon reasonable notice and subject to customary terms of confidentiality. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall have the exclusive right to agree to a settlement, compromise or discharge of such Third-Party Claim with the Indemnified Party’s prior written consent, which consent will not be unreasonably conditioned, withheld or delayed; provided, that the Indemnified Party’s prior written consent shall not be required if such settlement, compromise or discharge (A) does not impose any equitable or other non-monetary remedies or obligations on the Indemnified Party, (B) does not involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Indemnified Party, and (C) results in the full and general release, in customary form, of the Indemnified Party from all liabilities arising or related to or in connection with the Third-Party Claim (for the avoidance of doubt, any settlement, compromise or discharge that would fail to satisfy any of the foregoing criteria in clauses (A), (B) or (C) shall require the Indemnified Party’s prior written consent, to be granted or withheld in its sole discretion. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not settle, compromise or discharge such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party does not assume the defense of a Third-Party Claim, the Indemnifying Party shall not agree to a settlement, compromise or discharge of such Third-Party Claim without the Indemnified Party’s prior written consent, which consent will not be unreasonably conditioned, withheld or delayed.
(c)In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim containing the Claim Information to the Indemnifying Party promptly after the Indemnified Person’s discovery of the applicable Losses reasonably likely to give rise to such claim, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request; such notice shall, until resolved, toll survival of the applicable covenant or other indemnifiable category. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. The Indemnified Party shall (and shall cause it Affiliates to) reasonably cooperate with the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such cooperation shall include making available to the Indemnifying Party all witnesses, employees, pertinent books and records, materials and information in the Indemnified Party’s (or its Affiliate’s) possession or under the Indemnified Party’s (or its Affiliate’s) control relating thereto as is reasonably required by the Indemnifying Party, in each case, during normal business hours, upon reasonable notice and subject to customary terms of confidentiality. Notwithstanding anything to the contrary in this Agreement, the Indemnified Party shall not be required to provide access to any information to the Indemnifying Party if the Indemnified Party determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, or (ii) such access would contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof; provided that the Indemnified Party shall use commercially reasonable efforts to remove any such impediments to the provision of access as contemplated hereunder. For the avoidance of doubt, the Indemnified Party shall not be entitled to commence any Action against the Indemnifying Party for indemnification pursuant to this Section 9.4 unless the Indemnified Party has first provided notice of the claim to the Indemnifying Party as set forth herein.
(d)The amount of any Losses for which indemnification is provided under Section 9.2 or Section 9.2(b) shall be limited to the Losses suffered by the Indemnified Party and shall be computed net of (i) any insurance or other proceeds actually received by the Indemnified Party in connection with such Losses (net of any associated insurance deductibles and associated recovery costs), other than under the RWI Policy and (ii) any indemnity, contribution or other payment or monetary recoupment received, realized, or retained by the Indemnified Party as a result of the events giving rise to the claim (net of any fees, costs or expenses incurred by or on behalf of the Indemnified Party associated with such recoupment). If any recovery from a third party (including any net insurance recovery other than from the RWI Policy) is realized by an Indemnified Party within a eighteen (18)-month period after having previously received indemnification proceeds under Section 9.2, such Indemnified Party will promptly tender to the respective Indemnifying Party an amount equal to such recovery from a third party (including any insurance recovery other than from the RWI Policy), not to exceed the amount of the indemnification proceeds paid by the Indemnifying Party.
(e)Any indemnification amount that is agreed or determined to be due and owing to the Buyer Indemnified Parties pursuant to Section 9.2(a) shall be effected solely by, and the sole and exclusive remedy of the Buyer Indemnified Parties under Section 9.2(a) shall be, a release of funds held in the Indemnity Escrow Account, to the extent available (in which case, the Buyer and the Sellers’ Representative shall promptly execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to deliver the amount owed, to the extent of remaining funds, to the Buyer). Any indemnification amount that is agreed or determined to be due and owing to the Seller Indemnified Parties pursuant to Section 9.2(b) shall be effected by a wire transfer of immediately available funds from the Buyer (based on the wiring instructions provided by the Sellers’ Representative at least two (2) Business Days prior to such payment) within five (5) Business Days after a determination thereof that is binding on the Buyer.
(f)Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon obtaining actual knowledge of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
9.5RWI Policy.
(a)The Buyer has executed a conditional binder agreement (the “Binder Agreement”), attached as Exhibit F, with respect to a buyer-side representation and warranty insurance policy in connection with this Agreement and the transactions contemplated herein (the “RWI Policy”), which the Buyer has provided the Sellers’ Representative with a reasonable opportunity to review and provide reasonable comments to. The Buyer shall cause the RWI Policy, if obtained, to expressly provide that (i) each insurer issuing the RWI Policy has waived or otherwise shall not pursue any subrogation, contribution, or other recourse against any Seller, any Founder or any other Seller Indemnified Party, in connection with this Agreement and the transactions contemplated hereby, except in the case of Fraud (in which case, recourse may be pursued only against such Person and each Seller and Founder shall be severally, and not jointly, liable only for Fraud committed by such Seller or Founder, as the case may be) (the “Subrogation Waiver”), (ii) the Buyer shall have no obligation to pursue any claim against any Seller or Founder in connection with any Losses, and (iii) each of the Sellers, the Founders and the other Seller Indemnified Parties may rely upon and enforce the Subrogation Waiver as express third-party beneficiaries thereof. From and after the issuance of the RWI Policy, the Buyer shall not (and shall cause its Affiliates to not) amend, modify, or otherwise change, terminate, or waive the Subrogation Waiver without the prior written consent of the Sellers’ Representative, which consent may be granted or withheld in its sole discretion. The Buyer shall provide the Sellers’ Representative with a true and complete copy of the final and issued RWI Policy as soon as reasonably practicable following the Closing.
(b)The Buyer shall pay one hundred percent (100%) of the cost of obtaining the RWI Policy, including all premiums, surplus line taxes, premium taxes, underwriting fees, and any related brokers’ fees and commissions (the “RWI Policy Costs”). From and after Closing, the Buyer shall be responsible for the costs of maintaining the RWI Policy and for any associated deductible or retention amounts, and the RWI Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representation and warranty insurance policy industry). The Sellers’ Representative shall deliver to the Buyer a true and correct copy of contents of the Data Room on a USB drive or other electronic means as soon as reasonably practical (and in any event within five (5) Business Days) following the Closing.
(c)Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, the Buyer acknowledges and agrees that obtaining the RWI Policy is not a condition for the Buyer to proceed to Closing, and the Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.3, to consummate the transactions contemplated by this Agreement regardless of whether the RWI Policy becomes effective. The absence of coverage under the RWI Policy or the failure of the RWI Policy to be in full force and effect for any reason shall not expand, alter, amend, change, or otherwise affect the liability of any Seller, any Founder, or any other Seller Indemnified Party under this Agreement.
Article 10.
CERTAIN DEFINITIONS
(a)As used herein the following terms not otherwise defined have the following respective meanings:
“Abandonment and Reclamation Obligations”: All legally binding unperformed obligations to (i) abandon, shut down, close, decommission, dismantle and remove any and all fixtures, improvements, tangible personal property, structures, foundations, buildings, pipelines, equipment and other physical facilities located on any Owned Real Property or Leased Real Property, or lands pooled or unitized therewith, or any real property used or previously used by any Company or any Asset Seller in respect of any mining or mine-related processing, storage, transportation or other mining activities; and (ii) investigate, monitor, restore, remediate and reclaim the surface and subsurface locations, if any, of such Owned Real Property or Leased Real Property, and lands pooled or unitized therewith, and any lands used to gain access thereto, including such obligations relating to any mining or mine-related processing, storage, transportation, production or other mining facilities used by any Company or any Asset Seller or any of their predecessors in interest for which any such Company or such Asset Seller may have continuing responsibility pursuant to a Lease that were abandoned or decommissioned, in whole or in part, prior to the Closing, and including the investigation, monitoring, remediation, restoration and reclamation of any other surface and subsurface lands affected by any environmental damage, contamination or other environmental issues emanating from or relating to such mining or mine-related processing, storage, transportation, production or other mining facilities; in the case of each of clauses (i) and (ii), that are required pursuant to any Real Property Lease or any Laws.
“Adjustment Escrow Amount”: $32,500,000.
“Affiliate”: As applied to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, prior to the Closing, the Companies shall be deemed to be Affiliates of Sellers and, from and after the Closing, the Companies shall be deemed to be Affiliates of Buyer.
“Affordable Care Act”: The Patient Protection and Affordable Care Act of 2010, as amended, and the rules and regulations issued thereunder and any successor statute and the rules and regulations issued thereunder.
“Aggregate Capital Expenditures”: In aggregate, the amount of capital expenditures that the Companies, collectively, have actually paid between the period commencing on October 1, 2023 and ending as of the Measurement Time that are directly allocable to capital project or capital equipment line items set forth in the Capital Expenditure Budget (even if in excess of the budgeted line item(s) therefor).  Notwithstanding anything in this Agreement (including the Capital Expenditure Budget itself) to the contrary, “capital expenditures” as used in this Agreement and in the definition of “Aggregate Capital Expenditures” shall not include any expenses if such expenses are unable to be properly capitalized in accordance with GAAP.
“Ancillary Agreements”: Any document, other than this Agreement, required to be entered into or delivered in connection with the Closing, including without limitation, the Escrow Agreement, the Assignment and Assumption Agreement, the Bargain and Sale Deed, and the Bill of Sale. For the avoidance of doubt, the Sales Tax Resale Certificates and documents relating to the Restructuring shall not be “Ancillary Agreements.”
“Anti-Corruption Laws”: The U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010, and any other anti-bribery or anti-corruption Law of any jurisdiction applicable to the Companies.

“Asset Seller Consideration”: The aggregate amount paid to each of SMC, SRC and STC, respectively, in consideration for the SMC Assets, SRC Assets and STC Assets, respectively, as set forth on Schedule 1.5 hereto.
“Assumed Liabilities”: Any liability, debt or obligation to the extent arising out of or relating to the Purchased Assets, or the Transferred Real Property Leases including all liabilities, debt or obligations identified on Schedule 10(a) hereto, whether any such liability, debt or obligation arises before or after the Closing, whether known or unknown, direct or indirect, contingent or accrued. Notwithstanding the foregoing, Assumed Liabilities shall not include any Excluded Liabilities.
“Bound Brook Quarry”: That certain piece or parcel of real property, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interested appurtenant thereto, owned (as of the date of this Agreement) by Stavola Construction Materials, Inc. located at Logan Road and 409 Chimney Rock Road, Bound Brook, NJ (Block 711, Lots 3,4,6 and 6Q).
“Business”: The Companies’ and Sellers’ business in the Restrictive Territory of (a) mining, production and sale of aggregates and road base products, (b) processing, production, manufacturing and sale of asphalt, (c) recycling of aggregates, (d) contracting for the award of “mill and fill” or asphalt pavement projects and (e) operating beneficial use sites for the processing, recycling and repurposing of products that would otherwise go to a landfill for alternate purposes such as the reclamation of old coal fields. For the avoidance of doubt “Business” shall not include any business conducted by Affiliates of the Companies or the Sellers outside of the Restrictive Territory.
“Business Day”: Any day, other than a Saturday, Sunday or a day on which commercial banks located in Newark, New Jersey or Dallas, Texas shall be authorized or required by law to close.
“Buyer Fundamental Representations”: The representations and warranties set forth in Section 5.1, clause (a) of Section 5.3 and Section 5.6.
“CapEx Make-Whole Cap Amount”: $46,900,000
“Capital Expenditure Budget”: That certain budget set forth in Exhibit E.
“CARES Act”: The Coronavirus, Aid, Relief and Economic Security Act, as amended by subsequent legislation including the American Rescue Plan Act of 2021.
“Certificate of Indebtedness”: A certificate certified by the Sellers’ Representative, setting forth the amount of Indebtedness of the Companies outstanding on the Closing Date and specifying the amount of Indebtedness owed to each creditor listed thereon, together with wire instructions and any other information necessary to effect the final payment in full of the Indebtedness owed to each creditor listed thereon.
“Certificate of Transaction Expenses”: A certificate certified by Sellers’ Representative, setting forth the amount of Transaction Expenses of the Sellers, the Owners and the Companies outstanding on the Closing Date and specifying the amount owed to each creditor listed thereon, together with wire instructions and any other information necessary to effect the final payment in full of the Transaction Expenses owed to each creditor listed thereon.
“Closing Indebtedness”: The amount of aggregate Indebtedness of the Companies as of the Measurement Time.
“Closing Net Cash Amount”: The Net Cash Amount of the Companies as of the Measurement Time; provided, however, that the Closing Net Cash Amount shall exclude (i) any amounts used to pay any Transaction Expenses between the Measurement Time and the Closing, (ii) any distribution made by the Companies to any Equity Seller at or after the Measurement Time and prior to the Closing, and (iii) any other distribution or payment made by the Companies at or after the Measurement Time and prior to the Closing.
“Closing Net Working Capital”: The amount of Net Working Capital determined as of the Measurement Time.
“Closing Net Working Capital Target”: An amount equal to $56,100,000.
“Code”: The Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement”: Any Contract with any Union, including any related documents such as memoranda of understanding and letters of agreement.
“Contract”: Any legally binding agreement, contract, right of first offer, right of first refusal, option, lease, sublease, deed, mortgage, guaranty, license, instrument, note, commitment, undertaking, indenture, sale or purchase order, or other agreement, understanding, arrangement, plan, commitment or legally binding arrangement, whether written or oral.
“Data Room”: The Project Giant virtual data room maintained by the Sellers on Virtual for the transactions contemplated by this Agreement.
“Data Security Requirements”: Collectively, all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of any Personal Data (whether in electronic or any other form or medium) or otherwise relating to privacy, security or security breach notification requirements and applicable to either the Companies or to any of the Business Systems: (i) the Companies’ own written rules, policies and procedures relating thereto; (ii) all applicable Laws relating thereto; (iii) all applicable industry standards, including the Payment Card Industry Data Security Standard (PCI DSS); and (iv) requirements relating thereto under Contracts into which any Company has entered or by which it is otherwise bound.
“Debt Financing”: Any debt financing incurred, including the public offering or private placement of debt securities, or borrowing under revolving, long-term or bridge loans for the purpose of funding the transactions contemplated by this Agreement.

“Debt Financing Sources”: Any underwriter, initial purchaser, syndicate or other group engaged for any and all purposes of any Debt Financing, including with respect to the Commitment Letter or Alternative Financing, including the parties providing or arranging financing pursuant to any commitment letters, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit participations or other agreements entered pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.
“Environmental Laws”: All applicable Abandonment and Reclamation Obligations and all applicable Laws relating to environmental matters, Hazardous Substances, natural resources, pollution or protection of human health, safety or the environment, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, or land or otherwise relating to the manufacture, processing, distribution, use, presence, production, treatment, storage, disposal, transport, or handling of Hazardous Substances as of or prior to the Closing Date, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq.; the New Jersey Underground Storage of Hazardous Substances Act (N.J.S.A. 58:10A-21 et seq.); the New Jersey Site Remediation Reform Act (N.J.S.A. 58:10C-1 et seq.); the New Jersey Air Pollution Control Act (N.J.S.A, 26:2C-l et seq.); the Hazardous Substances Discharge: Reports and Notices Act (N.J.S.A. 13:1K-l5 et seq.); the Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.); the New Jersey Water Pollution Control Act (N.J.S.A. 58:10A-1 et seq.); the New Jersey Environmental Rights Act (N.J.S.A. 2A:35A-1 et seq.); and the Brownfield and Contaminated Site Remediation Act (N.J.S.A. 58:10B-1 et seq.), and other similar state and local statutes, and any regulations promulgated thereto.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Estimated Indebtedness”: The estimated amount of aggregate Indebtedness of the Companies outstanding as of the Measurement Time, as set forth on the Initial Closing Statement delivered in accordance with Section 1.2(a).
“Estimated Net Cash”: The estimated Net Cash Amount of the Companies as of the Measurement Time, as set forth on the Initial Closing Statement delivered in accordance with Section 1.2(a); provided, however, that Estimated Net Cash shall exclude (i) any amounts used to pay any Transaction Expenses between the Measurement Time and the Closing, (ii) any distribution made by the Companies to any Equity Seller at or after the Measurement Time and prior to the Closing and (iii) any other distribution or payment made by the Companies at or after the Measurement Time and prior to the Closing.
“Estimated Net Working Capital”: The estimated amount of Net Working Capital of the Companies as of the Measurement Time, as set forth on the Initial Closing Statement delivered in accordance with Section 1.2(a).

“Estimated Purchase Price”: An amount equal to (i) $1,200,000,000, plus (ii) the amount, if any, by which the Estimated Net Working Capital exceeds the Closing Net Working Capital Target, minus (iii) the amount, if any, by which the Closing Net Working Capital Target exceeds the Estimated Net Working Capital, plus (iv) the Estimated Net Cash, minus (v) the Estimated Indebtedness, minus (vi) the Estimated Transaction Expenses, and minus (vii) any Tax Escrow required to be withheld under Section 6.10.
“Estimated Transaction Expenses”: The estimated amount of Transaction Expenses of the Sellers, the Owners and the Companies outstanding as of the Measurement Time, as set forth on the Initial Closing Statement delivered in accordance with Section 1.2(a).
“Ex-Im Laws”: All applicable Laws, rules and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).
“Excluded Assets”: The assets set forth on Schedule 10(b) hereto. For the avoidance of doubt, the Stavola Marks shall be Excluded Assets.
“Excluded Employee-Related Liabilities”: Except as set forth in Section 6.5(e), any liabilities relating to, arising out of or resulting from (a) the employment or engagement of any individual by any Asset Seller who does not become a Transferred Employee, including all liabilities arising at any time with respect to any act or omission or other practice arising from or relating to an employment or independent contractor relationship with such individual or the termination thereof; (b) the employment or engagement of any Transferred Employee to the extent existing or arising on or prior to the time such Transferred Employee becomes an employee of Buyer or any of its Affiliate; and (c) retiree medical coverage as set forth in item 2 to Schedule 3.18(c).
“Excluded Liabilities”: Any liability or obligation of the Asset Sellers or their respective Affiliates of any nature whatsoever, whether known or unknown, contingent or otherwise and whether or not related to the Business (other than the Assumed Liabilities), and expressly including (i) all liabilities and obligations related to the Excluded Assets, (ii) the liabilities set forth on Schedule 10(c) hereto and (iii) the Excluded Employee-Related Liabilities.
“Fraud”: With respect to a Party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article 3, Article 4 or Article 5 made by such Party with the actual knowledge, without any duty of inquiry or investigation, it is false, and made for the purpose of inducing the other Party to act or refrain from acting in connection with this Agreement, the Ancillary Agreements, and any certificates, instruments, documents or the transactions contemplated by this Agreement, and upon which the other Party reasonably relies in connection with this Agreement, the Ancillary Agreements, and any certificates, instruments, documents or the transactions contemplated by this Agreement, with resulting financial losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP”: Generally accepted accounting principles in the United States of America in effect from time to time.
“Governing Document”: With respect to any entity, the certificate or articles of incorporation and the bylaws, certificate of formation, partnership agreement or operating agreement, as applicable, or similar governing document which establishes its legal existence or governs its internal affairs.
“Government Contract”: Any Contract for the sale of supplies or services currently in performance or that has not been closed that is between a Company and a Governmental Authority or that was entered into by the Company as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.
“Governmental Authority”: Any (a) international, foreign, national, provincial, regional, federal, state, municipal or local governmental or quasi-governmental authority, regulatory or administrative authority of any nature (including any arbitrator governmental agency, branch, commission, board, bureau, body, department or other entity and any court, judicial or arbitrator or arbitral body or other tribunal (public or private) of competent jurisdiction) (b) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (c) any official of any of the foregoing.
“Hazardous Substances”: Any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33), any toxic substance, oil or hazardous material, or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde, per- and polyfluoroalkyl substances, perchlorate or polychlorinated biphenyls) regulated by or forming the basis of liability under any Environmental Laws.
“HSR Act”: The Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Filing”: The filings made by Arcosa, Inc. and Stavola NJ on May 24, 2024 with the U.S. Department of Justice and Federal Trade Commission pursuant to the HSR Act.
“Income Taxes”: Any federal, state, local or foreign Tax imposed upon or measured by net income, gross income (excluding any Tax based solely on gross receipts) or capital, including any interest, penalty, or additions thereto, whether or not disputed.
“Indebtedness”: As applied to the Companies, without duplication, the sum of (a) the unpaid principal amount of accrued interest, premiums, penalties and other in respect of (i) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) all indebtedness evidenced by notes, debentures, bonds, mortgages, or other similar instruments or debt securities, including any Surety Bonds or performance bonds, (iii) all obligations with respect to interest-rate hedging, swaps or similar financial instruments, (b) all capitalized lease (as defined under GAAP) obligations (including all capitalized equipment leases), (c) obligations (contingent or otherwise) for the deferred or unpaid purchase price of assets, property, goods and services, including any seller notes, earn-outs, post-closing true-up obligations, Tax-related payments and other similar obligations, calculated at the maximum amount payable under or pursuant to such obligation, whether or not contingent or matured, but excluding trade payables, (d) all indebtedness created or arising under any conditional sale, installment purchases of real or personal property or other title retention agreement, (e) all liabilities in respect of letters of credit, bankers acceptances or similar obligations (unless fully secured by cash or cash equivalents which are pledged solely to secure such obligations, which cash or cash equivalents shall be Restricted Cash), but only to the extent drawn or called, as applicable, (f) all obligations related to deferred revenue or any money received for goods or services which have not yet been delivered, (g) all unpaid severance obligations (including the employer portion of any applicable payroll Taxes), (h) all liabilities for accrued or earned annual bonuses or accrued or earned but unused vacation and paid time off, in each case, relating to the period prior to the Closing Date for each Transferred Employee and each Continuing Employee (including the employer’s share of all payroll and other employment related Taxes to be paid on such amounts), to the extent not paid by Sellers prior to the Measurement Time, (i) all Pre-Closing Income Taxes, (j) all Taxes deferred pursuant to the CARES Acts, (k) any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) unpaid as of the Closing Date that would have been due on or before the Closing Date but for Section 2302(a)(1) of the CARES Act, (l) all indebtedness of another entity secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien existing on property or assets owned by a Company, whether or not the Indebtedness secured thereby has been assumed, (m) any declared but unpaid dividends, (n) all asset retirement obligations as determined in accordance with GAAP, and (o) all obligations in respect of guarantees of obligations of the types described in clauses (a) through (n) of any other Person; provided that without limiting other amounts that are not to be included therewith, in no event shall Indebtedness include (x) any amounts with respect to or included in Net Working Capital or Transaction Expenses or (y) any amounts related to inter-company debt between the Companies.
“Indemnity Escrow Amount”: $7,500,000.
“Intellectual Property”: All rights, title and interest in and to all intellectual property pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including: (i) patents, patent applications, patent disclosures, utility models and applications therefor and all reissues, divisionals, re-examinations, revisions, reissuances, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and rights in inventions and industrial designs, including invention disclosures; (ii) trademarks, service marks, trade dress, corporate names, trade names, logos and slogans, together with the goodwill associated with each of the foregoing (collectively, “Trademarks”); (iii) copyrights, copyrightable works, and works of authorship; (iv) registrations and applications for any of the foregoing in clauses (i) through (iii); (v) Internet domain names and social media accounts; (vi) inventions, know-how, trade secrets, proprietary information, improvements, discoveries, technical information, methods or processes (whether or not patentable); and (vii) intellectual property rights in computer software (including source code, executable code, algorithms, data, and databases); all of the foregoing, including the right to sue for past, present and future infringement, misappropriation or other violation thereof, and the right (if any) to receive all damages, payments, costs and fees associated therewith.

“Intellectual Property Assets”: All Intellectual Property owned or purported to be owned by any of the Companies or Asset Sellers (to the extent relating to the Purchased Assets or the Business), including the Intellectual Property Registrations.
“IRS”: The United States Internal Revenue Service.
“Knowledge of the Sellers”: Or another similar qualification, the actual knowledge of Michael Gentoso, Jan Vlasto, Antonio Monsalud, Thomas Branch and Kenneth Brehm after reasonable inquiry of the current employees or officers of the Companies who would reasonably be expected to have actual knowledge of such matters.
“Law”: Any law (including common law), act, statute, code, ordinance, Order, rule, regulation or other requirement of any Governmental Authority.
“Lien”: Any mortgage, lien, license, pledge, bailment, hypothecation, charge, security interest, equitable interest, encroachment, easement, encumbrance, mortgage, deed, servitude, title retention agreement, rights of first refusal, option, restriction on transfer or use, grant of power to confess judgment or any restriction or encumbrance of a similar nature.
“Marketing Period”: The first period of twenty (20) consecutive Business Days commencing after the date of this Agreement and throughout which the Buyer has the Required Information that was required to be delivered prior to the date thereof; provided that if such period has not ended prior to August 19, 2024, then it will not commence until on or after September 3, 2024; provided, further, that in respect of a period ending before August 19, 2024, the Required Information shall not include the June Financial Statements or the Restated June Financial Statements; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such twenty (20) consecutive Business Day period, (x) Mayer Hoffman McCann P.C. shall have withdrawn or qualified, or advised the Companies, Sellers or Owners in writing that it intends to withdraw or qualify, its audit opinion with respect to any year end audited financial statements used to generate the Required Information, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until Mayer Hoffman McCann P.C. or a nationally recognized independent accounting firm has delivered an unqualified audit opinion with respect to such financial statements, (y) any of the Financial Statements or financial information included in the Required Information shall have been restated, amended or qualified (other than a restatement in accordance with GAAP as applied to adhere to public company standards), the Companies, Sellers or Owners shall have determined that a restatement of any financial information included in the Required Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Information has been amended to reflect such restatement or the Sellers have determined that no restatement shall be required, or (z) such Required Information or Financial Statements contain an untrue statement of material fact or omits to state any material facts necessary in order to make the statements contained in the Required Information and Financial Statements, taken as a whole, in light of the circumstances under which they were made, not misleading, at any point throughout such period; provided, further, that notwithstanding the foregoing the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Debt Financing are obtained. If the Sellers in good faith reasonably believe that they have provided the Required Information in connection with the commencement of the Marketing Period, they may deliver to Buyer a written notice to that effect (with such notice stating when the Sellers believe such delivery to have been completed), in which case the Sellers shall be deemed to have delivered the Required Information at the time of delivery set forth in such notice unless Buyer in good faith reasonably believes the Sellers have not completed the delivery of the Required Information and, within five (5) Business Days after the delivery of such notice by the Sellers, delivers a written notice to the Sellers’ Representative to that effect (with such notice stating with reasonable specificity which Required Information has not been delivered); provided, that such written notice from the Buyer to the Sellers’ Representative will not prejudice the Sellers’ right to assert that the Required Information was, in fact, delivered and the Marketing Period has commenced.
“Material Adverse Effect”: Any change, effect, event, occurrence, development, state of facts or circumstance that, individually or in the aggregate with all other such changes, effects, events, occurrences, developments, states of facts, or circumstances, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of the Business, taken as a whole; provided, however, that in no event will any change, effect, event, or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) this Agreement or any actions taken in compliance with the express terms of this Agreement, the transactions contemplated hereby, or the public announcement thereof (including any loss of, or adverse change in, the relationship of any Company with its customers, partners, employees, financing sources, or suppliers caused by the public announcement of the transactions contemplated by this Agreement); (b) general changes or conditions affecting the industries in which the Companies operate; (c) changes in general economic, capital markets, regulatory, or political conditions in the United States or elsewhere (including interest rate fluctuations), (d) changes in Law, GAAP, or regulatory accounting requirements or interpretations thereof after the date hereof; (e) actual or threatened epidemics or pandemics (including COVID-19), including any quarantine or similar directive, acts of war, insurrection, sabotage, or terrorism (including cyberterrorism), the outbreak, engagement or escalation of hostilities, the declaration of a national emergency or war, the occurrence of any natural or man-made disasters, or national or international political or social actions or conditions, including any crisis affecting public health, safety, or welfare; (f) seasonal fluctuations in the business of the Companies or the industries in which the Companies operate; (g) any act or omission to act by a Seller required by this Agreement or necessary to consummate the transactions contemplated hereby, or taken (or omitted to be taken) at the written request of, or with the written consent or written waiver of, the Buyer or any of its Affiliates; (h) any act or omission to act by the Buyer or its Affiliate; or (i) any failure of the Companies to meet any budgets, projections, forecasts, or predictions of financial performance or estimates of revenue, earnings, cash flow, or cash position, for any period (it being understood that the underlying cause of the failure to meet such projections, estimates or budgets may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by this definition); or (j) any matter set forth in the Schedules hereto; provided that any change, event, or occurrence resulting from the matters referred to in clauses (b) through (f) shall be excluded only to the extent such matters do not disproportionately impact the Companies as compared to other Persons operating in the same industries.
“Mines”: All Leased Real Property and Owned Real Property used in and necessary for the mining and processing operations (including dredging) of any Company or any Asset Seller (to the extent relating to the Purchased Assets) and including non-operational quarries and plants and real property held by any Company or any Asset Seller (to the extent relating to the Purchased Assets) for future reserves exploitation.
“Multiemployer Plan”: A “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.
“Net Cash Amount”: As of a given time, the aggregate amount of cash, cash equivalents, marketable securities, and deposits of the Companies, including without duplication, the amounts of any received but uncleared checks, drafts, and wires issued prior to such time, in each case, unless the receivables associated with such checks, drafts, or wires are included as receivables in the calculation of Net Working Capital, minus (a) an amount of cash necessary to cover all outstanding checks and wire transfers that have been mailed, transmitted, delivered, or otherwise issued by the Companies, unless the payables associated with such checks or wires are included as payables in the calculation of Net Working Capital minus (b) Restricted Cash. The Net Cash Amount may be a positive or negative number.
“Net Working Capital”: As of a given time, the aggregate amount of the assets included as current assets of the Companies as of such time, minus (b) the aggregate amount of the liabilities included as current liabilities of the Companies as of such time, in each case determined (including which assets are included as current assets and which liabilities are included as current liabilities) with the Applicable Accounting Principles. For the avoidance of doubt, Net Working Capital shall exclude any amounts taken into account in the calculation of Net Cash Amount, Transaction Expenses or Indebtedness and current liabilities and current assets with respect to Taxes included in Pre-Closing Income Taxes. An illustrative calculation of Net Working Capital is set forth on Exhibit G.
“Non-Union Employee”: Any employee of a Company who is neither subject to a Collective Bargaining Agreement nor otherwise represented by a Union.
“Oldwick Quarry”: Those certain parcels of real property, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interested appurtenant thereto, owned (as of the date of this Agreement) by Stavola Quarries LLC located at 30 Rockaway Road, Tewksbury, NJ (Block 44, Lot 24.03 (24.03Q)).
“Order”: Any order, judgment, injunction, ruling, determination, decision, opinion, sentence, subpoena, writ, decree or award issued, made, entered, or rendered (whether temporary, preliminary, or permanent) by any arbitrator, court, administrative agency, or other Governmental Authority with jurisdiction.
“Other Sources”: Other sources of funds available to the Buyer on conditions to funding not more onerous than those set forth in the Commitment Letter on the date hereof.
“Owners”: The equity owners of the Sellers, as set forth on Annex A hereto.
“Payroll Tax Executive Order”: The Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-65 and 2021-11).
“Permitted Liens”: (a) Liens for Taxes, assessments and charges or levies by Governmental Authorities not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP, (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s, materialmen’s, warehousemen’s or other Liens arising or incurred in the ordinary course of business and that secure either (i) amounts not yet due and payable or (ii) amounts that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) the purchase money Liens and Liens securing rental payments under capital lease arrangements set forth on Schedule 10(d) hereto, (d) Liens imposed by applicable Law, (e) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (f) pledges and deposits to secure the performance of bids, trade contracts, leases, Surety Bonds, appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (g) Liens appearing as exceptions in a title policy relating to any Owned Real Property (other than any mortgages which are to be satisfied at Closing pursuant to this Agreement) and zoning, building, land use Laws and other similar restrictions on the use of the Leased Real Property, the Owned Real Property or the Purchased Assets constituting real property, in each case that do not adversely affect in any material respect the current use or ownership of the applicable property owned, leased, used or held for use by the Companies or any Asset Seller, (h) Liens and other rights reserved by or in favor of any landlord or lessor under a lease of any Leased Real Property, provided that the same, individually and in the aggregate, do not impair in any material respect the occupancy, use, or operation of such Leased Real Property for purposes of the ownership or operation of the Companies’ Businesses, (i) nonexclusive licenses to Intellectual Property granted to customers in the ordinary course of business, and (j) the Liens listed on Schedule 10(d) hereto.
“Person”: Any individual, company, corporation, limited partnership, general partnership, limited liability company, Governmental Authority, custodian, trustee executor, joint stock company, joint venture, association, estate, trust, or other entity (whether or not a legal entity).
“Personal Data”: Any and all information (i) that can reasonably be used to identify an individual natural person, or that relates to an identified person, or (ii) that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law or Data Security Requirement.
“Post-Closing Tax Period”: (a) Any taxable period of the Companies that begins after the Closing Date, and (b) with respect to any Straddle Period of the Companies, the portion of such Straddle Period after the Closing Date.
“Pre-Closing Income Taxes”: The aggregate amount of all unpaid Income Taxes of each Company for any Pre-Closing Tax Period (as determined in accordance with Section 6.4(a) in the case of any Straddle Period), which amount shall not be less than zero with respect to any Company or in respect of any jurisdiction. Pre-Closing Income Taxes shall be determined: (i) by taking into account any adjustment resulting from a change in or use of an improper method of accounting on or prior to the Closing Date and any prepaid amounts or deferred revenue that, in each case, would not otherwise be included in taxable income prior to the Closing Date, (ii) by disregarding any payment of Income Taxes made on the Closing Date after the calculation of the Closing Net Cash Amount and (iii) except as otherwise provided in this definition, by disregarding any deferred Income Tax assets or liabilities.
“Pre-Closing Tax Period”: (a) Any taxable period of the Companies that begins before the Closing Date and ends on or before the Closing Date, and (b) with respect to any Straddle Period of the Companies, the portion of such Straddle Period prior to and including the Closing Date.
“Pro Rata Interest”: With respect to each Equity Seller or each Owner of an Equity Seller, the percentage for such Equity Seller or Owner of an Equity Seller set forth across from the name of such Equity Seller or Owner of an Equity Seller, as the case may be, under the column entitled “Pro Rata Interest” on Schedule 1.5 hereto.
“Purchase Price”: An amount equal to (i) $1,200,000,000, plus (ii) the amount, if any, by which the Closing Net Working Capital exceeds the Closing Net Working Capital Target, minus (iii) the amount, if any, by which the Closing Net Working Capital Target exceeds the Closing Net Working Capital, plus (iv) the Closing Net Cash Amount, minus (v) the Closing Indebtedness, and minus (vi) the Transaction Expenses, and plus/minus (vii) the portion of any Tax Escrow that is required to be withheld and released to the Sellers’ Representative under Section 6.10.
“Representative”: With respect to any Person, its officers, directors, Affiliates, employees, financial advisors, financing sources, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives of such Person, and each of their respective Affiliates. With respect to the Buyer, “Representative” shall also include representatives of entities providing or arranging financing for the Buyer.
“Required Information”: Means (a) by August 19, 2024, (I) the unaudited statement of operations for the Audit Group for the three-month period ended December 31, 2023 and (II) the unaudited balance sheet and statement of operations of the Audit Group as of and for the nine month periods ended June 30, 2024 and 2023, which unaudited financial statements have been reviewed by the independent auditor for the Audit Group (collectively, the “June Financial Statements”) and (b) by Closing, (i) the combined and consolidated audited balance sheet, statement of operations, statement of cash flows and statement of changes in equity of the Audit Group as of and for the year ended September 30, 2023, together with all related notes thereto and accompanied by reports thereon of the independent auditor for the Audit Group, restated in accordance with GAAP as applied to adhere to public company standards (the “Restated Annual Financial Statements”), and (ii) the unaudited balance sheet, statement of operations, statement of cash flows and statement of changes in equity of the Audit Group as of and for the nine month periods ended June 30, 2024 and 2023, together with all related notes thereto, which unaudited financial statements have been reviewed by the independent auditor for the Audit Group, restated in accordance with GAAP as applied to adhere to public company standards (the “Restated June Financial Statements” and, together with the Restated Annual Financial Statements, the “Restated Financial Statements”).
“Restricted Cash”: The amount of any cash and cash equivalents that are not freely usable or distributable the Companies immediately following Closing due to restrictions or limitations on use or distribution by applicable Law, Contract or otherwise (including cash pledged to secure letters of credit, bankers acceptances or similar obligations), or cash held for third parties, in each case that would otherwise be included in Net Cash Amount (including, for the avoidance of doubt, any cash collateral corresponding to the Surety Bonds).
“Restructuring”: Those specific transactions set forth on Schedule 6.11 hereto.
“Sanctioned Person”: Any Person who is the target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) 50% or more owned or controlled by any Person or Persons described in clauses (a) or (b).
“Sanctions”: Trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including those administered, enacted or enforced by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) His Majesty’s Treasury.
“Schedules”: The Disclosure Schedules attached to this Agreement.
“Security Incident”: Any actual or reasonably suspected (i) breach of security leading to the accidental, unauthorized, or unlawful destruction, loss, alteration, disclosure, processing, or exfiltration of or access to any Personal Data or confidential information held or collected by a Company or Asset Seller (with respect to any Purchased Asset), or held or processed by any vendor, processor, or other third party for or on behalf of a Company or Asset Seller, or (ii) any unauthorized intrusion, successful phishing incident, ransomware or malware attack affecting any Business Systems or unauthorized access or use of the Personal Data stored or contained therein or accessed or processed thereby.
“Seller Fundamental Representations”: The representations and warranties set forth in Section 3.1 (except the fourth sentence thereof), Section 3.2, clause (a) of Section 3.4, Section 3.23, Section 3.24, subsections (a), (b) and (c) of Section 4.1, Section 4.2, clause (a) of Section 4.3 and Section 4.6.
“SMC Assets”: All assets listed as SMC Assets on Schedule 10(e) hereto.
“SMC Owners”: The Owners indicated on Annex A hereto as being SMC Owners.
“SRC Assets”: All assets listed as SRC Assets on Schedule 10(e) hereto.
“SRC Owners”: The Owners indicated on Annex A hereto as being SRC Owners.

“Standard Software Contract”: A Contract with a supplier to a Company regarding the right to use standard, commercially available software or software-based services, with an annual fee or royalty commitment by a Company of no more than $200,000.
“Stavola Marks”: Any and all Trademarks owned by the Sellers, their Affiliates or any Owner containing the “Stavola” name or any derivatives thereof, whether used alone or in combination with other words, including all goodwill associated therewith.
“Stavola NJ Owners”: The Owners of Stavola NJ indicated on Annex A hereto.
“Stavola PA Owners”: The Owners of Stavola PA indicated on Annex A hereto.
“Stavola Trucking App”: The software application developed by the Sellers or their Affiliate for truckers entitled the “Stavola Trucking App,” which can be downloaded online through stavola.com.
“STC Assets”: All assets listed as STC Assets on Schedule 10(e) hereto.
“STC Owners”: The Owners indicated on Annex A hereto as being STC Owners.
“Straddle Period”: Any taxable period of the Companies that includes (but does not end on) the Closing Date.
“Subsidiary”: With respect to any Person, any other Person (other than an individual) of which such first Person (either alone or through or together with any other Affiliate of such first Person) owns, directly or indirectly, a majority of the stock or other equity interests or has the ability to appoint a majority of the board of directors or other governing body.
“Tax”: (a) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, however denominated or computed, and any escheat amounts or other amounts due in respect of unclaimed property, and in respect of each and every of the foregoing, including any interest, penalty, or addition thereto, whether disputed or not, and (b) liability for the payment of any amounts of the type described in clause (a) as a transferee or successor by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Return”: Any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Law, regulation or administrative requirements relating to any Tax.
“Transaction Expenses”: Without duplication, all fees, costs and expenses of the Sellers, the Owners and the Companies incurred at or prior to the Closing in connection with the preparation, execution and consummation of the transactions contemplated by this Agreement, the Ancillary

Agreements and the Closing to the extent not paid prior to the Closing, including, but not limited to, (a) all brokerage commissions fees and disbursements (if any), (b) all fees and disbursements of attorneys, accountants and other advisors and service providers, (c) any sale bonuses, retention payments or any other change-of-control or similar obligations paid to any Person at or prior to the Closing as a result of this Agreement or the consummation of the transactions contemplated hereby, and (d) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Companies in connection with any sale bonuses, retention payments or any other change-of-control or similar obligations or other amounts paid to any Person at or prior to the Closing. Notwithstanding the foregoing, Transaction Expenses shall not include (i) any such amounts to the extent they are taken into account in the calculation of Net Working Capital or included in Indebtedness, or (ii) any such amounts incurred by the Companies solely due to the Buyer or the Companies’ actions taken after Closing.
“Transferred Real Property Lease”: The leases listed in Schedule 3.12(b), which shall be transferred by an Asset Seller to the Buyer in connection with this Agreement and the transactions contemplated hereby.
“Union”: Any labor union, works council, labor organization, trade union or other employee representative.
“Union Employee”: Any employee of a Company who is subject to a Collective Bargaining Agreement or otherwise is represented by a Union.
“Willful Breach”: Any material breach of a representation, warranty, covenant or agreement set forth in this Agreement that is a consequence any deliberate act or failure to act by the breaching Party, which act or failure to take such act would, or would be reasonably expected to, cause a material breach of a representation, warranty, covenant or agreement set forth in this Agreement, whereby the Party taking such action or failure to act is aware (or should reasonably be aware) that such act or failure to act constitutes a breach of such covenant or other agreement.
(b)Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Adjustment Escrow Account	1.2(e)
Affiliate Agreements	3.24
Agreement	Preamble
Applicable Accounting Principles	1.2(a)
ARRCS	6.14(a)(i)
Asset Sellers	Preamble
Audit Group	3.6
Authorized Action	11.13(c)

Balance Sheet	3.6
Balance Sheet Date	3.6
Binder Agreement	9.5(a)
Bulk Transfer Statutes	6.10
Business Systems	3.20
Buyer	Preamble
Buyer Excluded Claims	6.16(a)
Buyer Indemnified Parties	9.2
Buyer Parent	Preamble
Buyer Plans	6.5(c)
Buyer Released Claims	6.16(b)
Buyer Releasee	6.16(a)
Buyer Releasor	6.16(b)
Buyer’s Proposed Calculations	1.3(a)
CapEx Closing Statement	1.3(a)
CERCLA	definition of “Environmental Laws”
Change in Control Agreements	2.2(h)
Claim Information	9.4(a)
Closing	2.1
Closing Date	2.1
Companies	Recitals
Confidentiality Agreement	6.3(a)
Continuing Employee	6.5(b)
Cooperation Default	6.13(a)(vi)
D&O Indemnified Persons	6.8(a)
D&O Provisions	6.8(a)
Deficiency	6.10
Dispute Notice	1.3(b)
Division	6.10
Drop-Dead Date	8.1(b)(i)

Employee Sessions	6.5(g)
Employment Matters	6.5(g)
Engineering Control	6.14(a)(i)
Environmental Permits	3.13(c)
Equity Sellers	Preamble
ERISA Affiliate	3.18(a)
Escrow Agent	1.2(e)
Escrow Agreement	1.2(e)
Final Adjustment	1.3(c)
Final Closing Statement	1.3(a)
Financial Statements	3.6
Former Seller Party	11.13(a)
Founders	Preamble
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Indemnity Escrow Account	1.2(e)
Independent Accounting Firm	1.3(b)
Initial Closing Statement	1.2(a)
Institutional Control	6.14(a)(i)
Interim Period	6.1(a)
Inventory	3.27
ISRA Cases	6.14(a)(i)
ISRA RAO(s)	6.14(a)(i)
Labor Laws	3.22(j)
Leased Real Property	3.12(b)
Legal Advisors	11.14(a)
LOI	11.3
Losses	6.5(e)
Material Contracts	3.16(a)
Measurement Time	2.1
NJ Purchased Interests	Recitals

NJDEP	6.14(a)(i)
Non-assignable Asset	1.1(e)
Offer Employee	6.5(a)
Other Monetary Obligations	Annex B
Owned Real Property	3.12(a)
PA Purchased Interests	Recitals
Parties	Preamble
Permits	3.10(b)
PNO	4.7(a)
Pre-Closing Tax Returns	6.4(a)
Privileged Communication	11.14(a)
Proceeding	3.9
Purchase Price Allocation	1.6
Purchased Assets	Recitals
Purchased Interests	Recitals
Purchased Real Property	3.12(a)
RAO	6.14(a)(i)
Real Property Leases	3.12(b)
Remaining Disputed Items	1.3(b)
Required Consent	2.2(c)
Restrictive Covenants	6.6(b)
Restrictive Period	6.6(e)
Restrictive Territory	6.6(b)
RWI Policy	9.4(a)
RWI Policy Costs	9.4(b)
Sales Tax Resale Certificates	2.3(i)
Scheduled Real Property	3.13(a)
Securities Act	5.10
Buyer Excluded Claims	6.16(b)
Seller Cure Period	6.13(a)(vi)
Seller Group	11.14(a)

Seller Indemnified Parties	9.2(b)
Seller Plans	3.18(a)
Seller Released Claims	6.16(a)
Seller Releasee	6.16(b)
Seller Releasor	6.16(a)
Sellers	Preamble
Sellers’ LSRP	6.14(a)(i)
Sellers’ Proposed Calculations	1.3(b)
Sellers’ Representative	Preamble
Sellers’ Representative Account	11.13(a)
Sellers’ Representative Expenses	11.13(d)
Settlement Statement	2.2(p)(vi)
SMC	Preamble
SRC	Preamble
Stavola NJ	Preamble
Stavola NJ Companies	Recitals
Stavola PA	Preamble
Stavola PA Companies	Recitals
STC	Preamble
Successor Selling Party	11.13(a)
Surety Bonds	3.34
Tax Audit	6.4(b)
Tax Claim	6.10(d)
Tax Escrow	6.10(d)
Tax Escrow Agent	6.10(d)
Tax Notification	6.10(d)
Termination Fee	Annex B
Third-Party Claim	9.4(a)
Transfer Taxes	6.4(d)
Transferred Employee	6.5(a)
Transition Period	6.15

Waiving Parties	11.14(a)
Warn Act	3.22(j)
Warranty	3.31(b)

Article 11.
GENERAL
11.1Expenses. All fees, costs and expenses of the preparation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, attorneys’, accountants’ and outside advisers’ fees, costs and expenses, shall be borne by (a) the Buyer, if incurred for the Buyer’s or its Affiliate’s account, or (b) the Sellers, if incurred for the account of the Sellers, the Sellers’ Representative, the Founders, the Companies or their respective Affiliates; provided, that notwithstanding the foregoing, (i) the Buyer shall be responsible for the payment of all RWI Policy Costs, including any associated deductible or retention amounts under the RWI Policy referenced in Section 8.2(b), and (ii) the Buyer shall pay the fees referenced in Section 8.2(c) and Section 8.2(d), if applicable.
11.2Notices. All notices, demands and other communications hereunder shall be in writing or by e-mail transmission, and may be delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by e-mail with confirmation of receipt, as follows (or to such other address as the applicable party may furnish to the other parties in writing):
If to the Sellers’ Representative, the Sellers, the Founders or, prior to the Closing, the Companies, to:
Stavola Holding Corporation
c/o Stavola Realty Company
620 Tinton Avenue, Building B, Suite 200
Tinton Falls, New Jersey 07724
Attention: Joseph C. Stavola III, President
Email: jcstavola@stavola.com
with a copy sent contemporaneously to (which shall not constitute notice):
Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attention: Robert E. Schiappacasse, Esq.
Email: rschiappacasse@sillscummis.com

If to the Buyer or, following the Closing, the Companies, to:
Arcosa, Inc.
500 North Akard St., Suite 400
Dallas, Texas 75201
Attention:    Reid Essl
    Mark Elmore
Email: Reid.Essl@arcosa.com
    Mark.Elmore@arcosa.com
with a copy sent contemporaneously to (which shall not constitute notice):
Kirkland & Ellis LLP
4550 Travis Street
Dallas, Texas 75205
Attention:    Kevin T. Crews, P.C.
    Jennifer R. Gasser
Email: kevin.crews@kirkland.com
jennifer.gasser@kirkland.com
Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by a nationally recognized overnight courier (receipt requested), on the Business Day of delivery, (c) if mailed, three (3) Business Days after being mailed as described above, and (d) if sent by email, on the date sent (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.
11.3Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (including the Annexes, Exhibits and Schedules hereto and thereto), contain the entire understanding of the Parties, supersedes all prior agreements and understandings relating to the subject matter hereof (including without limitation the initial letter of intent, dated as of April 17, 2024, by and between Buyer and the Companies and the exclusive offer letter, dated as of April 29, 2024, by and between the Buyer and the Companies, in each case as may be amended, and in each case which shall automatically terminate as of the date hereof (the “LOI”)), subject to the continuing obligation to pay the fees referenced in Section 8.2(c) and Section 8.2(d), if applicable, and shall not be amended except by a written instrument hereafter signed by the Buyer and the Sellers’ Representative. Notwithstanding the foregoing, Section 11.4 and Section 11.15 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 11.15) may not be modified, waived or terminated in a manner that is adverse to any Debt Financing Source without the prior written consent of the Debt Financing Sources.
11.4Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)Except as set forth in Section 11.15, this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)EXCEPT AS SET FORTH IN SECTION 11.15, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED SOLELY IN THE DELAWARE COURT OF CHANCERY, UNLESS THE DELAWARE COURT OF CHANCERY LACKS JURISDICTION, IN WHICH CASE ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE BROUGHT IN SUCH STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN NEW CASTLE COUNTY, AND ALL OBJECTIONS TO PERSONAL JURISDICTION AND VENUE IN ANY SUCH SUIT, ACTION OR PROCEEDING SO COMMENCED ARE HEREBY EXPRESSLY WAIVED BY ALL PARTIES HERETO.
(c)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4(c).
11.5Specific Performance.
(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (or any Party threatens such a breach), and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, subject to Section 11.5(b), it is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other Parties, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any Party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such Party is entitled at law or in equity.
(b)Notwithstanding the foregoing or anything in this Agreement to the contrary, none of the Parties, other than the Buyer, shall be entitled to any equitable rights or remedies, including specific performance, until Closing has occurred, at which time all of the Parties shall be entitled to the specific performance and other equitable rights and remedies set forth in Section 11.5(a); provided that notwithstanding the foregoing or anything in this Agreement to the contrary, the Sellers and the Founders shall at all times be entitled to equitable rights or remedies, including specific performance, in the event of any breach of Section 6.3(a).
11.6Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any Party hereunder shall be assignable or transferable by such Party without the prior written consent of the Sellers’ Representative, in the case of an assignment by the Buyer, or the Buyer, in the case of an assignment by a Seller or an Founder; provided, however, that (a) effective upon the Closing, the Buyer may collaterally assign its rights and obligations hereunder to any Person providing financing to the Buyer for the purchase of the Purchased Interests and Purchased Assets hereunder, and (b) no assignment shall limit the assignor’s obligations hereunder.
11.7Further Assurances. After the Closing, upon request of the Buyer, on the one hand, or the Sellers’ Representative, on the other hand, and at such requesting Party’s expense (unless otherwise expressly provided for herein), the Buyer or the Sellers, as the case may be, shall (and shall cause their Affiliates to) execute, acknowledge and deliver such other instruments of sale, assignment, conveyance and transfer and shall take all such other action as may be reasonably required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including to more effectively transfer to and vest in the Buyer, and to put the Buyer in possession of, the Purchased Interests and Purchased Assets as provided in this Agreement. Notwithstanding the foregoing, Sellers shall use their reasonable best efforts to (a) secure, or assist the Buyer in securing, any Required Consents from any Person or Governmental Authority which may be required for the consummation of the transactions contemplated by this Agreement and the continued operation of the Business after the Closing and (b) assist the Buyer with the matters referenced on Schedule 11.7(b).
11.8No Implied Rights. Except as expressly contemplated in other provisions of this Agreement, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
11.9Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf) or DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.
11.10Public Statements or Releases. The initial press release regarding this Agreement and the transactions contemplated hereby shall be reasonably agreed upon by the Parties. No Party nor any of its Affiliates shall issue or cause the publication of any other press release or make any other public announcement with respect to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of (a) the Sellers’ Representative, in the case of a press release or other public announcement by the Buyer or its Affiliate, or (b) the Buyer, in the case of a press release or other public announcement by the Sellers, the Founders or their Affiliates; provided, however, that for the avoidance of doubt, the Parties may make disclosures that in the reasonable opinion of their counsel are required by Law, and the Buyer and its Affiliates may make filings and disclosures as the Buyer and its Affiliates may reasonably determine are necessary or appropriate to comply with the rules and regulations of any national securities exchange upon which the securities of such Party or its respective Affiliates are listed, and the Buyer and its Affiliates may make public announcements, including on investor or earnings calls, consistent in all material respects with such filings and disclosures; provided further that each Party will use commercially reasonable efforts to consult in good faith with the other Parties before making any such press release or announcement. For the avoidance of doubt, each Party may make announcements to their respective employees or other business relations that are not inconsistent in any material respect with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.
11.11Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.
11.12Interpretation; Schedules
(a)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” The words “or,” “either,” “and/or” and “any” in this Agreement shall not be exclusive. Any references to the masculine, feminine, or neuter gender shall include such other genders and any references to the singular or plural shall include the other, in each case unless the context otherwise requires. This Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law shall be deemed also to refer to all amendments thereto. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. Any date that falls on a date that is not a Business Day shall be deemed to refer to the next succeeding Business Day. All references to “$” or “dollars” in this Agreement refer to the currency of the United States of America.
(b)All Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Schedules, or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the

Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of the revenant ARTICLES hereto; provided, that information disclosed on one section of the Schedules shall be deemed to be disclosed on another section of the Schedules or be deemed to be an exception to another representation and warranty in such relevant ARTICLES hereto, in each case, if the relevance of such information to such other section of the Schedules is reasonably apparent on its face. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement, or in any Schedule, Annex or Exhibit hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).
11.13Sellers’ Representative.
(a)By the execution of this Agreement, each Seller and Founder hereby irrevocably constitutes and appoints the Sellers’ Representative as the representative, agent, proxy, and attorney in fact for such Seller, the Owners and such Founder for all purposes authorized under this Agreement, including the full power and authority on such Seller’s, the Owners’ and such Founder’s behalf (i) to consummate the transactions contemplated herein; (ii) to incur and pay Sellers’ Representative Expenses (whether incurred or paid on or after the date hereof); (iii) to disburse any funds received hereunder to such Seller or the Owners (including from the Tax Escrow); (iv) to endorse and deliver any certificates or instruments representing the Purchased Interests and execute such further instruments of assignment or transfer of the Purchased Interests or Purchased Assets as the Buyer shall reasonably request; (v) to execute and deliver, as the Sellers’ Representative, on behalf of such Seller or Founder any amendment or waiver hereto and any other agreements contemplated hereby; (vi) (A) to dispute or refrain from disputing, or to deliver instructions, on behalf of such Seller or Founder relative to any amounts to be received by such Seller or the Owners under this Agreement or any other agreement contemplated hereby, any claim made by the Buyer under this Agreement or any other agreement contemplated hereby, (B) to negotiate and compromise, on behalf of such Seller or Founder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, including under the Escrow Agreement, (C) to execute, on behalf of such Seller or Founder, any settlement agreement, release or other document with respect to such dispute or remedy, and (D) to establish an interest-bearing bank account (the “Sellers’ Representative Account”) in the initial amount held back by the Sellers’ Representative out of the Purchase Price under Section 1.5 to provide the Sellers’ Representative a source of funds to pay Sellers’ Representative Expenses and for all other purposes specified or contemplated by this Section 11.13 (it being understood that the Sellers’ Representative Account shall be for the sole benefit of the Sellers’ Representative and the Sellers, and that Buyer shall not have any right to receive payment from such account or any other right of any kind or nature with respect thereto); (vii) to engage, consult with and receive services from attorneys, accountants, agents or consultants on behalf of Seller or Founder in connection with this Agreement or any other agreement contemplated hereby and pay any fees relating thereto (on behalf of the Sellers, Owners and Founders); (viii) to take all other actions to be taken by or on behalf of such Seller, the Owners or such Founder in connection herewith; and (ix) to do each and every act and exercise any and all rights which the Sellers, Owners and Founders individually or collectively are permitted or required to do or exercise under this Agreement or any other document contemplated hereby; provided, however, that, notwithstanding the foregoing, the Sellers’ Representative shall not have the authority to agree to any amendment of this Agreement or enter into any agreement or take any of the foregoing actions that would disproportionately favor any Seller or Owner over any other Seller or Owner or materially and adversely affect the Sellers and Owners, in the aggregate, including, without limitation, the expansion of the covenant of any Founder under Section 6.6. Each of the Sellers and Founders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any such Seller or Founder. If any Seller or Founder dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Seller or Founder being a “Former Seller Party”) and, as a result, the agency and power of attorney conferred by this Section 11.13(a) is revoked by operation of law, it shall not be a breach by such Former Selling Party under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Selling Party (each a “Successor Selling Party”) confirms the appointment of the Sellers’ Representative as agent and attorney-in-fact for such Successor Selling Party. All decisions and actions by the Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all Sellers and Founders, and none of the Sellers, Owners or Founders shall have the right to object, dissent, and protest or otherwise contest the same.
(b)In the event of the bankruptcy or dissolution of the Sellers’ Representative, the Sellers and Founders shall appoint a substitute Person (which may or may not be a Seller or a Founder) to act as “Sellers’ Representative” hereunder with all rights, powers and authority to act on behalf of the Sellers and Founders as the initial Sellers’ Representative has pursuant to this Section 11.13, subject to the approval of a simple majority of the Founders. The Sellers’ Representative agrees that he, she or it shall not voluntarily resign as Sellers’ Representative without providing to the Buyer and each of the Sellers and Founders prior written notice of his, her or its intention to do so. Such notice shall include a substitute Person (which may or may not be a Seller or a Founder) appointed by the Sellers’ Representative to act as “Sellers’ Representative” hereunder with all rights, powers and authority to act on behalf of the Sellers and Founders as the initial Sellers’ Representative has pursuant to this Section 11.13, subject to the approval of a simple majority of the Founders.
(c)The Parties agree that any notice given to the Sellers’ Representative under this Agreement will constitute notice to each and all of the Sellers and the Founders at the time notice is given to the Sellers’ Representative. Any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Sellers and the Founders. Each Seller and Founder agrees that the Buyer and any and all other Persons shall be entitled to rely on any action taken by the Sellers’ Representative on behalf such Sellers or Founder pursuant to Section 11.13(a) (an “Authorized Action”), and that each Authorized Action shall be binding on each such Seller and Founder as fully as if such Seller and Founder had taken such Authorized Action. The Buyer agrees that the Sellers’ Representative, as the representative of the Sellers and the Openers hereunder, shall have no liability to the Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a court of competent jurisdiction to have constituted fraud or willful misconduct. Each of the Founders agrees, on behalf of the Owners, that each of the Owners shall severally, but not jointly, based on such Owner’s Pro Rata Interest, as set forth on Schedule 1.5 hereto, indemnify and hold harmless, the Sellers’ Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Sellers’ Representative’s execution and performance (solely in his, her or its capacity as the Sellers’ Representative and not in his, her or its capacity as a Seller or Owner, if applicable) of this Agreement and any other agreement contemplated hereby, except to the extent that such execution and performance is found by a court of competent jurisdiction to have constituted fraud or willful misconduct by the Sellers’ Representative. The Sellers’ Representative may, in all questions arising under this Agreement or any other agreement contemplated hereby, rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative will not be liable to the Sellers, the Owners or the Founders. In no event will the Sellers’ Representative (solely in his, her or its capacity as the Sellers’ Representative and not in his, her or its capacity as a Seller or Owner) be liable hereunder or in connection herewith to any of the Sellers or the Founders for any indirect, punitive, special or consequential damages.
(d)All fees, expenses or liabilities incurred by the Sellers’ Representative in connection with the exercise of any power or authority hereby conferred on the Sellers’ Representative under this Agreement or any other agreement contemplated hereby, shall be reimbursed to the Sellers’ Representative by the Owners severally, but not jointly, based on such Owner’s Pro Rata Interest, as set forth on Schedule 1.5 hereto, upon request (such fees, expenses and liabilities, including any legal and other fees and expenses incurred to enforce the rights and remedies of the Sellers’ Representative hereunder, related solely to the transactions contemplated hereunder, being referred to collectively as “Sellers’ Representative Expenses”). Without limiting the Sellers’ Representative’s right to recover Shareholder Representative Expenses directly from the Owners, the Sellers and the Founders agree that the Representative shall have the right to use the entirety of the funds in the Sellers’ Representative Account to fund Sellers’ Representative Expenses and to satisfy, settle or otherwise manage in any way any and all obligations of the Sellers and the Founders under the this Agreement or the other agreements contemplated hereby, it being agreed by the Sellers and the Founders that at any time and from time to time, the Sellers’ Representative shall have the right to unilaterally disburse all or a portion of the then remaining funds in the Sellers’ Representative Account to the appropriate Persons to fund or reimburse Sellers’ Representative Expenses, satisfy, settle or otherwise manage in any way such obligations of the Sellers and the Founders and/or make distributions or cause distributions to be made from the Sellers’ Representative Account to (or as directed by) the Sellers.
(e)The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, Owner or Founder, except in respect of amounts received on behalf of such Seller or Owner, as the case may be. The Sellers’ Representative shall not be liable to any Seller, Owner or Founder for any action taken or omitted by him, her or it or any agent employed by him, her or it hereunder or under any other document entered into in connection herewith, except that the Sellers’ Representative shall not be relieved of any liability that is found by a court of competent jurisdiction to have constituted fraud or willful misconduct. The Sellers’ Representative shall not be liable to any Seller, Owner or Founder for any apportionment or distribution of payments made by the Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller or Owner to whom payment was due, but not made, shall be to recover from the other Sellers or Owners any payment in excess of the amount to which they are determined to have been entitled. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Sellers’ Representative nor any agent employed by him, her or it shall incur any liability to any Seller, Owner or Founder by virtue of the failure or refusal of the Sellers’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of his, her or its other duties hereunder, except for actions or omissions that are found by a court of competent jurisdiction to have constituted fraud or bad faith. All of the indemnities, reimbursement obligations, immunities and powers granted to the Sellers’ Representative under this Section 11.13 shall survive the Closing Date and/or any termination of this Agreement and any other agreement contemplated hereby.
(f)The Board of Directors of the Sellers’ Representative in its capacity as such, and not individually, shall (i) act on behalf of the Seller’s Representative in all respects, and (ii) be entitled to all of the protections and rights afforded to the Seller’s Representative hereunder, under the Governing Documents of the Sellers’ Representative and by operation of Law.
11.14Waiver of Conflicts.
(a)The Buyer hereby agrees, on behalf of itself, its Affiliates and its and their respective directors, members, partners, officers and employees (including, following the Closing, the Companies), and their respective successors and assigns (all such parties, the “Waiving Parties”), that Sills Cummis & Gross P.C. (or any successor) (the “Legal Advisors”) may represent any or all of the Sellers or the Founders, or any of their respective directors, members, partners, officers, employees, trustees or Affiliates (collectively, the “Seller Group”) in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby adverse to the Waiving Parties or any other Person, notwithstanding its representation (or any continued representation) of the Companies. The Buyer, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.
(b)The Buyer, on behalf of its itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications, written or oral, between any Company or any Person in the Seller Group and its counsel, including the Legal Advisors, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Buyer or any Company (or if held by a Company at Closing shall be deemed to have been transferred and assigned to the Sellers) notwithstanding purchase and sale of the Companies or the Transferred Assets, and instead survive, remain with and arc controlled by the Sellers (the “Privileged Communications”), without any waiver thereof.

(c)The Buyer, on behalf of itself and the Waiving Parties, hereby further agrees (i) that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of a Company or otherwise (including in the knowledge of the officers and employees), in any dispute or other Proceeding against or involving any of the Parties after the Closing, (ii) not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of a Company or otherwise (including in the knowledge of the officers and employees) and (iii) not to take any action that would result in any subsequent waiver of the privilege respecting the Privileged Communications.
(d)The Legal Advisors are express third-party beneficiaries of, and may enforce, any of the provisions in this Section 11.14.
11.15Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its respective controlled Affiliates hereby: (a) agrees that any action, cause of action, claim, cross-claim or third-party claim, suit, investigation or any other proceeding of any kind or description (whether in law or in equity, whether in contract or in tort or otherwise), involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each Party irrevocably submits itself and its property with respect to any such action, cause of action, claim, cross-claim or third-party claim, suit, investigation or proceeding (except to the extent (a) relating to the interpretation of any provision of this Agreement or (b) expressly specified otherwise in any agreements entered into in connection with the Debt Financing) to the exclusive jurisdiction of such Subject Court and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, (b) agrees not to bring or support or permit any of its respective controlled Affiliates to bring or support any action, cause of action, claim, cross-claim or third-party claim, suit, investigation or any other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, cause of action, claim, cross-claim or third-party claim, suit, investigation or other proceeding of any kind or description in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Sources will have any liability to any of the Sellers or Owners or their respective controlled Affiliates relating to or arising out of this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Sellers or Founders or their respective controlled Affiliates shall bring or support any legal action, including any action, cause of action, claim, cross-claim or third-party claim, suit, investigation or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action, cause of action, claim, cross-claim or third-party claim, suit, investigation or any other proceeding of any kind or description involving any Debt Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, (g) agree that service of process upon any Party in any such action, cause of action, claim, cross-claim or third-party claim, suit, investigation or any other proceeding shall be effective if notice is given in accordance with Section 11.2, (h) agree that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature and (i) agrees (x) that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions in this Section 11.15 (or the definitions of any terms used in this Section 11.15), Section 11.3 and Section 11.4 and (y) to the extent any amendments to any such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would not modify the substance of this Section 11.15) are adverse to the Debt Financing Sources, such provisions shall not be amended or waived in any way without the prior written consent of the Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 11.15 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement between a Debt Financing Source and such Party.
11.16Buyer Parent Guarantor.
(a)In consideration of, and as an inducement to, the execution and delivery of this Agreement by the Sellers and the Founders, and as a material inducement of such execution and delivery, the Buyer Parent hereby unconditionally, absolutely, continuingly and irrevocably guarantees to the Sellers and the Founders (on behalf of the Owners) the full, complete, and timely payment and performance by the Buyer of all of the obligations, liabilities of the Buyer arising under or in connection with this Agreement and the Ancillary Agreements, in accordance with their terms. The Buyer Parent consents and agrees that if the Buyer shall fail to pay in full when due any of Buyer’s obligations hereunder, the Buyer Parent shall promptly (but in no event more than two (2) Business Days after the due date) pay the same, at the place and in the manner specified herein. This is a guaranty of payment and performance and not of collection. The Buyer Parent hereby agrees that (i) no formal change, amendment, modification, or waiver of any terms or conditions of this Agreement or any Ancillary Agreement, (ii) no extension in whole or in part of the time for the performance by the Buyer of its liabilities under this Agreement or any Ancillary Agreement, (iii) no settlement, compromise, release, surrender, modification, or impairment of, or exercise or failure to exercise any claim, right, or remedy of any kind or nature in connection with this Agreement or any Ancillary Agreement, and (iv) no voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of the Buyer or the marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings or any other inability to pay or perform affecting the Buyer or any of its assets, in each case shall affect, impair, or discharge, in whole or in part, the liability of the Buyer Parent for the full, prompt, and unconditional performance of the liabilities of the Buyer under this Agreement and the Ancillary Agreements.
(b)The liability of the Buyer Parent under this Agreement is absolute, unconditional, and irrevocable, irrespective of any circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The Buyer Parent agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any obligation under this guaranty is voided, rescinded, or recovered, or must otherwise be returned by the Sellers’ Representative, a Seller, an Owner or any other party upon the insolvency, bankruptcy, or reorganization of the Buyer. This guarantee of the Buyer Parent shall be a continuing guarantee shall remain in full force and effect until the liabilities and obligations of the Buyer under this Agreement and the Ancillary Agreements are discharged and paid in full or cease to be liabilities or obligations pursuant to the terms of this Agreement (whether by termination of this Agreement or otherwise) and the Ancillary Agreements. The Buyer Parent waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Buyer in connection with the performance of its obligations set forth in this Section 11.16. This guarantee shall be binding upon and inure to the benefit of the Sellers and the Founders (on behalf of the Owners) and their respective successors and assigns, and the Buyer Parent may not, without the prior written consent of the Sellers’ Representative, assign any of its obligations under this guarantee.
(c)The Buyer Parent represents and warrants that: (i) the Buyer Parent, directly or indirectly, owns all of the issued and outstanding membership interests of the Buyer, (ii) the Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (iii) the Buyer Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iv) the execution, delivery and performance by the Buyer Parent of this Agreement have been duly and validly authorized by the Buyer Parent, and no other corporate act or proceeding on the part of the Buyer Parent, its board of directors or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement, (v) this Agreement has been duly executed and delivered by the Buyer Parent, and this Agreement constitutes a valid and legally binding obligation of the Buyer Parent, enforceable against it in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (vi) the Buyer Parent has sufficient cash on hand or other sources of immediately available funds to enable it to guarantee all amounts payable by the Buyer under this Agreement and the Ancillary Agreements.
[Signature Pages Follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Membership Interest Purchase Agreement to be duly executed and delivered as of the date and year first above written.
SELLERS:
STAVOLA HOLDING CORPORATION

By: /s/ Joseph C. Stavola III
Name: Joseph C. Stavola III
Title: President

STAVOLA HOLDINGS PENNSYLVANIA, LLC

By: /s/ Joseph C. Stavola III
Name: Joseph C. Stavola III
Title: President

STAVOLA TRUCKING COMPANY, INC.,

By: /s/ Joseph C. Stavola III
Name: Joseph C. Stavola III
Title: President

STAVOLA MANAGEMENT COMPANY, INC.,

By: /s/ Joseph C. Stavola III
Name: Joseph C. Stavola III
Title: President

STAVOLA REALTY COMPANY

By: /s/ Joseph C. Stavola III
Name: Joseph C. Stavola III
Title: President
Signature Page to Membership Interest and Asset Purchase Agreement

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Membership Interest and Asset Purchase Agreement to be duly executed and delivered as of the date and year first above written.
BUYER:
ARCOSA MS9, LLC

By:    /s/ Antonio Carrillo
Name:    Antonio Carrillo
Title:    President

Signature Page to Membership Interest and Asset Purchase Agreement

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Membership Interest and Asset Purchase Agreement to be duly executed and delivered as of the date and year first above written.
FOUNDERS, solely for purposes of Section 1.5, Article 4, Section 6.3(b), Section 6.6, Section 6.11, Section 6.15, Section 6.16, Article 7, Section 9.2(b), Section 11.5, Section 11.13 and, as necessary to give effect to these enumerated provisions, Article 10 and Article 11:

/s/ Alexander W. Stavola Alexander W. Stavola
/s/ David J. Stavola David J. Stavola
/s/ David J. Stavola, Jr. David J. Stavola, Jr.
/s/ James J. Stavola, Jr. James J. Stavola, Jr.
/s/ Joanne C. Stavola Joanne C. Stavola
/s/ John W. Stavola, III John W. Stavola, III
/s/ Joseph C. Stavola, III Joseph C. Stavola, III
/s/ Joseph C. Stavola, IV Joseph C. Stavola, IV
/s/ Linda L. Stavola Linda L. Stavola
/s/ Michael J. Stavola Michael J. Stavola
Signature Page to Membership Interest and Asset Purchase Agreement

/s/ Michele Stavola Margiotta Michele Stavola Margiotta
/s/ Patricia A. Willis Patricia A. Willis
/s/ Peter J. Stavola Peter J. Stavola
/s/ Richard J. Stavola Richard J. Stavola
/s/ Robert Stavola Robert Stavola
/s/ Thomas W. Stavola Thomas W. Stavola
/s/ Deneen Willis-Fayder Deneen Willis-Fayder
/s/ Donald J. Willis Donald J. Willis
/s/ James M. Stavola, Jr. James M. Stavola, Jr.
/s/ Jason Willis Jason Willis
/s/ Tammy Willis Tammy Willis

Signature Page to Membership Interest and Asset Purchase Agreement

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Membership Interest and Asset Purchase Agreement to be duly executed and delivered as of the date and year first above written.
SELLERS’ REPRESENTATIVE:

STAVOLA HOLDING CORPORATION

By: /s/ Joseph C. Stavola III
Name: Joseph C. Stavola III
Title: President

Signature Page to Membership Interest and Asset Purchase Agreement

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Membership Interest and Asset Purchase Agreement to be duly executed and delivered as of the date and year first above written.
BUYER PARENT:

ARCOSA, INC., solely for purposes of Section 6.3(a), Section 11.16 and, as necessary to give effect to the enumerated provisions, Article 10 and Article 11

By:    /s/ Mark Elmore
Name:    Mark Elmore
Title:    Vice President and Corporate Secretary

Signature Page to Membership Interest and Asset Purchase Agreement